UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE FIRST MARBLEHEAD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED JULY 15, 2016

[—], 2016

Dear Stockholder:

We cordially invite you to attend a special meeting of the stockholders of The First Marblehead Corporation, a Delaware corporation, which we refer to as “we,” “us,” “First Marblehead” or the “Company,” to be held on [—], 2016 at [—], local time, at the offices of WilmerHale LLP, 60 State Street, Boston, Massachusetts 02109.

On June 2, 2016, the Company entered into an agreement and plan of merger, which we refer to as the merger agreement, with FP Resources USA Inc., a Delaware corporation, which we refer to as Parent, and FP Resources Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, which we refer to as Transitory Subsidiary, providing for the merger of Transitory Subsidiary with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. Parent is beneficially owned by John Carter Risley of Nova Scotia, Canada, who, as of June 6, 2016, may be deemed to beneficially own approximately 24% of the outstanding shares of the Company’s common stock due to his beneficial ownership of approximately 14.9% of the outstanding shares of the Company’s common stock held by his affiliated entities and certain voting rights with respect to an additional approximately 9.2% of the outstanding shares of the Company’s common stock granted to Parent under a company stockholders agreement (described in more detail on page 89 of the accompanying proxy statement).

At the special meeting, you will be asked to consider and vote on the following matters:

•	a proposal to adopt the merger agreement;

•	a proposal to approve, on a nonbinding advisory basis, the “golden parachute” compensation that may be payable to our named executive officers in connection with the merger as reported in the Golden Parachute Compensation section beginning on page 61 of the accompanying proxy statement; and

•	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement.

Stockholders will also act on any other business that may properly come before the special meeting.

If the merger is consummated, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger will, other than as provided below, be converted into the right to receive $5.05 in cash, without interest and subject to deduction for any required withholding tax. We refer to this consideration per share of Company common stock to be paid in the merger as the merger consideration. The following shares of Company common stock will not be converted into the right to receive the merger consideration in connection with the merger: (a) shares held by any of our stockholders who are entitled to, and who do not, vote in favor of the proposal to adopt the merger agreement and who otherwise properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, (b) shares held in the treasury of the Company and (c) shares owned by Parent, Transitory Subsidiary or any wholly owned subsidiary of Parent or Transitory Subsidiary. The merger consideration of $5.05 per share of Company common stock represents a premium of approximately 30.5% over the closing price per share of the Company’s common stock on the New York Stock Exchange on June 2, 2016, the last full trading day before the public announcement of the execution of the merger agreement, and a premium of approximately 43.9% over the closing price per share of the Company’s common stock on the New York Stock Exchange on March 24, 2016, the last full trading day before the public disclosure of exploratory discussions between Mr. Risley and the Company regarding Mr. Risley’s potential acquisition of the Company.

The board of directors of the Company, which we refer to as the board of directors, upon the unanimous recommendation of its committee of independent directors, has unanimously approved the merger agreement and recommends that all Company stockholders vote in favor of the proposal to adopt the merger agreement. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the shares of Company common stock that are issued and outstanding as of the record date.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. You may revoke your proxy at any time before it is exercised at the special meeting by delivering a properly executed proxy card bearing a later date or a written revocation of your proxy to the Company’s Secretary before the start of the special meeting, submitting a later-dated proxy electronically via the Internet or telephonically, or by attending the special meeting and voting in person. Attending the special meeting will not, in itself, revoke a previously submitted proxy. To revoke a proxy in person at the special meeting, you must obtain a ballot and vote in person at the special meeting. The failure to vote your shares of Company common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Company common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

Under Delaware law, if the merger is completed, holders of Company common stock who do not vote in favor of adoption of the merger agreement and satisfy other conditions set forth in Section 262 of the General Corporation Law of the State of Delaware will have the right to seek an appraisal by the Delaware Court of Chancery of the fair value of their shares. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares prior to the stockholder vote to adopt the merger agreement, you must not vote in favor of adoption of the merger agreement and you must comply with other Delaware law procedures set forth in Section 262 of the General Corporation Law of the State of Delaware and explained in the accompanying proxy statement. See “Appraisal Rights” beginning on page 97 of the accompanying proxy statement and Annex E to the accompanying proxy statement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. We encourage you to carefully read the entire proxy statement and its annexes, including the merger agreement. You also may obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission by following the instructions listed in the section of the accompanying proxy statement entitled “Where You Can Find More Information.”

If you have any questions or need assistance voting your shares of Company common stock, please contact MacKenzie Partners, Inc., the Company’s proxy solicitor, by telephone toll-free at (800) 322-2885 or collect at (212) 929-5500 or by email to proxy@mackenziepartners.com.

Thank you in advance for your cooperation and continued support.

Sincerely,

Daniel Meyers

Chairman of the Board of Directors and Chief Executive Officer

The accompanying proxy statement is dated [—], 2016 and is first being mailed to our stockholders on or about [—], 2016.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY OR BY COMPLETING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES OF COMPANY COMMON STOCK AT THIS TIME. IF THE MERGER AGREEMENT IS ADOPTED AND THE MERGER IS COMPLETED, YOU WILL RECEIVE A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS TO SURRENDER YOUR STOCK CERTIFICATES.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED JULY 15, 2016

THE FIRST MARBLEHEAD CORPORATION

One Cabot Road, Suite 200

Medford, Massachusetts 02155

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Time and Date	[—], local time, on [—],[—], 2016

Place	Offices of WilmerHale LLP

60 State Street

Boston, Massachusetts 02109

Directions to the offices of WilmerHale LLP are available by visiting

[—]

Items of Business	1.	To consider and vote on:

•	a proposal to adopt the Agreement and Plan of Merger, dated as of June 2, 2016, as it may be amended from time to time, which we refer to as the merger agreement, by and among The First Marblehead Corporation, which we refer to as the Company, FP Resources USA Inc., a Delaware corporation, which we refer to as Parent, and FP Resources Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement;

•	a proposal to approve, on a nonbinding advisory basis, the “golden parachute” compensation that may be payable to our named executive officers in connection with the merger as reported in the Golden Parachute Compensation section beginning on page 61 of the accompanying proxy statement; and

•	a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

2.	To transact such other business, if any, as may properly come before the special meeting or any adjournment thereof.

The board of directors has no knowledge of any other business to be transacted at the special meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on [—], 2016.

Proxy Voting

Your vote is very important, regardless of the number of shares of Company common stock you own. The merger and other transactions contemplated by the merger agreement cannot be consummated unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of Company common stock that are issued and outstanding as of the record date. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you do not attend the special meeting and fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote. As a beneficial owner of shares of Company common stock held in “street name,” you have the right to direct your bank, brokerage firm or other nominee on how to vote the shares in your account. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your bank, brokerage firm or other nominee.

Recommendation	The board of directors of the Company, which we refer to as the board of directors, upon the unanimous recommendation of its committee of independent directors, has unanimously approved the merger agreement and recommends that all Company stockholders vote in favor of the proposal to adopt the merger agreement. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Attendance	Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock. If you are the representative of a corporate or institutional stockholder, you must present proof that you are the representative of such stockholder.

Appraisal Rights

Under Delaware law, if the merger is completed, holders of Company common stock who do not vote in favor of adoption of the merger agreement and satisfy other conditions set forth in Section 262 of the General Corporation Law of the State of Delaware will have the right to seek an appraisal by the Delaware Court of Chancery of the fair value of their shares. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares prior to the stockholder vote to adopt the merger agreement, you must not vote in favor of adoption of the merger agreement and you must comply with other Delaware law procedures set forth in Section 262 of the General Corporation Law of the State of Delaware and explained in the accompanying proxy statement. See “Appraisal Rights” beginning on page 97 and Annex E of the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By order of the Board of Directors,
Suzanne Murray
Secretary

[—], 2016

Medford, Massachusetts

PROXY STATEMENT

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by the Company’s board of directors for use at the special meeting of stockholders described herein. This proxy statement and the enclosed proxy card or voting instruction form are first being mailed on or about [—], 2016 to our stockholders who owned shares of Company common stock as of the close of business on [—], 2016.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents we refer to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 103.

Parties to the Merger (Page 27)

In this proxy statement, we refer to the agreement and plan of merger, dated as of June 2, 2016, as it may be amended from time to time, among Parent, Transitory Subsidiary and the Company, as the merger agreement, and the merger of Transitory Subsidiary with and into the Company as the merger. The parties to the merger agreement and the merger are:

•	The First Marblehead Corporation, which we refer to as “we,” “us,” “First Marblehead” or the “Company,” is a Delaware corporation headquartered in Medford, Massachusetts. First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the Monogram® platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs. In addition, First Marblehead offers outsourced tuition planning, tuition billing, refund management and payment technology services for universities, colleges and secondary schools through its subsidiary Tuition Management Systems LLC.

•	FP Resources USA Inc., which we refer to as Parent, is a Delaware corporation that was formed by Mr. John Carter Risley and his affiliates solely for the purpose of holding the shares of the Company beneficially owned by Mr. Risley and his affiliated entities. Parent has not engaged in any business except for activities incidental to its formation, its purchases and sales of stock of the Company, and as contemplated by the merger agreement. Upon completion of the merger, the Company will be a direct wholly-owned subsidiary of Parent.

•	FP Resources Acquisition Corp., which we refer to as Transitory Subsidiary, is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Transitory Subsidiary is a wholly-owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Transitory Subsidiary will cease to exist and the Company will continue as the surviving corporation of the merger, which we refer to as the surviving corporation.

The Special Meeting (Page 22)

Time, Place and Purpose of the Special Meeting (Page 22)

The special meeting of the stockholders of the Company, which we refer to as the special meeting, will be held on [—], 2016, starting at [—], local time, at the offices of WilmerHale LLP, 60 State Street, Boston, Massachusetts 02109.

At the special meeting, holders, which we refer to as stockholders, of common stock of the Company, $0.01 par value per share, which we refer to as Company common stock, will be asked to consider and vote on:

•	a proposal to adopt the merger agreement;

•	a proposal to approve, on a nonbinding advisory basis, the “golden parachute” compensation that may be payable to our named executive officers in connection with the merger as reported in the Golden Parachute Compensation section beginning on page 61; and

•	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement.

Stockholders will also be asked to act on any other business that may properly come before the special meeting.

Record Date and Quorum (Page 22)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock as of the close of business on [—], 2016, which is the date we have set as the record date for the special meeting, and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were [—] shares of Company common stock outstanding and entitled to vote at the special meeting. A quorum is necessary to adopt the merger agreement and approve the nonbinding advisory proposal regarding “golden parachute” compensation at the special meeting. A majority of the shares of Company common stock that are issued and outstanding at the close of business on the record date, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. The special meeting may be adjourned whether or not a quorum is present.

Vote Required (Page 22)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of Company common stock that are issued and outstanding as of the record date.

Under our amended and restated by-laws, as amended, which we refer to as our by-laws, approval of the nonbinding advisory proposal regarding “golden parachute” compensation and approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, require the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the special meeting and voting on such matters.

Shares Owned by Our Directors and Executive Officers (Page 24)

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock, representing [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement, “FOR” approval of the advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In addition, pursuant to (a) a Company Stockholders Agreement entered into by Daniel Meyers, our Chairman of the Board of Directors and Chief Executive Officer, and Seth Gelber, our Managing Director, President and Chief Operating Officer, with Parent, which we refer to as the company stockholders agreement, and (b) a Parent Stockholder Agreement entered into by Parent with the Company, which we refer to as the parent stockholder agreement, each applicable stockholder has agreed to vote all shares of Company common stock held by him or it in favor of the adoption of the merger agreement and the other transactions contemplated thereby, representing in the aggregate approximately 24% of the issued and outstanding shares of Company common stock, subject to specified exceptions. See “Stockholders Agreements” beginning on page 89. A copy of the full text of each of the company stockholders agreement and the parent stockholder agreement is attached hereto as Annex B and Annex C, respectively.

Proxies and Revocation (Page 25)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you hold your shares of Company common stock in “street name,” please contact your bank, brokerage firm or other nominee for their instructions on how to vote your shares. Please note that if you are a beneficial owner of shares of Company common stock held in “street name” and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

If you fail to submit a proxy or to vote in person at the special meeting, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on approval of the advisory proposal regarding “golden parachute” compensation or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Secretary at The First Marblehead Corporation, One Cabot Road, Suite 200, Medford, Massachusetts 02155, which must be filed with the Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

The Merger (Page 29)

The merger agreement provides that Transitory Subsidiary will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is consummated, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 67)

In the merger, each share of Company common stock, other than as provided below, will be converted into the right to receive $5.05 in cash, without interest and subject to deduction for any required withholding tax. We refer to this consideration per share of Company common stock to be paid in the merger as the merger consideration. The following shares of Company common stock will not be converted into the right to receive the merger consideration in connection with the merger: (a) shares held by any of our stockholders who are entitled to, and who do not, vote in favor of the proposal to adopt the merger agreement and who otherwise properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, (b) shares held in the treasury of the Company and (c) shares owned by Parent, Transitory Subsidiary or any wholly owned subsidiary of Parent or Transitory Subsidiary. We sometimes refer to the shares described in the foregoing sentence, collectively, as the excluded shares.

Reasons for the Merger; Recommendation of the Board of Directors and the Independent Committee (Page 40)

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors and the Independent Committee,” the board of directors of the Company, which we refer to as the board of directors, upon the unanimous recommendation of its committee of independent directors, which we refer to as the independent committee, by a unanimous vote of all directors, (a) determined that the merger is fair to, and in the best interests of, the Company and its stockholders and declared the merger agreement advisable, (b) approved the merger and the merger agreement and the other transactions contemplated thereby, (c) authorized the Company to enter into and perform its obligations under the merger agreement, (d) resolved that the merger agreement be submitted for consideration by the stockholders at the special meeting, (e) recommended that our stockholders vote to adopt the merger agreement and (f) approved the company stockholders agreement and the parent stockholder agreement for purposes of Section 203 of the DGCL.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The independent committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in their recommendations with respect to the merger agreement. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 54.

The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Sandler O’Neill & Partners, L.P. (Page 43)

The independent committee retained Sandler O’Neill & Partners, L.P., which we refer to as Sandler O’Neill, to provide it with financial advisory services and a fairness opinion in connection with the proposed merger. The independent committee selected Sandler O’Neill to act as its financial advisor based on Sandler O’Neill’s qualifications, expertise and reputation and its knowledge of the business and affairs of the Company. At the meeting of the independent committee on June 2, 2016, Sandler O’Neill rendered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of June 2, 2016, and based upon and subject to the factors, limitations and assumptions set forth in the opinion, the merger consideration to be received by holders of Company common stock (other than Parent and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Sandler O’Neill, dated as of June 2, 2016, is attached hereto as Annex D. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Sandler O’Neill in rendering its opinion. We encourage you to read the entire opinion carefully and in its entirety. Sandler O’Neill’s opinion is directed to the independent committee and addresses only the fairness, from a financial point of view, of the merger consideration to be received by holders of Company common stock (other than Parent and its affiliates) pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation as to whether or not any holder of Company common stock should vote at any stockholder’s meeting held in connection with the merger or whether to take any other action with respect to the merger. The summary of the opinion of Sandler O’Neill set forth below under “The Merger—Opinion of Sandler O’Neill & Partners, L.P.” is qualified in its entirety by reference to the full text of the opinion.

Source of Funds for the Merger (Page 53)

Parent, Mr. Risley and the controlled entities anticipate that the total funds needed to complete the merger will be funded through a combination of some or all of:

•	existing cash on hand of Parent and/or cash made available to Parent by Mr. Risley and/or his affiliated entities;

•	net proceeds from any future equity or debt financings of Parent or another controlled entity; and/or

•	other sources available to Parent.

You should read “Parties to the Merger” beginning on page 27 for the definition of “controlled entities.”

Interests of Certain Persons in the Merger (Page 54)

In considering the recommendation of the board of directors with respect to the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally, as more fully described below. The board of directors and the independent committee were aware of these interests and considered them, among other matters, in reaching the determination that the terms and conditions of the merger and the merger agreement were fair to, advisable and in the best interests of the Company and its stockholders and in making their recommendations regarding approval and adoption of the merger and the merger agreement as described in “The Merger—Reasons for the Merger; Recommendation of the Board of Directors and the Independent Committee” beginning on page 40. These interests include:

•	Accelerated vesting of Company restricted stock units, and cash payments of $5.05 with respect to each Company restricted stock unit and Company director stock unit, which we refer to collectively as Company stock units;

•	Cash payments payable to executive officers of the Company pursuant to employment or letter agreements between the Company and such executive officers;

•	Entry into an employment agreement with Parent by each of Messrs. Meyers and Gelber; and

•	Continued indemnification and liability insurance for directors and officers following completion of the merger.

See “The Merger—Interests of Certain Persons in the Merger” beginning on page 54 for additional information.

Approval of “Golden Parachute” Compensation (page 61)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and Rule 14a-21(c) under the Exchange Act, we are providing stockholders with the opportunity to cast a nonbinding advisory vote with respect to certain payments that may be made to our named executive officers in connection with the merger, or “golden parachute” compensation, as reported in the Golden Parachute Compensation section beginning on page 61. The board of directors recommends that you vote “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation.

Approval of the proposal regarding “golden parachute” compensation requires the approval of a majority of the votes cast on this proposal. Approval of this proposal is not a condition to completion of the merger. The vote with respect to “golden parachute” compensation is an advisory vote and will not be binding on us. Therefore, regardless of whether stockholders approve the “golden parachute” compensation, if the merger agreement is adopted by the stockholders and the merger is completed, the “golden parachute” compensation will still be paid to our named executive officers to the extent payable in accordance with the terms of such compensation.

U.S. Federal Income Tax Consequences of the Merger (Page 62)

The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders and certain non-U.S. holders for U.S. federal income tax purposes. A U.S. holder (or a non-U.S. holder that is subject to U.S. federal income tax on its gain from the merger) who exchanges shares of Company common stock for cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the stockholder’s adjusted tax basis in such shares. This may also be a taxable transaction under applicable state, local and/or foreign income or other tax laws. You should read “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 62 for the definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state and local and/or foreign taxes.

Regulatory Approvals (Page 65)

The merger is not subject to the reporting and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and we are not aware of any other material regulatory consents that are required in connection with the merger. Under the terms of the merger agreement, the merger cannot be consummated if any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

The Merger Agreement (Page 66)

Merger Consideration (Page 67)

If the merger is completed, each share of Company common stock, other than the excluded shares, will be converted into the right to receive $5.05 in cash, without interest and subject to deduction for any required withholding tax.

Guarantee of Payment Obligations (Page 67)

Clearwater Fine Foods Incorporated, a Nova Scotia, Canada based, privately-held active investment/holding company with major investments in seafood harvesting and processing and an affiliate of Parent and Transitory Subsidiary that we refer to as Guarantor, has agreed to take all action necessary to cause Parent, Transitory Subsidiary or the surviving corporation, as applicable, to perform all of its agreements, covenants and obligations with respect to the payment of the merger consideration under the merger agreement.

Treatment of Company Stock Awards and Employee Stock Purchase Plan (Page 70)

Effective as of immediately prior to the effective time of the merger, each then-outstanding and unexercised option to purchase shares of Company common stock will vest in full and, as of the effective time of the merger, automatically be canceled and converted into the right to receive from the surviving corporation an amount of cash equal to the product of the total number of shares of Company common stock then underlying such Company stock option multiplied by the excess, if any, of the per share merger consideration over the exercise price per share of such Company stock option, without any interest thereon. In the event that the exercise price of any Company stock option is equal to or greater than the per share merger consideration, such Company stock option will be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

Effective as of immediately prior to the effective time of the merger, each Company restricted stock unit that is then outstanding and unvested will vest in full, and each Company stock unit for which shares of Company common stock have not been delivered as of immediately prior to the effective time of the merger will, as of the effective time of the merger, be canceled and converted into the right to receive from the surviving corporation an amount of cash equal to the product of the total number of shares of Company common stock then underlying such Company stock unit multiplied by the per share merger consideration.

The board of directors will terminate the Company’s employee stock purchase plan, which has been suspended indefinitely since fiscal 2008, prior to the effective time of the merger. During the period from the date of the merger agreement until the termination of the Company’s employee stock purchase plan in accordance with the merger agreement, we will not permit any offering periods to occur.

Restrictions on Solicitation of Other Offers (Page 76)

Under the merger agreement, during the period beginning on the date of the merger agreement until the earlier of receipt of the stockholder approval at the special meeting, which we sometimes refer to as the Company stockholder approval, or the termination of the merger agreement, neither the Company nor any of its subsidiaries may, and the Company may not authorize or permit any of its representatives to, directly or indirectly:

•	solicit, initiate, knowingly facilitate or knowingly encourage the making or completion of an acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal; or

•	other than informing persons of the existence of these restrictions, engage or participate in any negotiations or discussions concerning, or provide or cause to be provided any non-public information or data relating to the Company and its subsidiaries in connection with, an acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal.

Notwithstanding the restrictions described above, but subject to the Company’s compliance with its obligations under the merger agreement to provide notices to Parent concerning acquisition proposals, prior to receipt of the Company stockholder approval, the Company may, in response to an unsolicited bona fide written acquisition proposal received after the date of the merger agreement from a person making an acquisition proposal that the board of directors determines in good faith (after consultation with outside counsel and its financial advisors) is, or could reasonably be expected to lead to, a superior proposal, which person we refer to as a qualified person:

•	furnish information to the qualified person (and the representatives of such qualified person) pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the qualified person than the confidentiality agreement between Parent and the Company;

•	engage in discussions or negotiations (including solicitation of revised acquisition proposals) with such qualified person (and the representatives of such qualified person) regarding any such acquisition proposal; or

•	amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company common stock with such qualified person.

You should read “The Merger Agreement—Restrictions on Solicitation of Other Offers” beginning on page 76 for the definition of “acquisition proposal” and “superior proposal.”

Restrictions on Changes of Recommendation to Company Stockholders (Page 77)

Under the merger agreement, the board of directors must submit the merger agreement to the Company’s stockholders for adoption and must recommend that the Company’s stockholders vote in favor of adopting the merger agreement. Prior to the earlier of receipt of the Company stockholder approval or the termination of the merger agreement:

•	the board of directors may not (a) withhold, withdraw or modify, in a manner adverse to Parent or Transitory Subsidiary, or publicly propose to withhold, withdraw or modify, in a manner adverse to Parent or Transitory Subsidiary, its recommendation to the Company’s stockholders that the Company’s stockholders adopt the merger agreement at the special meeting or (b) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any acquisition proposal (each of which we refer to as a board recommendation change); and

•	the Company may not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any acquisition proposal (other than entering into a confidentiality agreement in the circumstances described above under “—Restrictions on Solicitations of Other Offers”).

However, prior to receipt of the Company stockholder approval, the board of directors may effect a board recommendation change:

•	if (a) the board of directors has determined that a superior proposal is outstanding; (b) the board of directors has determined in good faith (after consultation with outside legal counsel) that the failure to effect a board recommendation change would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law; (c) the Company has notified Parent in writing that it intends to effect a board recommendation change, describing in reasonable detail the reasons for such board recommendation change, which we refer to as a recommendation change notice; (d) if requested by Parent, the Company has made its representatives available to discuss with Parent’s representatives any proposed modifications to the terms and conditions of the merger agreement during the four business day period following delivery by the Company to Parent of such recommendation change notice; and (e) if Parent delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of the merger agreement during such four business day period, the board of directors has determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by Parent, that the failure to effect a board recommendation change would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law, it being understood between the parties to the merger agreement that any change to the financial terms or any material change to the other material terms of such superior proposal will require the Company to provide to Parent a new recommendation change notice and comply with these procedures, except that the four business day periods will be shortened to two business days; or

•

if (a) the board of directors has determined that, after the date of the merger agreement, it has become aware of any material development or change in circumstances, not relating to any acquisition proposal or certain matters involving the Massachusetts Appellate Tax Board and the Consumer Financial Protection Bureau, or the CFPB, that affects the business, assets or operations of the Company or any of its subsidiaries, which we refer to as an intervening event; (b) the board of directors has determined in good faith (after consultation with outside legal counsel) that, in light of such intervening event, the failure to effect a board recommendation change would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law; (c) the Company delivers to Parent a recommendation change notice; (d) if requested by Parent, the Company has made its representatives available to discuss with Parent’s representatives any proposed modifications to the terms and conditions of the merger agreement during the four business day period following delivery by the Company to Parent of such recommendation change notice; and (e) if Parent delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of the merger agreement during such four business day period, the board of directors has determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by Parent, that the failure to effect a board recommendation change would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law.

Conditions to the Merger (Page 84)

The obligation of the parties to consummate the merger is subject to the satisfaction or waiver of a number of conditions, including:

•	the Company’s stockholders shall have adopted the merger agreement at the special meeting;

•	no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•	each party’s respective representations and warranties in the merger agreement shall be true and correct as of the closing date, subject to specified exceptions; and

•	each party shall have performed in all material respects its obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger.

Termination (Page 84)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the Company stockholder approval has been obtained (with any termination by Parent also being an effective termination by Transitory Subsidiary) (except in the case of the first bullet below, by written notice by the terminating party to the other party):

•	by mutual written consent of Parent, Transitory Subsidiary and the Company;

•	by either Parent or the Company, if the effective time of the merger has not occurred on or before November 2, 2016, which we refer to as the outside date, except that a party to the merger agreement will not be permitted to terminate the merger agreement under this provision if the failure of the effective time of the merger to occur on or before the outside date is primarily attributable to the failure of such party (or any affiliate of such party) to perform in any material respect any covenant in the merger agreement required to be performed by such party (or any affiliate of such party) at or prior to the effective time of the merger;

•	by either Parent or the Company, if a governmental entity of competent jurisdiction has issued a nonappealable final order, judgment, injunction, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, except that a party to the merger agreement will not be permitted to terminate the merger agreement under this provision if the issuance of any such order, decree, ruling or other action is primarily attributable to the failure of such party (or any affiliate of such party) to perform in any material respect any covenant in the merger agreement required to be performed by such party (or any affiliate of such party) at or prior to the effective time of the merger;

•

by Parent or the Company, if the Company stockholder approval is not obtained at the special meeting, except that a party to the merger agreement will not be permitted to terminate the merger agreement under this provision if such failure to obtain the Company stockholder approval is primarily attributable to the failure of such party (or any affiliate of such party) to perform in any material respect any covenant in the merger agreement required to be performed by such party (or any affiliate of such party) at or prior to the effective time of the merger;

•	by Parent, if (a) the board of directors fails to recommend in this proxy statement the adoption of the merger agreement by the Company’s stockholders or changes its recommendation to the Company’s stockholders; (b) an acquisition proposal is publicly announced or otherwise made publicly known to the Company’s stockholders and, following the written request of Parent (which may be made not more than once with respect to any (i) acquisition proposal or (ii) change to the financial terms or material change to the other material terms of such acquisition proposal), the board of directors fails within 10 business days of such request to reaffirm its recommendation to the Company’s stockholders; (c) the board of directors approves, endorses or recommends to the Company’s stockholders an acquisition proposal (other than the merger); (d) a tender offer or exchange offer for outstanding shares of Company common stock is commenced (other than by Parent or an affiliate of Parent) and the board of directors recommends that the Company’s stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the board of directors fails to recommend against acceptance of such offer; or (e) there is a willful breach by the Company or its subsidiaries of the provisions described above under “—Restrictions on Solicitation of Other Offers” and “—Restrictions on Changes of Recommendation to Company Stockholders”; provided, any such termination must occur within five business days of the event giving rise to the termination right (we refer to the termination right described in this paragraph as the designated Parent termination right);

•	by the Company, at any time prior to receipt of the Company stockholder approval, in order to enter into a transaction that is a superior proposal, if (a) the board of directors receives a superior proposal; (b) such superior proposal has not resulted from a willful breach by the Company of the provisions described above under “—Restrictions on Solicitation of Other Offers” and “—Restrictions on Changes of Recommendation to Company Stockholders”; (c) the board of directors approves, and concurrently with the termination of the merger agreement, the Company enters into, a definitive agreement with respect to such superior proposal; and (d) the Company pays the termination fee (we refer to the termination right described in this paragraph as the designated Company termination right);

•	by Parent, if the Company shall have breached any representation or warranty or failed to perform any covenant or agreement on the part of the Company set forth in the merger agreement, which breach or failure to perform (a) would result in the failure of a closing condition set forth in the merger agreement to be satisfied and (b) shall not have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from Parent, and which notice shall state Parent’s intention to terminate the merger agreement pursuant to this provision, except that Parent shall not have the right to terminate the merger agreement pursuant to this provision if it is then in material breach of any material representation, warranty, covenant or agreement under the merger agreement; or

•	by the Company, if Parent or Transitory Subsidiary shall have breached any representation or warranty or failed to perform any covenant or agreement on the part of Parent or Transitory Subsidiary set forth in the merger agreement, which breach or failure to perform (a) would result in the failure of a closing condition set forth in the merger agreement to be satisfied and (b) shall not have been cured within 30 days following receipt by Parent of written notice of such breach or failure to perform from the Company, and which notice shall state the Company’s intention to terminate the merger agreement pursuant to this provision, except that the Company shall not have the right to terminate the merger agreement pursuant to this provision if it is then in material breach of any material representation, warranty, covenant or agreement under the merger agreement.

You should read “The Merger Agreement—Termination” beginning on page 84 for the definition of “willful breach.”

Termination Fee (Page 86)

Other than expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the Company stockholder approval, which expenses will be shared equally between Parent and the Company, all fees and expenses incurred in connection with the merger agreement, the merger and the transactions contemplated thereby will be paid by the party incurring such fees and expenses, whether or not the merger is consummated.

However, the Company will pay Parent a termination fee equal to $2,600,000 in the event that the merger agreement is terminated:

•	by Parent pursuant to the designated Parent termination right described above, in which case the termination fee will be payable within two business days after the date of termination or, if later, one business day after the date on which Parent has provided to the Company wire transfer instructions for such payment;

•	by the Company pursuant to the designated Company termination right described above, in which case the termination fee will be payable prior to or concurrently with the termination of the merger agreement or, if later, one business day after the date on which Parent has provided to the Company wire transfer instructions for such payment; or

•	by either Parent or the Company if (a) the merger has not occurred on or before the outside date or (b) the Company stockholder approval has not been obtained, and (i) at any time on or after the date of the merger agreement and prior to the termination under clause (a) or (b) above, an acquisition proposal has been made and not withdrawn prior to such termination and (A) in the case of termination pursuant to clause (a), has been publicly announced or otherwise made publicly known to the Company’s stockholders or communicated to the Company’s senior management or the board of directors, or (B) in the case of termination pursuant to clause (b), has been publicly announced or otherwise made publicly known to the Company’s stockholders, and (ii) within 12 months after the date of such termination, the Company has entered into a definitive agreement with respect to an acquisition proposal that is subsequently consummated or an acquisition proposal has been consummated (provided that, for these purposes, the references to “20%” and “80%” in the definition of “acquisition proposal” are deemed to be references to “50%”), in which case the termination fee will be payable to Parent within two business days after the date on which such acquisition proposal is consummated or, if later, one business day after the date on which Parent has provided to the Company wire transfer instructions for such payment.

Market Price of Company Common Stock (Page 94)

The closing price of Company common stock on the New York Stock Exchange, or NYSE, on March 24, 2016, the last full trading day before the public disclosure of exploratory discussions between Mr. Risley and the Company regarding Mr. Risley’s potential acquisition of the Company, was $3.51 per share of Company common stock. The closing price of Company common stock on the NYSE on June 2, 2016, the last full trading day prior to the public announcement of the merger agreement, was $3.87 per share of Company common stock. On June 30, 2016, the closing price for Company common stock on the NYSE was $4.86 per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

Appraisal Rights (Page 97)

If the merger is effected, record holders of Company common stock as of the record date who submit a written demand for appraisal before the vote is taken on the adoption of the merger agreement, who do not vote in favor of the adoption of the merger agreement, who hold their shares of Company common stock continuously through the effective time of the merger and who otherwise comply with the procedures set forth in Section 262 of the DGCL may elect to pursue their appraisal rights to receive, in lieu of the $5.05 per share merger consideration, an amount in cash equal to the judicially determined “fair value” of their shares, which fair value will be determined as of the effective time of the merger and could be more or less than, or the same as, the per share merger consideration for the Company common stock. For a summary of the procedures set forth in Section 262 of the DGCL, see “Appraisal Rights” beginning on page 97. An executed proxy that is not marked “AGAINST” or “ABSTAIN” with respect to the adoption of the merger agreement will be voted “FOR” the adoption of the merger agreement and the stockholder submitting that proxy will lose the right to seek an appraisal of his, her or its shares of Company common stock.

A copy of Section 262 of the DGCL is included as Annex E to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. We encourage you to read these provisions carefully and in their entirety.

ANY COMPANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX E CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISOR, SINCE FAILURE TO TIMELY AND FULLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Delisting and Deregistration of Company Common Stock (Page 101)

If the merger is consummated, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act. Accordingly, following the consummation of the merger, we would no longer file periodic reports with the Securities and Exchange Commission, or the SEC, on account of the Company common stock.

Conduct of Our Business if the Merger is Not Completed (Page 101)

In the event that the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any consideration from Parent or Transitory Subsidiary for their shares of Company common stock. Instead, we would remain an independent public company, our common stock would continue to be listed and traded on the NYSE and our stockholders would continue to be subject to the same risks and opportunities to which they currently are subject with respect to their ownership of Company common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of Company common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. If the merger is not completed, our business could be disrupted, including our ability to retain and hire key personnel, potential adverse reactions or changes to our business relationships and uncertainty surrounding our future plans and prospects.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 103.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement are satisfied or waived, Transitory Subsidiary will merge with and into the Company, with the Company being the surviving corporation. As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company common stock.

Q.	What will I receive if the merger is consummated?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $5.05 in cash, without interest and subject to deduction for any required withholding tax, for each share of Company common stock that you own, unless you are entitled to and have properly demanded appraisal under Section 262 of the DGCL. For example, if you own 1,000 shares of Company common stock, you will receive $5,050 in cash in exchange for your shares of Company common stock, without interest and subject to deduction for any required withholding tax. You will not receive any shares of the capital stock in the surviving corporation.

Q.	How does the per share merger consideration compare to the market price of Company common stock prior to announcement of the merger?

A.	The merger consideration of $5.05 per share of Company common stock represents a premium of approximately 30.5% over the closing price per share of the Company’s common stock on the NYSE on June 2, 2016, the last full trading day before the public announcement of the execution of the merger agreement, and a premium of approximately 43.9% over the closing price per share of the Company’s common stock on the NYSE on March 24, 2016, the last full trading day before the public disclosure of exploratory discussions between Mr. Risley and the Company regarding Mr. Risley’s potential acquisition of the Company.

Q.	What will holders of Company stock awards receive if the merger is consummated?

A.	Effective as of immediately prior to the effective time of the merger, each then-outstanding and unexercised option to purchase shares of Company common stock will vest in full and, as of the effective time of the merger, automatically be canceled and converted into the right to receive from the surviving corporation an amount of cash equal to the product of the total number of shares of Company common stock then underlying such Company stock option multiplied by the excess, if any, of the per share merger consideration over the exercise price per share of such Company stock option, without any interest thereon. In the event that the exercise price of any Company stock option is equal to or greater than the per share merger consideration, such Company stock option will be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

Effective as of immediately prior to the effective time of the merger, each Company restricted stock unit that is then outstanding and unvested will vest in full, and each Company stock unit for which shares of Company common stock have not been delivered as of immediately prior to the effective time of the merger will, as of the effective time of the merger, be canceled and converted into the right to receive from the surviving corporation an amount of cash equal to the product of the total number of shares of Company common stock then underlying such Company stock unit multiplied by the per share merger consideration.

Q.	What will happen to the Company’s employee stock purchase plan?

A.	The board of directors will terminate the Company’s employee stock purchase plan, which has been suspended indefinitely since fiscal 2008, prior to the effective time of the merger. During the period from the date of the merger agreement until the termination of the Company’s employee stock purchase plan in accordance with the merger agreement, we will not permit any offering periods to occur.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	Why is the board of directors recommending that I vote “FOR” approval of the proposal to adopt the merger agreement?

A.	After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors and the Independent Committee,” the board of directors, upon the unanimous recommendation of the independent committee, by a unanimous vote of all directors, (a) determined that the merger is fair to, and in the best interests of, the Company and its stockholders and declared the merger agreement advisable, (b) approved the merger and the merger agreement and the other transactions contemplated thereby, (c) authorized the Company to enter into and perform its obligations under the merger agreement, (d) resolved that the merger agreement be submitted for consideration by the stockholders at the special meeting, (e) recommended that our stockholders vote to adopt the merger agreement and (f) approved the company stockholders agreement and the parent stockholder agreement for purposes of Section 203 of the DGCL.

Q.	When do you expect the merger to be consummated?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we currently anticipate that the merger will be consummated during the third calendar quarter of 2016.

Q.	What happens if the merger is not consummated?

A.	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not consummated for any other reason, the stockholders of the Company would not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company would remain an independent public company, and the Company common stock would continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay to Parent a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fee” beginning on page 86.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders and certain non-U.S. holders for U.S. federal income tax purposes. A U.S. holder (or a non-U.S. holder that is subject to U.S. federal income tax on its gain from the merger) who exchanges shares of Company common stock for cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the stockholder’s adjusted tax basis in such shares. This may also be a taxable transaction under applicable state, local and/or foreign income or other tax laws. You should read “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 62 for the definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. Because individual circumstances may differ, you should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state and local and/or foreign taxes.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. The independent committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 54.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form in connection with the solicitation of proxies by the board of directors for use at the special meeting because you owned shares of Company common stock as of the record date for the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on [—], 2016 at [—], local time, at the offices of WilmerHale LLP, 60 State Street, Boston, Massachusetts 02109.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on:

•	a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent;

•	a proposal to approve, on an advisory basis, the “golden parachute” compensation that may be payable to our named executive officers in connection with the merger as reported in the Golden Parachute Compensation section beginning on page 61; and

•	a proposal to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Company common stock that are issued and outstanding as of the record date.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or to vote in person at the special meeting, or if you vote “ABSTAIN”, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Under the company stockholders agreement and the parent stockholder agreement, the respective stockholders who are parties thereto have agreed to vote in favor of the proposal to adopt the merger agreement shares of Company common stock representing in the aggregate approximately 24% of the issued and outstanding shares of Company common stock, subject to specified exceptions. See “Stockholders Agreements” beginning on page 89. A copy of the full text of each of the company stockholders agreement and the parent stockholder agreement is attached hereto as Annex B and Annex C, respectively.

Q.	What vote is required for the Company’s stockholders to approve the proposal regarding “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary or appropriate?

A.	Approval of the proposals regarding “golden parachute” compensation and adjournment of the special meeting, if necessary or appropriate, require the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the special meeting and voting on each of these proposals.

If you vote “ABSTAIN” on the proposal regarding “golden parachute” compensation or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, this will have no effect on these proposals. If you fail to submit a proxy or to vote in person at the special meeting, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on these proposals, and thus will have no effect on these proposals.

Q.	Why am I being asked to cast a nonbinding advisory vote to approve “golden parachute” compensation that the Company’s named executive officers will receive in connection with the merger?

A.	The SEC’s rules require us to seek a nonbinding advisory vote with respect to certain payments that will be made to our named executive officers in connection with the merger, or “golden parachute” compensation.

Q.	What will happen if stockholders do not approve the “golden parachute” compensation at the special meeting?

A.	Approval of “golden parachute” compensation payable under existing agreements with the Company and, in certain cases, new agreements with Parent that our named executive officers may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to “golden parachute” compensation is an advisory vote and will not be binding on us. Therefore, regardless of whether stockholders approve the “golden parachute” compensation, if the merger agreement is adopted by the stockholders and the merger is completed, the “golden parachute” compensation will still be paid to our named executive officers to the extent payable in accordance with the terms of such compensation.

Q.	Who can vote at the special meeting?

A.

All of our holders of Company common stock of record as of the close of business on [—], 2016, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date.

Q.	What is a “broker non-vote”?

A.	Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “discretionary” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-discretionary matters, such as the proposal to adopt the merger agreement, the proposal to approve the nonbinding advisory proposal regarding “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-discretionary matters, which we refer to generally as “broker non-votes.” Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, the Company does not expect any broker non-votes at the special meeting.

Q.	What constitutes a quorum for the special meeting?

A.	A quorum is necessary to adopt the merger agreement and approve the proposal regarding “golden parachute” compensation at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Company common stock that are issued and outstanding at the close of business on the record date constitutes a quorum for the purposes of the special meeting. Abstentions and “broker non-votes” (as described below) will be counted as present for the purpose of determining whether a quorum is present. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, the Company does not expect any broker non-votes at the special meeting. The special meeting may be adjourned whether or not a quorum is present.

Q.	How do I vote?

A.	If you are a stockholder of record, you may vote your shares of Company common stock on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there; or

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet—the website for Internet proxy submission is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you hold your shares of Company common stock in “street name,” please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner of shares of Company common stock held in “street name” and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to submit a proxy for your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.

Q.	What is the difference between holding shares as a stockholder of record and in “street name”?

A.	If your shares of Company common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of Company common stock, as the “stockholder of record.” This proxy statement, and your proxy card, have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Company common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner of shares of Company common stock held in “street name,” you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Company common stock by following their instructions for voting.

Q.	If my shares of Company common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement and your shares of Company common stock will not have an effect on approval of the advisory proposal regarding “golden parachute” compensation or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How can I change or revoke my proxy?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Secretary at The First Marblehead Corporation, One Cabot Road, Suite 200, Medford, Massachusetts 02155, or by attending the special meeting and voting in person.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.” The board of directors has designated Seth Gelber and Suzanne Murray, and each of them singly, with full power of substitution, as proxies for the special meeting.

Q.	If a stockholder gives a proxy, how will its shares of Company common stock be voted?

A.	Regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card, as your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone proxy processes or the enclosed proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How are votes counted?

A.	With respect to the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

With respect to the proposal regarding “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on these proposals.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of Company common stock in more than one account, you may receive more than one proxy or set of voting instructions relating to the special meeting. These should each be voted or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares. You will also lose the ability to exercise appraisal rights in connection with the merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay MacKenzie Partners, Inc. a fee of approximately $17,000. The Company will also reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses and will indemnify MacKenzie Partners, Inc. and its affiliates against certain claims, expenses, losses, damages, liabilities and judgments. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the stockholder of record, please submit a proxy for your shares of Company common stock by (a) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (b) using the telephone number printed on your proxy card or (c) using the Internet proxy instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner of shares of Company common stock held in “street name,” please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. A letter of transmittal will be mailed to you promptly, and in any event within five business days, after the effective time of the merger, describing how you should surrender your shares of Company common stock for the per share merger consideration. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	What should I do if I have lost my stock certificate?

A.	If you have lost your stock certificate, please contact our transfer agent, Computershare Trust Company, N.A., at (877) 373-6374, to obtain replacement certificates.

Q.	What rights do I have if I oppose the merger?

A.	Stockholders of record as of the record date are entitled to exercise appraisal rights under Delaware law but only if they follow the procedures and satisfying the requirements specified in Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached as Annex E to this proxy statement. See “Appraisal Rights” beginning on page 97.

Q.	Are there any other risks to me from the merger that I should consider?

A.	Yes. There are risks associated with all business combinations, including the merger. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page 21.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of this proxy statement or the enclosed proxy card, please contact MacKenzie Partners, Inc., our proxy solicitor, by telephone toll-free at (800) 322-2885 or collect at (212) 929-5500 or by email to proxy@mackenziepartners.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain a number of “forward-looking statements,” including all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, litigation and other information with respect to our plans and strategies. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “intends,” “anticipates,” “plans,” “estimates,” “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements, including the occurrence of any event or proceeding that could give rise to the termination of the merger agreement; the inability to complete the merger due to the failure of the closing conditions to be satisfied; the outcome of any legal proceedings that may be instituted in connection with the merger; and the other factors described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015 and its most recent quarterly report filed with the SEC. In addition, any forward-looking statements represent our estimates only as of the date they were made and should not be relied upon as representing our estimates as of any subsequent date. Except to the extent otherwise required by law, while we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [—], 2016, starting at [—], local time, at the offices of WilmerHale LLP, 60 State Street, Boston, Massachusetts 02109, or at any adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the merger agreement, to approve the nonbinding advisory proposal regarding “golden parachute” compensation and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to be consummated. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not be consummated. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [—], 2016 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [—] shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Company common stock that are issued and outstanding at the close of business on the record date, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a stockholder directs voting “ABSTAIN”, as well as broker non-votes, will be counted for purposes of establishing a quorum. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, the Company does not expect any broker non-votes at the special meeting. A quorum is necessary to adopt the merger agreement and approve the proposal regarding “golden parachute” compensation at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any recess or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or recessed.

Attendance

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock. If you are the representative of a corporate or institutional stockholder, you must present proof that you are the representative of such stockholder.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of Company common stock that are issued and outstanding as of the record date. For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN.” Voting “ABSTAIN” will not be counted as a vote cast in favor of the proposal to adopt the merger agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or if you vote “ABSTAIN”, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of Company common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Company common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner of shares of Company common stock held in “street name,” you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. If you hold your shares of Company common stock in “street name,” please contact your bank, brokerage firm or other nominee for their instructions on how to vote your shares. Please note that if you are a beneficial owner of shares of Company common stock held in “street name” and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “discretionary” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-discretionary matters, such as the proposal to adopt the merger agreement, the proposal to approve the nonbinding advisory proposal regarding “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-discretionary matters, which we refer to generally as “broker non-votes.” These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, the Company does not expect any broker non-votes at the special meeting.

Approval of the advisory proposal regarding “golden parachute” compensation and approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, require a majority of the votes cast on each of these proposals. For the nonbinding advisory proposal regarding “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN.” For purposes of each of these proposals, if you fail to submit a proxy or to vote in person at the special meeting, or if you have given a proxy and vote “ABSTAIN”, the shares of Company common stock will not be counted in respect of, and will not have any effect on, the proposal.

If you are a stockholder of record, you may vote your shares of Company common stock on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there; or

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet—the website for Internet proxy submission is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner of Company common stock held in “street name,” you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner of Company common stock held in “street name” and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to submit a proxy for your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to submit your proxy by mailing a proxy card, your proxy card must be received by our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. Following the consummation of the merger, a separate letter of transmittal will be mailed to you that will enable you to surrender your stock certificates and receive the per share merger consideration.

If you vote by proxy, regardless of the method you choose to submit a proxy, the individuals named as your proxies on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone proxy processes or the enclosed proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, by telephone toll-free at (800) 322-2885 or collect at (212) 929-5500 or by email to proxy@mackenziepartners.com.

IT IS IMPORTANT THAT YOU SUBMIT A PROXY FOR YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Shares Owned by Our Directors and Executive Officers

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock, representing [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In addition, pursuant to (a) the company stockholders agreement entered into by Messrs. Meyers and Gelber with Parent, and (b) the parent stockholder agreement entered into by Parent with the Company, each applicable stockholder has agreed to vote all shares of Company common stock held by him or it in favor of the adoption of the merger agreement and the other transactions contemplated thereby, representing in the aggregate approximately 24% of the issued and outstanding shares of Company common stock, subject to specified exceptions. See “Stockholders Agreements” beginning on page 89. A copy of the full text of each of the company stockholders agreement and the parent stockholder agreement is attached hereto as Annex B and

Annex C, respectively.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or if you vote “ABSTAIN”, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be received by the Company at One Cabot Road, Suite 200, Medford, Massachusetts 02155 by the time the special meeting begins, or by attending the special meeting and voting in person.

Adjournments and Recesses

Although it is not currently expected, the special meeting may be adjourned or recessed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or recess of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or recessed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we currently anticipate that the merger will be consummated during the third calendar quarter of 2016.

Appraisal Rights

If the merger is effected, record holders of our common stock as of the record date who submit a written demand for appraisal before the vote is taken on the adoption of the merger agreement, who do not vote in favor of the proposal to adopt the merger agreement, who hold their shares of Company common stock continuously through the effective time of the merger and who otherwise comply with the procedures set forth in Section 262 of the DGCL may elect to exercise their appraisal rights to receive, in lieu of the $5.05 per share merger consideration, an amount in cash equal to the judicially determined “fair value” of their shares, which fair value will be determined as of the effective time of the merger and could be more or less than, or the same as, the per share merger consideration for the common stock. For a summary of the procedures set forth in Section 262 of the DGCL, see “Appraisal Rights” beginning on page 97. An executed proxy that is not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the adoption of the merger agreement and the stockholder submitting that proxy will lose the right to seek an appraisal of his, her or its shares of Company common stock.

A copy of Section 262 of the DGCL is included as Annex E to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. We encourage you to read these provisions carefully and in their entirety.

ANY COMPANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX E CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISOR, SINCE FAILURE TO TIMELY AND FULLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay MacKenzie Partners, Inc. a fee of approximately $17,000. The Company will also reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses and will indemnify MacKenzie Partners, Inc. and its affiliates against certain claims, expenses, losses, damages, liabilities and judgments. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact MacKenzie Partners, Inc., our proxy solicitor, by telephone toll-free at (800) 322-2885 or collect at (212) 929-5500 or by email to proxy@mackenziepartners.com.

PARTIES TO THE MERGER

THE COMPANY

The First Marblehead Corporation

One Cabot Road, Suite 200

Medford, Massachusetts 02155

(800) 895-4283

We are a Delaware corporation with our headquarters in Medford, Massachusetts. We are a specialty finance company focused on the education financing marketplace in the United States. We offer our clients the opportunity to outsource key components of their education financing programs through various product and service offerings, including loan origination, tuition and refund management, loan processing and disbursement and portfolio management services.

Specifically, we design, develop and manage loan programs on behalf of our lender clients for undergraduate and graduate students and for college graduates seeking to refinance private education loan obligations. We offer a fully integrated suite of services through our Monogram® loan product service platform, which we refer to as our Monogram platform. We partner with lenders to design and administer education loan programs through our Monogram platform, which are typically school-certified. These programs are designed to be marketed through educational institutions or to prospective borrowers and their families directly and to generate portfolios intended to be held by the originating lender or financed in the capital markets. We may provide credit enhancements for a Monogram-based loan program by funding participation interest accounts, or participation accounts, to serve as a first-loss reserve for defaulted program loans. In consideration for funding participation accounts, we are entitled to receive a share of the interest income generated on the loans. We are paid for our origination and marketing services at the time approved education loans are disbursed and receive monthly payments for portfolio management services, credit enhancement and administrative services throughout the life of the loan. We also earn fees for the processing and disbursement of education loans on behalf of the credit union and other lender clients of our subsidiary Cology LLC.

In addition, we offer outsourced tuition planning, tuition billing, refund management and payment technology services for universities, colleges and secondary schools through our subsidiary Tuition Management Systems LLC, or TMS. TMS provides such services on behalf of approximately 650 educational institutions.

For more information about the Company, see “Where You Can Find More Information” beginning on page 103. The Company common stock is publicly traded on the NYSE under the symbol “FMD.”

PARENT

FP Resources USA Inc.

c/o Clearwater Fine Foods Incorporated

757 Bedford Highway

Bedford, Nova Scotia, Canada B4A 3Z7

(707) 478-4827

FP Resources USA Inc., or Parent, is a Delaware corporation that was formed by Mr. John Carter Risley and his affiliates solely for the purpose of holding the shares of the Company beneficially owned by Mr. Risley and his affiliated entities. Parent has not engaged in any business except for activities incidental to its formation, its purchases and sales of stock of the Company, and as contemplated by the merger agreement.

Mr. Risley is the co-founder, Chairman and President of Clearwater Fine Foods Incorporated, a Nova Scotia, Canada based, privately-held active investment/holding company with major investments in seafood harvesting and processing.

Parent is owned by FP Resources Holdings LLP, a Delaware limited liability partnership, or FP LLP. FP LLP is owned by Lobster Point Properties Ltd., a Nova Scotia limited company, or Lobster Point, and FP Acquisition Holdings LLC, a Delaware limited liability company, or FP LLC. We refer to FP LLC, Parent, Lobster Point and FP LLP collectively as the controlled entities. Lobster Point is owned by Mr. Risley. FP LLC is owned by Lobster Point. The controlled entities function as holding company vehicles for Mr. Risley. Upon completion of the merger, the Company will be a direct wholly-owned subsidiary of Parent.

Mr. Risley, as the beneficial owner of Parent, beneficially owned approximately 14.9% of the outstanding shares of the Company’s common stock as of June 6, 2016. Due to his beneficial ownership of Parent and the voting rights granted to Parent under the company stockholders agreement, as of June 6, 2016, Mr. Risley may be deemed to beneficially own an additional approximately 9.2% of the outstanding shares of the Company’s common stock.

TRANSITORY SUBSIDIARY

FP Resources Acquisition Corp.

c/o Clearwater Fine Foods Incorporated

757 Bedford Highway

Bedford, Nova Scotia, Canada B4A 3Z7

(707) 478-4827

FP Resources Acquisition Corp., or Transitory Subsidiary, is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Transitory Subsidiary is a wholly-owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon the completion of the merger, Transitory Subsidiary will cease to exist and the Company will continue as the surviving corporation.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Transitory Subsidiary will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Overview of the Merger

The Company, Parent and Transitory Subsidiary entered into the merger agreement on June 2, 2016. Under the terms of the merger agreement, Transitory Subsidiary will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. Parent is beneficially owned by Mr. Risley, who, as of June 6, 2016 may be deemed to beneficially own approximately 24% of the outstanding shares of the Company’s common stock due to his beneficial ownership of approximately 14.9% of the outstanding shares of the Company’s common stock held by his affiliated entities and certain voting rights with respect to an additional approximately 9.2% of the outstanding shares of the Company’s common stock granted to Parent under the company stockholders agreement. The following will occur in connection with the merger:

•	each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than the excluded shares) will be automatically converted into the right to receive the per share merger consideration, without interest and subject to deduction for any required withholding tax;

•	each option to purchase shares of Company common stock that is outstanding and unexercised immediately prior to the effective time of the merger will vest in full and automatically be canceled and converted into the right to receive from the surviving corporation an amount of cash equal to the product of the total number of shares of Company common stock then underlying such Company stock option multiplied by the excess, if any, of the merger consideration for $5.05 per share of Company common stock over the exercise price per share of such Company stock option, without any interest thereon, except that, in the event that the exercise price of any Company stock option is equal to or greater than the per share merger consideration, such Company stock option will be canceled, without any consideration being payable in respect thereof; and

•	each Company restricted stock unit that is outstanding and unvested immediately prior to the effective time of the merger will vest in full, and each Company stock unit for which shares of Company common stock have not been delivered as of immediately prior to the effective time of the merger will, as of the effective time of the merger, be canceled and converted into the right to receive from the surviving corporation an amount of cash equal to the product of the total number of shares of Company common stock then underlying such Company stock unit multiplied by the per share merger consideration.

Following and as a result of the merger:

•	Company stockholders will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

•	shares of Company common stock will no longer be listed on the NYSE, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

•	the registration of shares of Company common stock under the Exchange Act will be terminated.

Directors and Officers of the Surviving Corporation

The directors of Transitory Subsidiary immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Background of the Merger

The board of directors has from time to time in recent years engaged with senior management in strategic reviews and considered ways to enhance First Marblehead’s performance and prospects in light of the general business and economic environment and significant changes in the consumer lending market. These reviews have included consideration of potential strategic transactions with various parties that would further First Marblehead’s strategic objectives, including consideration of the potential benefits and risks of those transactions. These strategic reviews have on several occasions included both formal and informal exploratory discussions regarding potential strategic transactions, including possible mergers, acquisitions, other business combinations and licensing, marketing and distribution and/or joint development arrangements, involving various companies within and outside the student loan industry.

In June 2015, the board of directors formed a committee of independent directors, consisting of Thomas P. Eddy (Chair), Nancy Y. Bekavac, Peter S. Drotch and William D. Hansen, to consider strategic alternatives in response to challenges in First Marblehead’s business and the private student loan market. This committee retained Sandler O’Neill as its financial advisor and, with its assistance, identified 11 third parties that the committee believed would be most likely to be interested in pursuing a strategic transaction with First Marblehead. At the direction of this committee, Mr. Meyers contacted each of these 11 third parties. This process did not result in any indications of interest to pursue a strategic transaction with First Marblehead, and, on October 5, 2015, the committee terminated the process and Sandler O’Neill’s engagement.

During this process, First Marblehead executed nondisclosure agreements with nine parties, including the nondisclosure agreements with the companies that we refer to below as Companies A, D and F. Each of these nondisclosure agreements included a standstill provision that prohibited the applicable counterparty from making, or otherwise attempting to effectuate, any unsolicited proposal to acquire First Marblehead until a date raging from nine months to 24 months after the date of the applicable nondisclosure agreement, depending on the nondisclosure agreement, or the earlier public announcement by First Marblehead of the execution of a definitive agreement with respect to a party’s acquisition of more than 50% of the Company common stock or First Marblehead’s assets. During the terms of these standstill provisions, the applicable counterparty was not permitted to request that First Marblehead amend or waive the applicable standstill provision. Each of these standstill provisions terminated in accordance with its terms upon the announcement of First Marblehead’s execution of the merger agreement with Parent.

On November 9, 2015, all of the members of the board of directors attended an informal dinner in Boston, Massachusetts prior to the regular meeting of the board of directors scheduled for November 10, 2015. At the dinner, Mr. Meyers proposed that he contact John Carter Risley, of Nova Scotia, Canada, the principal and founder of Clearwater Fine Foods Incorporated, which we refer to in this section as Clearwater, as well as two other third parties, to assess whether any of these three third parties might have any interest in considering a strategic transaction with First Marblehead. Each of these three third parties, including Mr. Risley, is a personal and professional acquaintance of Mr. Meyers, and neither Mr. Risley nor one of the other two third parties was contacted as part of the June 2015 process.

On the morning of November 10, 2015, prior to the regularly scheduled meeting of the board of directors, Ms. Bekavac, as lead director, convened an in-person special meeting of the board of directors. The special meeting was attended only by the independent directors, consisting of Ms. Bekavac and Messrs. Eddy, Drotch and Hansen and, at the request of the independent directors, a representative of Wilmer Cutler Pickering Hale and

Dorr LLP, First Marblehead’s outside counsel, which we refer to as WilmerHale. At the meeting, the independent directors discussed Mr. Meyers’s proposal, and the representative of WilmerHale reviewed the fiduciary duties of the directors.

Later in the day on November 10, 2015, at the regularly scheduled in-person meeting of the board of directors, it was the consensus of the independent directors that Mr. Meyers should contact on an informal basis the three third parties to assess whether such third parties might have an interest in considering a strategic transaction with First Marblehead.

Also at the November 10, 2015 board meeting, the board of directors reconstituted a committee of independent directors, which we refer to as the independent committee, consisting of Ms. Bekavac and Messrs. Eddy, Drotch and Hansen, each of whom was deemed to be an independent director and each of whom was a member of the committee formed in June 2015. The board of directors delegated authority to the independent committee to, among other things, establish, approve, monitor and direct the process and procedures related to the review and evaluation of any strategic transaction involving First Marblehead; respond to any communications, inquiries or proposals regarding any strategic transaction; review, evaluate, investigate, pursue and negotiate the terms and conditions of any strategic transaction; solicit expressions of interest or proposals for any strategic transaction; and investigate any prospective acquirers as it deemed appropriate. Mr. Eddy was elected chair of the independent committee.

During the week of November 16, 2015, Mr. Meyers separately reached out to each of Mr. Risley and the other two third parties, pursuant to the authorization granted to him by the independent directors on November 10, 2015, to discuss whether the applicable party might be interested in pursuing a strategic transaction with First Marblehead.

On January 14, 2016, Clearwater sent to First Marblehead a preliminary non-binding indication of interest requesting confidential discussions regarding a possible strategic transaction. At the time of this indication of interest, Mr. Risley beneficially owned approximately 16% of the outstanding shares of Company common stock. Neither of the other two third parties contacted by Mr. Meyers sought to initiate conversations about a possible strategic transaction with First Marblehead.

On January 14, 2016, in response to the indication of interest from Clearwater, Mr. Eddy called a telephonic meeting of the independent committee, which was held later that day. Representatives of WilmerHale participated in the meeting at the invitation of the independent committee. The representatives of WilmerHale advised the board of directors on the fiduciary duties of directors in considering a preliminary indication of interest in connection with a possible strategic transaction. The independent committee then discussed the preliminary indication of interest from Clearwater and the possibility of a strategic transaction. The independent committee directed Mr. Eddy, as Chair of the independent committee, to contact Stanley W.L. Spavold, Executive Vice President of Clearwater, to discuss the preliminary indication of interest. The preliminary indication of interest identified Mr. Spavold as Mr. Risley’s personal advisor and as the appropriate contact for discussing the preliminary indication of interest. The independent committee also resolved to retain Sandler O’Neill as its financial advisor, based on Sandler O’Neill’s work for the committee of independent directors in June 2015, industry experience and knowledge of First Marblehead and its business.

On January 20, 2016, Mr. Eddy and Mr. Spavold discussed Clearwater’s January 14, 2016 preliminary indication of interest. Topics of discussion included Mr. Risley’s beneficial ownership interest in First Marblehead and Clearwater’s relationship to Mr. Risley, its investment portfolio and its interest in a possible strategic transaction with First Marblehead.

Later in the day on January 20, 2016, the independent committee held a telephonic meeting. Representatives of Sandler O’Neill and WilmerHale participated in the meeting at the invitation of the independent committee. At the meeting, Mr. Eddy summarized his conversation with Mr. Spavold regarding Clearwater’s January 14, 2016 indication of interest. The representatives of WilmerHale advised the independent committee that it should anticipate that, following the execution of any nondisclosure agreement by First Marblehead and Mr. Risley, Mr. Risley would file with the SEC an amendment to his Schedule 13D publicly disclosing that the nondisclosure agreement had been executed and that Mr. Risley and First Marblehead were engaged in exploratory discussions regarding a potential strategic transaction. After a discussion of First Marblehead’s strategic alternatives, the independent committee authorized Mr. Eddy to continue discussions with Clearwater, subject to execution of a nondisclosure agreement including a standstill provision between the parties in anticipation of sharing information regarding a potential strategic transaction, and discussed possible next steps.

On January 29, 2016, the independent committee held a telephonic meeting. Representatives of Sandler O’Neill and WilmerHale participated in the meeting at the invitation of the independent committee. At the meeting, the representatives of WilmerHale reviewed discussions with Choate, Hall & Stewart LLP, counsel to Clearwater and Parent, which we refer to as Choate, concerning a proposed nondisclosure agreement between the parties. In addition, the representatives of WilmerHale noted that, according to Choate, Parent now owned all of the shares of Company common stock that were beneficially owned by Mr. Risley.

On February 3, 2016, the independent committee held a telephonic meeting. Representatives of WilmerHale participated in the meeting at the invitation of the independent committee. At the meeting, the independent committee approved an engagement letter between the independent committee and Sandler O’Neill on the same terms as the June 2015 engagement letter with Sandler O’Neill. In addition, the representatives of WilmerHale reviewed the discussions with Choate regarding the proposed nondisclosure agreement between First Marblehead and Parent, including the independent committee’s request that the agreement include a standstill provision and Parent’s request for exclusivity.

On March 3, 2016, the independent committee held an in-person meeting. Representatives of WilmerHale participated in the meeting at the invitation of the independent committee. At the meeting, the representatives of WilmerHale (a) informed the independent committee that Parent had sold some of its shares of Company common stock, as indicated in filings made pursuant to the Exchange Act, and (b) reported that Choate indicated that it was Parent’s intention to submit a non-binding indication of interest, based on publicly available information, to acquire First Marblehead.

On March 9, 2016, Parent submitted to First Marblehead, based on publicly available information, a non-binding indication of interest, dated as of March 8, 2016, to acquire First Marblehead at a price of between $4.50 and $6.00 per share in cash, representing an implied equity value of First Marblehead of approximately $56.3 million to approximately $75.1 million, based on Parent’s assumption of approximately 12.51 million fully diluted outstanding shares.

On March 9, 2016, the independent committee held a telephonic meeting. Representatives of Sandler O’Neill and WilmerHale participated in the meeting at the invitation of the independent committee. The independent committee determined that it would review and assess Parent’s March 8, 2016 indication of interest following a review of First Marblehead’s five-year financial plan, which was in the process of being revised to reflect the forecasted financial impact of a delay in the anticipated introduction of a new loan program, and a preliminary financial analysis from Sandler O’Neill.

On March 15, 2016, the board of directors held a telephonic special meeting, in which representatives of WilmerHale participated at the invitation of the board of directors. At the meeting, management presented, and the board of directors discussed and approved, an updated five-year financial plan for First Marblehead, which had been revised to reflect the impact of a delay in First Marblehead’s anticipated introduction of a new loan program.

The independent committee held two telephonic meetings on March 21, 2016. Representatives of Sandler O’Neill and WilmerHale participated in both meetings at the invitation of the independent committee. At the first meeting, Sandler O’Neill presented a preliminary financial analysis of First Marblehead based on First Marblehead’s updated business plan, which had been approved by the board of directors on March 15, 2016. The members of the independent committee then discussed a possible strategic transaction with Parent. The representatives of WilmerHale advised the independent committee of the fiduciary duties of directors when considering an indication of interest in connection with a possible strategic transaction. There was consensus among the members of the independent committee to engage in further discussions with Parent about a possible strategic transaction, subject to execution of a nondisclosure agreement and further discussion of several other provisions in Parent’s letter, including Parent’s expectations with respect to the financing of any transaction and its plans with respect to due diligence if Parent and First Marblehead were to execute a nondisclosure agreement.

After the first March 21, 2016 meeting was adjourned, Mr. Eddy and Mr. Spavold discussed by telephone Parent’s March 8, 2016 indication of interest, including First Marblehead’s willingness to discuss a possible strategic transaction, provided such transaction was not conditioned on receipt of financing. They also discussed Parent’s intentions with respect to due diligence. At the second meeting of the independent committee held later on March 21, 2016, Mr. Eddy reported on his conversation with Mr. Spavold regarding a possible strategic transaction with Parent.

On March 23, 2016, the independent committee held a telephonic meeting. Representatives of Sandler O’Neill and WilmerHale participated in the meeting at the invitation of the independent committee. At the meeting, the representatives of WilmerHale reviewed the proposed nondisclosure agreement between First Marblehead and Parent, including the terms of the proposed standstill provision, and the independent committee approved the agreement on the terms discussed at the meeting.

On March 25, 2016, First Marblehead and Parent entered into a nondisclosure agreement, which included a standstill provision that prohibits Parent from making, or otherwise attempting to effectuate, any unsolicited proposal to acquire First Marblehead until 12 months after the date of the nondisclosure agreement or the earlier public announcement by First Marblehead of the execution of a definitive agreement with respect to a party’s acquisition of more than 50% of the Company common stock or First Marblehead’s assets. During the term of the standstill provision, Parent may not request that First Marblehead amend or waive the standstill provision. The nondisclosure agreement did not include the exclusivity provision that had been requested by Parent.

On March 28, 2016, representatives of Parent were given access to an electronic data room for purposes of conducting a due diligence review of First Marblehead. In addition, Mr. Risley filed with the SEC Amendment No. 1 to his Schedule 13D to reflect the change in his beneficial ownership of, and Parent’s execution of a nondisclosure agreement with, First Marblehead and to disclose that Mr. Risley and First Marblehead were engaged in exploratory discussions regarding Mr. Risley’s potential acquisition of First Marblehead.

Also on March 28, 2016, the independent committee held a telephonic meeting. At the invitation of the independent committee, representatives of Sandler O’Neill and WilmerHale participated in the meeting, and Mr. Gelber participated in a portion of the meeting. At the meeting, representatives of Sandler O’Neill and WilmerHale reviewed with the members of the independent committee the potential risks and benefits of conducting a market check, which would involve contacting the parties that the independent committee believed would be most likely to be interested in pursuing a strategic transaction with First Marblehead to determine their interest. Sandler O’Neill reviewed with the independent committee a preliminary list of nine potential strategic and eight potential financial sponsor third parties that, based on Sandler O’Neill’s knowledge of First Marblehead’s business and the student loan industry or prior conversations directly with such parties, might be approached in a market check process. Mr. Gelber, speaking for himself and Mr. Meyers, who did not attend the meeting, offered recommendations regarding the parties to be contacted and responded to questions from members of the independent committee regarding the parties on Sandler O’Neill’s preliminary list and their potential interest in pursuing, and their ability to complete, a strategic transaction with First Marblehead. Mr. Gelber recommended that two of the strategic third parties be eliminated from the list because of his view that they would be unlikely to complete or pursue a strategic transaction with First Marblehead. Mr. Gelber did not recommend that any additional third parties be added to the list. Mr. Gelber then left the meeting. After a discussion, the independent committee directed Sandler O’Neill to conduct a market check of 15 potential buyers, consisting of seven potential strategic buyers and eight potential financial buyers, that, based on their business activities, financial capabilities and, in some cases, their previous discussions with First Marblehead, as well as the recommendation of Sandler O’Neill and the comments by Mr. Gelber, the independent committee believed would be most likely to be interested in pursuing a strategic transaction with First Marblehead. Eight of these 15 potential buyers had been contacted as part of the June 2015 process.

On or about March 31, 2016, representatives of Sandler O’Neill reached out to the 15 potential buyers approved by the independent committee to solicit their interest in a possible strategic transaction with First Marblehead. From March 31, 2016 until May 11, 2016, representatives of First Marblehead and its advisors responded to various due diligence questions and requests from a number of the third parties.

On April 4, 2016, the independent committee held a telephonic meeting. Representatives of Sandler O’Neill and WilmerHale participated in the meeting at the invitation of the independent committee. In addition, Messrs. Meyers and Gelber, Alan Breitman, First Marblehead’s Managing Director, Chief Financial Officer and Chief Accounting Officer, and Raymond Morel, First Marblehead’s Managing Director, Credit Risk Management and Corporate Finance, participated for a portion of the meeting at the invitation of the independent committee. The members of the independent committee reviewed with management a corporate overview prepared by First Marblehead and intended for use in management due diligence sessions with Parent and other interested parties, if any, that entered into nondisclosure agreements with First Marblehead. After Messrs. Meyers, Gelber, Breitman and Morel left the meeting, Sandler O’Neill updated the independent committee on the market check process, reporting that it had reached out to several of the 15 parties approved by the independent committee and that as of April 4, 2016, four parties, which we refer to as Company A, Company B, Company C and Company F, indicated an interest in further discussions about a possible strategic transaction, and three indicated that they had no interest in pursuing a strategic transaction with First Marblehead.

On April 5, 2016 and April 6, 2016, Messrs. Meyers, Gelber, Eddy, Spavold and other representatives of First Marblehead, Parent, Sandler O’Neill, Houlihan Lokey, Inc., financial advisor to Parent, which we refer to as Houlihan Lokey, Ernst & Young, transaction advisors to Parent, WilmerHale and Choate met in Boston as part of Parent’s due diligence review of First Marblehead.

From April 5, 2016 through May 31, 2016, representatives of Parent and First Marblehead and their advisors engaged in a number of teleconferences and responded to various documentation requests as part of Parent’s due diligence review of First Marblehead.

On April 8, 2016, the independent committee held a telephonic meeting. Representatives of Sandler O’Neill and WilmerHale participated in the meeting at the invitation of the independent committee. The representatives of Sandler O’Neill provided an update on the market check process, noting that WilmerHale was negotiating extensions of existing nondisclosure agreements with Company A and an additional third party, which we refer to as Company D. Company B, Company C and an additional third party, which we refer to as Company E, were in the process of reviewing First Marblehead’s public filings to determine whether they might have an interest in further discussions concerning a possible strategic transaction. In addition, the independent committee approved “rules of the road” letters with each of Messrs. Meyers and Gelber, which prohibited each of them from initiating or otherwise engaging in any discussions or negotiations with any third party with respect to any transaction in which he or other members of First Marblehead management could be asked to become equity participants or be offered managerial positions in a successor entity, except to the extent such third party was approved by the independent committee and then only in accordance with directions from the independent committee.

On April 11, 2016 and April 13, 2016, Company B and Company E, respectively, informed Sandler O’Neill that it did not wish to pursue a strategic transaction with First Marblehead.

On April 13, 2016, First Marblehead and Company D entered into an amendment to a nondisclosure agreement that they had executed on July 1, 2015 to extend the duration of the confidentiality, standstill and employee non-solicitation obligations of Company D. The amended nondisclosure agreement included a standstill provision and was substantially similar to the nondisclosure agreement between the Company and Parent. Thereafter, Company D was granted access to an electronic data room for purposes of conducting a due diligence review of First Marblehead.

On April 14, 2016, First Marblehead and Company A entered into an amendment, dated as of April 10, 2016, to a nondisclosure agreement that they had executed on July 14, 2015 to extend the duration of the confidentiality, standstill and employee non-solicitation obligations of Company A. The amended nondisclosure agreement included a standstill provision and was substantially similar to the nondisclosure agreement between First Marblehead and Parent. Thereafter, Company A was granted access to an electronic data room for purposes of conducting a due diligence review of First Marblehead.

On April 18, 2016, First Marblehead and an additional third party, which we refer to as Company F, entered into an amendment, dated as of April 14, 2016, to a nondisclosure agreement that they had executed on July 2, 2015 to extend the duration of the confidentiality, standstill and employee non-solicitation obligations of Company F. The amended nondisclosure agreement included a standstill provision and was substantially similar to the nondisclosure agreement between First Marblehead and Parent, except that the standstill provision survived until 18 months after the date of the amendment or until the earlier public announcement by First Marblehead of the execution of a definitive agreement with respect to a party’s acquisition of more than 50% of the Company common stock or First Marblehead’s assets. Thereafter, Company F was granted access to an electronic data room for purposes of conducting a due diligence review of First Marblehead.

On April 19, 2016, Parent sent a revised indication of interest to the independent committee indicating that Parent would consider an offer of $5.10 in cash for each share of First Marblehead’s common stock, and requesting an exclusivity arrangement. The April 19, 2016 indication of interest noted that the $5.10 per share price implied an equity value of First Marblehead of approximately $63.8 million, based on Parent’s assumption of approximately 12.51 million fully diluted outstanding shares.

On April 20, 2016, the independent committee held a telephonic meeting. Representatives from Sandler O’Neill and WilmerHale joined the meeting at the invitation of the independent committee. Sandler O’Neill reported on the market check process. The independent committee discussed the terms of Parent’s revised indication of interest and a possible strategic transaction. The representatives of WilmerHale reviewed the fiduciary duties of directors engaged in negotiations concerning a strategic transaction including the potential implications of exclusivity arrangements. A representative of Sandler O’Neill noted that the $5.10 price appeared to be based on an incorrect calculation by Parent of the number of fully diluted outstanding shares of Company common stock and that the number of fully diluted outstanding shares of Company common stock likely was higher than the number on which the $5.10 offer price was based. The independent committee determined that First Marblehead management should analyze the capitalization information reflected in Parent’s indication of interest. The independent committee also determined that First Marblehead would not grant Parent’s request for exclusivity.

Also on April 20, 2016, Mr. Eddy sent a letter on behalf of the independent committee to Messrs. Risley and Spavold responding to the April 19, 2016 indication of interest. In his letter, Mr. Eddy informed Messrs. Risley and Spavold that First Marblehead would continue to engage in discussions with Parent but would not grant Parent’s request for exclusivity. In addition, on April 20, 2016, representatives of Sandler O’Neill provided to representatives of Houlihan Lokey a calculation of the number of fully diluted outstanding shares of Company common stock, which was higher than the than the number of fully diluted shares on which Parent’s $5.10 offer price was based.

On April 22, 2016, Company D informed Sandler O’Neill that it did not wish to pursue a strategic transaction with First Marblehead.

On April 25, 2016, based on the calculation provided by Sandler O’Neill, Parent sent a revised indication of interest to Mr. Eddy reducing its offer to acquire First Marblehead to $5.00 per share of Company common stock, subject to continued diligence and negotiation and execution of a definitive merger agreement. The April 25, 2016 indication of interest noted that the $5.00 offer price implied an equity value of First Marblehead of approximately $64.75 million, based on approximately 12.949 million fully diluted outstanding shares. The indication of interest also noted that Parent was interested in discussing reinvestment opportunities with certain First Marblehead stockholders.

On April 25, 2016, the independent committee held a telephonic meeting. Representatives of Sandler O’Neill and WilmerHale joined the meeting at the invitation of the independent committee. Representatives of Sandler O’Neill provided an updated preliminary financial analysis and a summary of the market check process, noting that Company A, Company C and Company F continued to express interest in a possible strategic transaction with First Marblehead and all other parties had either declined to participate or withdrawn from the process. The representatives of Sandler O’Neill noted that Company A and Company F were in the process of conducting due diligence on First Marblehead. The independent committee directed WilmerHale to negotiate a nondisclosure agreement with Company C following its review of First Marblehead’s public filings. The representatives of WilmerHale reviewed once again the fiduciary duties of directors when considering a possible strategic transaction. The members of the independent committee discussed Parent’s April 25, 2016 indication of interest and next steps. In addition, at this meeting Mr. Eddy informed the independent committee that the Massachusetts Supreme Judicial Court had rendered a judgment against Mr. Meyers in a civil lawsuit between Mr. Meyers and another party. The independent committee discussed how, if at all, this judgment might affect any potential strategic transaction and noted the directors’ fiduciary duties to act in the best interests of First Marblehead and its stockholders in their evaluation of any potential strategic transaction.

Later in the day on April 25, 2016, Mr. Eddy sent a letter to Parent on behalf of the independent committee indicating that First Marblehead would provide a draft merger agreement to Parent and indicated that the proposed price of $5.00 per share remained subject to further negotiation. The letter also stated that only if and when First Marblehead and Parent agreed on valuation and other material terms of any proposed strategic transaction would the independent committee expect to permit discussions between Parent and First Marblehead management about potential reinvestment opportunities. In accordance with Mr. Eddy’s letter, WilmerHale sent an initial draft of the merger agreement to Choate on the evening of April 25, 2016.

On April 28, 2016, each of Company A and Company F informed Sandler O’Neill that it did not wish to pursue a strategic transaction with First Marblehead.

On May 3, 2016, a representative of Choate sent a revised draft of the merger agreement to representatives of WilmerHale.

On May 4, 2016, the independent committee held a telephonic meeting. Representatives of Sandler O’Neill and WilmerHale participated in the meeting at the invitation of the independent committee. The representatives of Sandler O’Neill summarized for the independent committee the results of the market check. They noted that at the direction of the independent committee, they had reached out to 15 third parties, including eight potential financial buyers and seven potential strategic buyers. Of the eight potential financial buyers, five had declined the opportunity to discuss a possible strategic transaction and three (Companies A, D and F) entered into nondisclosure agreement extensions, initiated due diligence and subsequently withdrew from the process. Six of the potential strategic buyers declined the opportunity to discuss a possible strategic transaction. The representatives of Sandler O’Neill noted that only Company C continued to discuss a possible strategic transaction with First Marblehead and that WilmerHale was negotiating a nondisclosure agreement with counsel to Company C. The representatives of Sandler O’Neill reported that the third parties declined to pursue a strategic transaction for a variety of reasons, including lack of interest in acquiring a company in the student loan industry, the size of First Marblehead, an interest in only a portion of First Marblehead’s business, and concerns with First Marblehead’s strategy, business, results of operations, financial condition or prospects. The representatives of WilmerHale then updated the independent committee on the status of negotiations with Choate on the merger agreement. There was consensus among the members of the independent committee that Parent’s proposed $5.00 price required further discussion with Parent.

Also on May 4, 2016, Mr. Eddy and Mr. Spavold discussed a number of issues in the draft merger agreement, including Parent’s objection to First Marblehead’s proposal that the merger be conditioned on holders of a majority of the outstanding shares of Company common stock held by First Marblehead stockholders other than Parent and First Marblehead’s directors and executive officers and their respective affiliates voting to adopt the merger agreement, which we refer to as the disinterested stockholder vote.

On May 6, 2016, First Marblehead and Company C entered into a nondisclosure agreement. The nondisclosure agreement included a standstill provision and was substantially similar to the nondisclosure agreement between First Marblehead and Parent. Company C was then provided with certain non-public information regarding First Marblehead.

On May 7, 2016, a representative of WilmerHale sent a revised draft of the merger agreement to representatives of Choate.

On May 11, 2016, Company C, which was at that time the only party contacted as part of the market check that remained engaged in the process, informed representatives of Sandler O’Neill that it did not wish to pursue a strategic transaction with First Marblehead.

Also on May 11, 2016, representatives of First Marblehead and WilmerHale held a teleconference with representatives of Choate to negotiate the terms of the merger agreement. The points negotiated included: whether completion of the merger would be conditioned on the disinterested stockholder vote; the conditions to the obligation of Parent to complete the merger, including the standards for the accuracy of First Marblehead’s representations and warranties and whether receipt of specified third party consents and regulatory approvals would be conditions to Parent’s obligation to complete the merger; the scope of First Marblehead’s representations and warranties and the use of materiality, Company Material Adverse Effect and knowledge qualifications and the definitions of Company Material Adverse Effect and knowledge; limitations on First Marblehead’s conduct of its business between the execution of the merger agreement and the effective time of the merger; the scope and duration of, and exceptions to, First Marblehead’s obligation not to solicit acquisition proposals; the scope of, and exceptions to, the board of directors’ obligation not to change its recommendation that First Marblehead stockholders vote to adopt the merger agreement; the respective termination rights of Parent and First Marblehead, including the circumstances in which First Marblehead would have the right to terminate the merger agreement to accept a superior proposal and the circumstances in which a termination of the merger agreement would result in the payment by First Marblehead of a termination fee and/or an obligation of First Marblehead to reimburse Parent’s transaction expenses; and the parties to the company stockholders agreement.

On May 12, 2016, Messrs. Eddy and Gelber informed Mr. Spavold by telephone that First Marblehead had received a Notice and Opportunity to Respond and Advise, or NORA, from the CFPB on May 11, 2016, as disclosed in First Marblehead’s Current Report on Form 8-K filed with the SEC on May 13, 2016. The NORA indicated that the CFPB’s Office of Enforcement is considering recommending that the CFPB take legal action against First Marblehead for practices allegedly employed by First Marblehead and its affiliates in connection with the collection and litigation of delinquent and defaulted student loans and that the CFPB may seek injunctive relief, damages, restitution and civil penalties against First Marblehead. Later on May 12, 2016, representatives of First Marblehead, WilmerHale, Choate and First Marblehead’s and Parent’s respective regulatory counsel participated in a due diligence teleconference regarding the NORA.

On May 13, 2016, Mr. Eddy and representatives of First Marblehead and WilmerHale met with Mr. Spavold and representatives of Choate to negotiate the terms of the merger agreement. In addition to the points that were negotiated by representatives of First Marblehead, WilmerHale and Choate on May 11, 2016, the points negotiated during the May 13, 2016 meeting included: the amount of the termination fee payable by First Marblehead if the merger agreement were terminated in certain circumstances; the identity of the entity that would act as the acquiring entity under the merger agreement; and First Marblehead’s request that Parent’s obligations under the merger agreement be guaranteed by an entity with substantial financial resources.

On May 13, 2016, the independent committee held a telephonic meeting. Representatives of WilmerHale participated in the meeting at the invitation of the independent committee. Mr. Eddy summarized the status of negotiations with Parent and Choate on the merger agreement.

On May 16, 2016, a representative of Choate sent a revised draft of the merger agreement to representatives of WilmerHale.

On May 17, 2016, a representative of WilmerHale sent a further revised draft of the merger agreement to representatives of Choate. In response to the revised draft of the merger agreement, a representative of Choate confirmed, at the request of a representative of WilmerHale, that, apart from price, the only unresolved issues in the merger agreement were First Marblehead’s proposal that the merger be conditioned on the disinterested stockholder vote and Parent’s related proposal that First Marblehead reimburse Parent for its transaction expenses if the merger agreement were terminated due to the nonsatisfaction of such condition.

On May 17, 2016, Messrs. Eddy and Spavold discussed the unresolved issues on the merger agreement in several telephone conversations. Mr. Spavold stated that Parent planned to lower its offer price from $5.00 to $4.75 per share of Company common stock due in large part to the NORA that the Company received from the CFPB on May 11, 2016 and First Marblehead’s continued insistence that the merger be conditioned on the disinterested stockholder vote. After a discussion, Mr. Spavold offered to forgo a price reduction and maintain the $5.00 offer price, and to potentially increase the offer price if and to the extent members of First Marblehead management agreed to participate in an equity rollover, if the independent committee would agree that the proposed merger not be conditioned on the disinterested stockholder vote. Mr. Eddy indicated that he would present this proposal to the independent committee for its consideration.

On May 19, 2016, the independent committee held a telephonic meeting. Representatives of Sandler O’Neill and WilmerHale participated in the meeting at the invitation of the independent committee. The representatives of WilmerHale reviewed the status of negotiations on the merger agreement, including the unresolved issues, and the fiduciary duties of directors in the context of a strategic transaction. Representatives of Sandler O’Neill informed the independent committee of Company C’s May 11, 2016 indication that it would not pursue a strategic transaction with First Marblehead and also informed the independent committee that, accordingly, each of the 15 parties contacted as part of the market check had decided not to pursue a strategic transaction with First Marblehead. Representatives of Sandler O’Neill then provided an update of their financial analysis. At the conclusion of the meeting, based on the progress to date on the negotiation of price and merger agreement terms, the members of the independent committee also agreed to authorize Parent to discuss with members of First Marblehead management a possible equity rollover and their potential post-merger roles with First Marblehead. On May 19, 2016, a representative of WilmerHale sent to representatives of Choate a revised draft of the merger agreement reflecting the elimination of the disinterested stockholder vote provision and the related expense reimbursement provision and, at the request of a representative of WilmerHale, a representative of Choate confirmed that the merger agreement was in substantially final form, subject to approval by the independent committee, apart from inserting the final per share merger consideration, which would be a minimum of $5.00 and subject to increase in accordance with the discussions between Messrs. Eddy and Spavold if and to the extent members of First Marblehead management agreed to participate in an equity rollover.

From May 20, 2016 to June 2, 2016, Parent discussed with members of First Marblehead management a possible equity rollover and potential post-merger roles with First Marblehead.

On May 31, 2016, Mr. Eddy and Mr. Spavold spoke by telephone to discuss the proposed purchase price. Mr. Spavold informed Mr. Eddy that members of First Marblehead management would not participate in an equity rollover and instead would elect to receive the same merger consideration as other First Marblehead stockholders for their common stock and equity awards in any merger transaction. Accordingly, there would be no price increase based on management participation in an equity rollover. After a lengthy discussion, Mr. Spavold informed Mr. Eddy that Parent’s best and final offer was $5.05 per share of Company common stock. They then discussed timing for the upcoming meetings of the independent committee and the board of directors and logistics for executing the merger agreement, if approved by the independent committee and the board of directors.

On May 31, 2016, Messrs. Eddy and Spavold discussed the identity of and the assets and operations of Clearwater, as the guarantor of Parent’s payment obligations under the merger agreement, and on May 31, 2016 and June 1, 2016, WilmerHale and Choate worked to finalize the form of merger agreement, subject to the approval of the independent committee and the board of directors.

On June 2, 2016, the independent committee held an in-person meeting at the Boston office of WilmerHale. Representatives of Sandler O’Neill and WilmerHale attended the meeting at the invitation of the independent committee. At the meeting, representatives of WilmerHale reviewed with the independent committee their fiduciary duties in connection with considering and approving the merger agreement and summarized the terms of the proposed merger agreement and related agreements. Representatives of Sandler O’Neill reviewed with the members of the independent committee its analysis of the financial terms of the proposed transaction and delivered to the independent committee Sandler O’Neill’s oral opinion to the effect that, as of June 2, 2016, and based upon and subject to various considerations and assumptions set forth in its written opinion, the merger consideration to be paid to the holders of common stock in the proposed transaction with Parent was fair to such holders (other than Parent and its affiliates) from a financial point of view. Sandler O’Neill subsequently confirmed its oral opinion by delivering its written opinion, dated June 2, 2016, to the independent committee. The written opinion of Sandler O’Neill is attached hereto as Annex D. Representatives of WilmerHale and Sandler O’Neill also responded to a number of questions from members of the independent committee regarding the fiduciary duties of directors, the financial terms of the proposed transaction and the terms of the merger agreement. Following these discussions, and review and discussion among the members of the independent committee, including the relative merits of executing a strategic transaction versus remaining a standalone company, the independent committee, among other actions, unanimously (a) determined that the merger is fair to, and in the best interests of, First Marblehead and its stockholders and declared the merger agreement advisable, (b) approved the merger and the merger agreement and the other transactions contemplated thereby, (c) authorized First Marblehead to enter into and perform its obligations under the merger agreement, (d) resolved that the merger agreement be submitted for consideration by the stockholders at the special meeting, (e) recommended that First Marblehead stockholders vote to adopt the merger agreement and (f) approved the company stockholders agreement and the parent stockholder agreement for purposes of Section 203 of the DGCL.

On June 2, 2016, the board of directors held an in-person special meeting at the Boston office of WilmerHale immediately following the meeting of the independent committee. Representatives of Sandler O’Neill and WilmerHale attended the meeting at the invitation of the board of directors. At the meeting, representatives of WilmerHale reviewed with the directors their fiduciary duties in connection with considering and approving the merger agreement and summarized the terms of the proposed merger agreement and related agreements. Representatives of Sandler O’Neill reviewed with the directors its analysis of the financial terms of the proposed transaction and the oral opinion it had delivered to the independent committee to the effect that, as of June 2, 2016, and based upon and subject to various considerations and assumptions set forth in its written opinion, the merger consideration to be paid to the holders of common stock in the proposed transaction with Parent was fair to such holders (other than Parent and its affiliates) from a financial point of view. Representatives of WilmerHale and Sandler O’Neill also responded to a number of questions from the directors regarding the proposed transaction, including the financial terms of the proposed transaction, timing considerations and the terms of the merger agreement. Following these discussions, and review and discussion among the members of the board of directors, including the relative merits of executing the merger agreement versus remaining a standalone company, the board of directors, among other actions, unanimously (a) determined that the merger is fair to, and in the best interests of, First Marblehead and its stockholders and declared the merger agreement advisable, (b) approved the merger and the merger agreement and the other transactions contemplated thereby, (c) authorized First Marblehead to enter into and perform its obligations under the merger agreement, (d) resolved that the merger agreement be submitted for consideration by the stockholders at the special meeting, (e) recommended that First Marblehead stockholders vote to adopt the merger agreement and (f) approved the company stockholders agreement and the parent stockholder agreement for purposes of Section 203 of the DGCL.

Following the adjournment of the meeting of the board of directors on June 2, 2016, First Marblehead, Parent and Transitory Subsidiary signed the merger agreement. The signing of the merger agreement was publicly announced on June 2, 2016, following the closing of trading of First Marblehead’s common stock on the NYSE.

Reasons for the Merger; Recommendation of the Board of Directors and the Independent Committee

At a meeting held on June 2, 2016, the independent committee, by a unanimous vote of all of its members, (a) determined that the merger is fair to, and in the best interests of, the Company and its stockholders and declared the merger agreement advisable, (b) approved the merger and the merger agreement and the other transactions contemplated thereby, (c) authorized the Company to enter into and perform its obligations under the merger agreement, (d) resolved that the merger agreement be submitted for consideration by the stockholders at the special meeting, (e) recommended that our stockholders vote to adopt the merger agreement and (f) approved the company stockholders agreement and the parent stockholder agreement for purposes of Section 203 of the DGCL.

At a meeting held immediately thereafter on June 2, 2016, the board of directors, acting upon the unanimous recommendation of the independent committee, by a unanimous vote of all directors, (a) determined that the merger is fair to, and in the best interests of, the Company and its stockholders and declared the merger agreement advisable, (b) approved the merger and the merger agreement and the other transactions contemplated thereby, (c) authorized the Company to enter into and perform its obligations under the merger agreement, (d) resolved that the merger agreement be submitted for consideration by the stockholders at the special meeting, (e) recommended that our stockholders vote to adopt the merger agreement and (f) approved the company stockholders agreement and the parent stockholder agreement for purposes of Section 203 of the DGCL.

Before making its recommendation, the board of directors considered the unanimous recommendation of the independent committee and consulted with the independent committee and its outside legal and financial advisors, with the board of directors’ outside legal advisors and with our senior management team. In reaching their recommendations, the board of directors and the independent committee each considered the following material factors that the board of directors and the independent committee believe support such determinations, recommendations, approvals, and resolutions:

•	the directors’ knowledge of the Company’s business, financial condition and results of operations, on both a historical and a prospective basis;

•	the directors’ evaluation of the possible alternatives to a sale, including continuing as a public company or liquidating. The independent committee and the board of directors evaluated each alternative and determined that such alternatives were likely to be less favorable to the Company’s stockholders than the merger given the potential risks, rewards and uncertainties associated with each such alternative;

•	that the Company has generated significant net losses since fiscal 2008 and that the Company’s return to profitability would be dependent on a number of uncertain factors, including loan capacity and related volumes, expense management, growth at TMS, the timely launch of a new loan program and the Company’s ability to obtain financing alternatives for Monogram-based loan programs;

•	the uncertainty of the timing and amount of any potential liability of the Company associated with the matters described in the NORA and/or certain matters involving the Massachusetts Appellate Tax Board;

•	the fact that the $5.05 per share price to be paid in cash in respect of each share of Company common stock represents:

•	an approximately 30% premium to the closing price per share of the Company common stock on the NYSE on June 2, 2016;

•	an approximately 44% premium to the volume weighted average price per share of the Company common stock on the NYSE for the 10 trading days ended June 2, 2016;

•	an approximately 41% premium to the volume weighted average price per share of the Company common stock on the NYSE for the 10 trading days ended March 24, 2016, the last full trading day before the public disclosure of exploratory discussions between Mr. Risley and the Company regarding Mr. Risley’s potential acquisition of the Company; and

•	an approximately 25% premium to the volume weighted average price per share of the Company common stock on the NYSE for the 10 trading days ended February 22, 2016, the date on which Mr. Risley commenced sales of Company common stock, as reported in Amendment No. 1 to Mr. Risley’s Schedule 13D, as filed with the SEC on March 25, 2016;

•	the fact that the merger consideration is to be paid in all cash, which provides value certainty to the Company’s stockholders and allows them to monetize their investment in the Company in the near future, while avoiding long-term business risk;

•	the financial analyses and oral opinion, which was subsequently confirmed in writing, of Sandler O’Neill to the independent committee to the effect that, as of June 2, 2016, the $5.05 per share merger consideration to be paid in cash to the holders of shares of Company common stock (other than Parent and its affiliates) pursuant to the merger agreement is fair, from a financial point of view, to the holders of Company common stock as more fully described below in “The Merger—Opinion of Sandler O’Neill & Partners, L.P.” beginning on page 43;

•	the likelihood that the merger would be completed, based on, among other things:

•	the absence of a financing condition in the merger agreement and the guarantee by Guarantor, an affiliate of Parent and an active investment/holding company with major investments in seafood harvesting and processing, in the merger agreement of Parent’s and Transitory Subsidiary’s obligations with respect to the payment of the merger consideration under the merger agreement; and

•	the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion, including the fact that there are no required regulatory approvals that are required to close the merger.

•	the procedural safeguards implemented by the board of directors and the independent committee to permit the independent committee to represent effectively the interests of the Company’s unaffiliated stockholders, including:

•	the fact that the independent committee, which consisted of four independent, non-management directors who are not affiliated with Mr. Risley or any entity controlled by Mr. Risley, met, along with the committee’s financial and legal advisors, 18 times between January 14, 2016 and June 2, 2016, the date the merger agreement was signed, that the independent committee selected and retained its own financial advisor, that members of the independent committee actively set strategy for and oversaw the negotiation of pricing and other terms with Mr. Risley and did not permit discussions with management as to potential compensation arrangements until after all price negotiations and substantially all merger agreement negotiations had been concluded, and ultimately recommended unanimously to the board of directors that the board of directors approve and adopt the merger agreement and the merger and the execution, delivery and performance by the Company of its obligations under the merger agreement, and recommended that the board of directors submit the merger agreement to the stockholders for their consideration at the special meeting and recommend that our stockholders vote to adopt the merger agreement;

•	the fact that the bid by Mr. Risley was the only formal proposal to acquire the Company, notwithstanding the fact that the Company engaged in what the independent committee viewed as a comprehensive market check and that Amendment No. 1 to Mr. Risley’s Schedule 13D, which was filed with the SEC on March 25, 2016, publicly disclosed that Mr. Risley and the Company were engaged in exploratory discussions regarding Mr. Risley’s potential acquisition of the Company;

•	the fact that members of the independent committee do not have interests in the merger different from, or in addition to, those of the Company’s stockholders generally;

•	the sales process implemented by the independent committee and its negotiations with Mr. Risley, which, among other things, resulted in an increase from the low end of Parent’s initial offer range of $4.50 per share of Company common stock, and from Parent’s offer of $5.00 per share of Company common stock on April 25, 2016, to $5.05 per share of Company common stock; and

•	the fact that, as of the execution of the merger agreement, members of senior management were not party to any binding agreements or arrangements with Parent regarding their equity participation in the surviving corporation, including with respect to any equity roll-over, except as set forth in Mr. Gelber’s employment agreement with Parent;

•	the other terms and conditions of the merger agreement and the course of negotiations of the merger agreement, including the nature of the parties’ representations, warranties and covenants and provisions regarding deal certainty. The board of directors believed, after reviewing the merger agreement with its legal advisors, that the merger agreement offered reasonable assurances as to the likelihood of consummation of the merger, did not impose unreasonable burdens on the Company and would not preclude another party from submitting a superior proposal. In particular, the board of directors noted:

•	that the Company would have the ability to respond to persons submitting unsolicited acquisition proposals to the Company, to engage in discussions or negotiations (including solicitation of revised acquisition proposals) with such persons, and to furnish to such persons information pursuant to an acceptable confidentiality agreement, if the board of directors determines in its good faith judgment, after consultation with outside counsel and its financial advisors, that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal;

•	the ability of the board of directors, under certain circumstances, to change, qualify, withhold, withdraw or modify its recommendation that its stockholders vote to adopt the merger agreement;

•	the Company’s ability to terminate the merger agreement to enter into a superior proposal, subject to certain conditions (including certain rights of Parent to have an opportunity to match the superior proposal), provided that the Company concurrently pays a $2.6 million termination fee, which is approximately 3.9% of the equity value of the Company, as described under “The Merger Agreement—Termination Fee” beginning on page 86;

•	the closing conditions to the merger, including the fact that the obligations of Parent and Transitory Subsidiary under the merger agreement are not subject to a financing condition; and

•	Parent’s and Transitory Subsidiary’s obligations with respect to the payment of the merger consideration under the merger agreement are guaranteed by Guarantor; and

•	the rights of stockholders who have perfected and not otherwise waived, withdrawn or lost their appraisal rights, to seek statutory appraisal of their shares of Company common stock under Delaware law.

The independent committee and the board of directors also weighed the factors described above against the following factors and risks that generally weighed against entering into the merger agreement:

•	the risk that the proposed merger might not be completed in a timely manner or at all;

•	the restrictions on the conduct of the Company’s business prior to the completion of the proposed merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the proposed merger;

•	the potential negative effect of the pendency of the merger, or a failure to complete the merger, could have on the Company’s business and relationships with its employees, customers, licensors and suppliers;

•	the risks and costs to the Company if the proposed merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on customer, licensor and supplier relationships;

•	the fact that current stockholders of the Company would not have the opportunity to participate in any possible growth and profits of the Company following the merger;

•	the possibility that the amounts that may be payable by the Company upon the termination of the merger agreement could discourage other potential acquirors from making a competing bid to acquire the Company, including a termination fee of $2.6 million;

•	the fact that the trading price of the Company’s common stock during the 52 weeks preceding the date of the merger agreement exceeded $5.05, including a high of $6.53 on June 4, 2015;

•	the fact that if the proposed merger is not completed, the Company will be required to pay its expenses associated with the merger agreement, the merger and the other transactions contemplated by the merger agreement, as well as, under certain circumstances discussed above, the termination fee; and

•	the fact that the merger will be a taxable transaction to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The independent committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in their recommendations with respect to the merger agreement. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 54.

The foregoing discussion of the information and factors considered by the independent committee and the board of directors in reaching their conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not find it practicable to, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The board of directors considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Sandler O’Neill & Partners, L.P.

By letter dated February 2, 2016, the independent committee retained Sandler O’Neill to act as its financial advisor in connection with First Marblehead’s consideration of a possible business combination involving First Marblehead and a second party. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the June 2, 2016 meeting at which the independent committee considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to the independent committee its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the merger consideration was fair to the holders of Company common stock (other than Parent and its affiliates) from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex D to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Company common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the independent committee in connection with its consideration of the merger and is directed only to the fairness of the merger consideration to the holders of Company common stock (other than Parent and its affiliates) from a financial point of view. It does not address the underlying business decision of First Marblehead to engage in the merger, or any other aspect of the merger, and is not a recommendation to any holder of First Marblehead’s common stock as to how such stockholder should vote at the special meeting with respect to the merger or any other matter. Sandler O’Neill’s opinion does not address the relative merits of the merger as compared to any other alternative business strategies that might exist for First Marblehead or the effect of any other transaction in which First Marblehead might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any First Marblehead officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other stockholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the merger agreement, dated June 2, 2016;

•	certain publicly available financial statements and other historical financial information of First Marblehead that Sandler O’Neill deemed relevant;

•	internal financial projections for First Marblehead for the fiscal years ending June 30, 2016 through June 30, 2020, as provided by the senior management of the Company;

•	the publicly reported historical price and trading activity for Company common stock, including a comparison of certain stock market information for Company common stock and certain stock indices;

•	a comparison of certain financial information for First Marblehead with similar institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the payment processing and educational technology service provider industries, to the extent publicly available;

•	the current market environment generally and the educational lending and technology service provider environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of First Marblehead the business, financial condition, results of operations and prospects of First Marblehead.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by First Marblehead, or that was otherwise reviewed by it, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill further relied on the assurances of the senior management of First Marblehead that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill was not asked to and did not undertake an independent verification of any such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Marblehead or Parent, or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill did not render an opinion or evaluation on the collectability of any assets or the future performance of any loans of First Marblehead or Parent or any of their respective subsidiaries.

In preparing its analyses, Sandler O’Neill used internal financial projections for First Marblehead for the fiscal years ending June 30, 2016 through June 30, 2020, as provided by the senior management of First Marblehead. With respect to those projections, the senior management of First Marblehead confirmed to Sandler O’Neill that those projections reflected the best currently available projections of the senior management of the future financial performance of First Marblehead and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such projections, or the assumptions on which they were based. Sandler O’Neill also assumed that there was no material change in First Marblehead’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analyses that First Marblehead would remain as a going concern for all periods relevant to its analyses.

Sandler O’Neill also assumed, with First Marblehead’s consent, that (a) each of the parties to the merger agreement would comply in all material respects with all material terms of the merger agreement and all related agreements, that all of the representations and warranties contained in the merger agreement were true and correct in all material respects, that each of the parties to the merger agreement would perform in all material respects all of the covenants and other obligations required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement were not waived, (b) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on First Marblehead or the merger or any related transactions, and (c) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with First Marblehead’s consent, Sandler O’Neill relied upon the advice that First Marblehead received from its legal, accounting and tax advisors which was provided to, or discussed with, Sandler O’Neill as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s analyses were necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to the independent committee, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to First Marblehead and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of First Marblehead and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of First Marblehead and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of determining whether it could render its opinion and provided such analyses to the independent committee at its June 2, 2016 meeting. Estimates of valuation ranges of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Company common stock or the price at which Company common stock may be sold at any time. See “The Merger—Reasons for the Merger; Recommendation of the Board of Directors and the Independent Committee” beginning on page 40 for information on the factors the board of directors considered in reaching its decision to approve the merger agreement.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, except for certain shares of Company common stock as specified in the merger agreement, shall become and be converted into the right to receive, without interest and subject to deduction for any required withholding tax, cash in the amount of $5.05. Based upon 12,975,303 shares of Company common stock outstanding, which included outstanding Company restricted stock units and Company director stock units, Sandler O’Neill calculated an aggregate transaction value of approximately $65.5 million. Based upon financial information for First Marblehead as of and for the twelve months ended March 31, 2016 (unless otherwise noted), Sandler O’Neill calculated the following implied transaction metrics:

Market Premium as of June 2, 2016:	30%
Premium to 10-Day VWAP, as of June 2, 2016:	44%
Premium to 10-Day VWAP, as of March 24, 2016 ¹:	41%
Premium to 10-Day VWAP, as of February 22, 2016 ²:	25%
Price / LTM Earnings:	NM
Price / FY 2016E Earnings ³:	NM
Price / FY 2017E Earnings ³:	NM
Price / Book Value:	67%
Price / Tangible Book Value:	119%

(1)	Last trading day preceding Amendment No. 1 to John Carter Risley’s Schedule 13D, as filed with the SEC on March 25, 2016.
(2)	Represents the First Marblehead VWAP on the day preceding commencement of sales by John Carter Risley’s to reduce his ownership stake in First Marblehead to 14.9%.
(3)	Wall Street Research Analyst EPS mean estimate as of May 31, 2016.

Stock Trading History. Sandler O’Neill reviewed the history of the publicly reported trading price of Company common stock for the one-year and three-year periods ended June 2, 2016. Sandler O’Neill then compared the relationship between the movements in the price of Company common stock, respectively, to certain stock indices selected by Sandler O’Neill based on its professional judgment.

First Marblehead’s One-Year Stock Performance

	Beginning Value June 2, 2015	Ending Value June 2, 2016
First Marblehead	100%	61.3%
SNL U.S. Specialty Lender Index	100%	80.0%
SNL U.S. Financial Services Index	100%	82.9%
Russel 2000 Index	100%	92.9%

First Marblehead’s Three-Year Stock Performance

	Beginning Value June 2, 2013	Ending Value June 2, 2016
First Marblehead	100%	32.8%
SNL U.S. Specialty Lender Index	100%	87.3%
SNL U.S. Financial Services Index	100%	103.0%
Russel 2000 Index	100%	118.2%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for First Marblehead with two groups of companies selected by Sandler O’Neill. The first group consisted of the publicly traded specialty finance companies known by Sandler O’Neill to specialize in the niche consumer lending space of private educational lending, or the First Marblehead Educational Lender Peer Group. The First Marblehead Educational Lender Peer Group consisted of the following companies:

Navient Corporation	SLM Corporation
Nelnet, Inc.	Enova International, Inc.

The analysis compared publicly available financial information for First Marblehead with the corresponding data for the First Marblehead Educational Lender Peer Group as of or for the twelve months ended March 31, 2016 (unless otherwise noted), with pricing data as of June 2, 2016. The table below sets forth the data for First Marblehead and the median and mean data for the First Marblehead Educational Lender Peer Group.

First Marblehead Educational Lender Comparable Company Analysis

	First Marblehead	First Marblehead Educational Lender Peer Group Median	First Marblehead Educational Lender Peer Group Mean	First Marblehead Educational Lender Peer Group High	First Marblehead Educational Lender Peer Group Low
Total Assets (in millions)	$192	$22,457	$44,302	$131,377	$915
LTM Return on Average Assets	(10.76)%	1.45%	1.80%	3.64%	0.65%
LTM Return on Average Equity	(29.92)%	14.59%	16.35%	22.55%	13.65%
Price / Book Value	52%	113%	124%	189%	82%
Price / LTM Earnings per Share	NM	7.2x	7.8x	11.1x	5.6x
Price / 2016 Estimated Earnings per Share	NM	7.2x	8.7x	13.7x	6.7x
Price / 2017 Estimated Earnings per Share	NM	6.9x	7.4x	10.6x	5.3x
Current Dividend Yield	0.0%	0.7%	1.5%	4.7%	0.0%
LTM Dividend Ratio	NM	3.9%	8.6%	26.4%	0.0%
Market Value (in millions)	$45	$2,059	$2,214	$4,505	$234
Price / 52 Week High	59%	68%	63%	81%	35%

Sandler O’Neill used publicly available information to perform a similar analysis for First Marblehead and a group of the publicly traded and established companies known by Sandler O’Neill to specialize in providing financial technology, payment processing and other information technology services for the business offices of colleges, universities and kindergarten through twelfth grade educational institutions, or the IT Business Service Providers to Educational Institutions Peer Group. The IT Business Service Providers to Educational Institutions Peer Group consisted of the following companies:

Nelnet, Inc.	Higher One Holdings, Inc.
Global Payments, Inc.

The analysis compared publicly available financial information for First Marblehead with the corresponding data for the IT Business Service Providers to Educational Institutions Peer Group as of or for the twelve months ended March 31, 2016 (unless otherwise noted), with pricing data as of June 2, 2016. The table below sets forth the data for First Marblehead and the median and mean data for the IT Business Service Providers to Educational Institutions Peer Group.

First Marblehead IT Business Service Providers to Educational

Institutions Comparable Company Analysis

	First Marblehead	IT Business Service Providers to Educational Institutions Peer Group Median	IT Business Service Providers to Educational Institutions Peer Group Mean	IT Business Service Providers to Educational Institutions Peer Group High	IT Business Service Providers to Educational Institutions Peer Group Low
Total Assets (in millions)	$192	$4,699	$11,494	$29,589	$194
LTM Return on Average Assets	(10.76)%	3.49%	3.47%	6.10%	0.83%
LTM Return on Average Equity	(29.92)%	13.65%	18.73%	34.94%	7.60%
Price / Book Value	52%	121%	121%	161%	82%
Price / LTM Earnings per Share	NM	23.4x	21.5x	34.6x	6.5x
Price / 2016 Estimated Earnings per Share	NM	16.3x	16.7x	26.5x	7.1x
Price / 2017 Estimated Earnings per Share	NM	14.8x	14.8x	22.6x	7.0x
Total Enterprise Value / LTM Earnings before Interest, Taxes, Depreciation and Amortization	NM	12.7x	12.7x	21.7x	3.7x
Total Enterprise Value / Sales	0.18x	2.9x	2.9x	4.7x	1.1x
Current Dividend Yield	0.0%	0.1%	0.5%	1.3%	0.0%
LTM Divided Ratio	NM	1.8%	3.2%	7.9%	0.0%
Market Value (in millions)	$45	$1,126	$4,488	$12,154	$182
Price / 52 Week High	59%	84%	88%	100%	81%

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed a nationwide group of merger and acquisition transactions. The group consisted of the transactions known by Sandler O’Neill to have been announced between January 1, 2013 and June 2, 2016 involving targets engaged in payment processing and educational technology services with publicly reported deal values, or the Precedent Transactions. The Precedent Transactions group was composed of the following transactions:

Acquiror	Target	Annc. Date	Deal Value	Transaction Value¹ / Sales	Transaction Value¹ / LTM Earnings before Interest and Taxes	Transaction Value ² / LTM Earnings Per Share	Transaction Value ² / LTM Earnings before Interest, Taxes, Depreciation and Amortization
Customers Bancorp, Inc.	Student Checking Customers and Refund Management	12/15/15	$37.0	0.2x	NA	NA	NA
Global Payments Inc.	Heartland Payment Systems, Inc.	12/15/15	$3,857.4	1.7x	34.9x	NM	19.8x
JetPay Corporation	ACI Merchant Systems, LLC	11/07/14	$17.5	2.6x	NA	7.9x	NA
Heartland Payment Systems, Inc.	TouchNet Information Systems, Inc.	07/30/14	$375.0	5.4x	13.5x	13.1x	12.4x
Optimal Payment Plc	Global Merchant Advisors, Inc.	07/01/14	$15.0	1.8x	NA	NA	3.3x
Optimal Payment Plc	TK Global Partners LP	07/01/14	$210.0	2.8x	NA	NA	NA
Global Payments Inc.	Payment Processing, Inc.	01/24/14	$420.0	4.2x	NA	NA	NA
ACI Worldwide, Inc.	Official Payments Holdings, Inc.	09/23/13	$148.6	1.1x	NM	NM	39.9

Using the latest publicly available financial information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following multiples: Transaction Value / Sales, Transaction Value / Earnings before Interest and Taxes, Transaction Value / LTM Earnings per Share and Transaction Value / LTM Earnings before Interest, Taxes, Depreciation and Amortization. Sandler O’Neill compared the indicated transaction metrics for the merger to the median metrics of the Precedent Transactions group.

	First Marblehead/ Parent ³	Precedent Transactions Group Median	Precedent Transactions Group Mean
Transaction Value ¹ / LTM Sales:	1.3x	2.2x	2.5x
Transaction Value ¹ / LTM Earnings before Interest and Taxes:	NM	24.2x	24.2x
Transaction Value ² / LTM Earnings Per Share:	NM	10.5x	10.5x
Transaction Value ² / LTM Earnings before Interest, Taxes, Depreciation and Amortization	NM	16.1x	18.8x

(1)	Transaction value paid for equity, plus the value of assumed current liabilities, net of current assets.
(2)	Includes only the price paid for equity, not assumption of any obligations of the entity sold.
(3)	Transaction multiples based on First Marblehead financial information as of or for the LTM ended March 31, 2016; aggregate transaction value assumed to be $65.6 million, or $5.05 per share of Company common stock.

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of Company common stock assuming First Marblehead performed in accordance with internal financial projections for First Marblehead for the years ending June 30, 2016 through June 30, 2020, as provided by the senior management of First Marblehead and summarized below under “—Financial Forecasts.” To approximate the terminal value of a share of Company common stock at June 30, 2020, Sandler O’Neill applied price to 2020 sales multiples ranging from 1.30x to 1.80x and price to 2020 net income multiples ranging from 8.0x to 18.0x. The terminal values and the Company’s estimated free cash flows for 2016 through 2020, calculated based on the financial forecasts summarized below under “—Financial Forecasts”, were then discounted to present values using discount rates ranging from 12.0% to 15.0%, which were chosen to reflect the Company’s cost of capital based on assumptions regarding required rates of return of holders or prospective buyers of Company common stock. As illustrated in the following tables, the analysis indicates an imputed range of values per share of Company common stock of $3.03 to $5.44 when applying multiples of sales and $(0.21) to $1.57 when applying multiples of net income.

Sales Multiples

Discount Rate	1.30x	1.40x	1.50x	1.60x	1.70x	1.80x
12.0%	$3.55	$3.93	$4.31	$4.69	$5.06	$5.44
12.5%	3.46	3.83	4.20	4.57	4.94	5.31
13.0%	3.37	3.74	4.10	4.46	4.83	5.19
13.5%	3.28	3.64	4.00	4.36	4.71	5.07
14.0%	3.20	3.55	3.90	4.25	4.60	4.95
14.5%	3.11	3.46	3.80	4.15	4.49	4.84
15.0%	3.03	3.37	3.71	4.05	4.39	4.72

Net Income Multiples

Discount Rate	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
12.0%	$(0.05)	$0.28	$0.60	$0.92	$1.25	$1.57
12.5%	(0.08)	0.24	0.56	0.88	1.20	1.51
13.0%	(0.10)	0.21	0.52	0.83	1.15	1.46
13.5%	(0.13)	0.18	0.48	0.79	1.10	1.40
14.0%	(0.16)	0.14	0.45	0.75	1.05	1.35
14.5%	(0.18)	0.11	0.41	0.71	1.00	1.30
15.0%	(0.21)	0.08	0.37	0.66	0.96	1.25

The following table describes the discount rate calculation for Company common stock prepared by Sandler O’Neill. In its normal course of business, Sandler O’Neill employs the Duff & Phelps valuation handbook in determining an appropriate discount rate in which the discount rate equals the sum of the risk free rate, the equity risk premium, the size premium and the industry premium.

Risk Free Rate	4.0%	Based on Normalized 20yr US Treasury
Equity Risk Premium	5.0%	Per Duff & Phelps 2015 Valuation Handbook
Size Premium	3.7%	Per Duff & Phelps 2015 Valuation Handbook
Industry Premium	1.7%	Per Duff & Phelps 2015 Valuation Handbook

Discount Rate	14.5%

Sandler O’Neill’s Relationship. Sandler O’Neill is acting as financial advisor to the independent committee in connection with the merger and will receive a transaction fee in an amount equal to 1.25% of the aggregate merger consideration, approximately $568,750 of which will become payable at the time of closing of the merger. In addition, Sandler O’Neill received a fee in an amount equal to $250,000 upon rendering its fairness opinion to the independent committee, which fairness opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O’Neill on the day of closing of the merger. First Marblehead has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its legal counsel, up to a maximum of $25,000 without First Marblehead’s prior approval. First Marblehead has also agreed to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.

Sandler O’Neill did not provide any other investment banking services to First Marblehead in the two years preceding the date of Sandler O’Neill’s opinion, nor did Sandler O’Neill provide any investment banking services to Parent during the two years immediately preceding the date of Sandler O’Neill’s opinion. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to First Marblehead and its affiliates. Sandler O’Neill may also actively trade the equity and debt securities of First Marblehead or its affiliates for its own account and for the accounts of its customers.

Financial Forecasts

The Company does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results and is especially cautious of making financial forecasts because of unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction, we provided projections to our directors and their advisors as well as to prospective bidders in connection with their due diligence review of the Company. These projections contained certain non-public financial forecasts that were prepared by our management.

A summary of the financial forecasts included in the projections has been included below. This summary is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because these financial forecasts were made available to our directors and their advisors as well as to prospective bidders. The inclusion of this information should not be regarded as an indication that our directors or their advisors, or any other person, considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the summary financial forecasts included below were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared these financial forecasts, given the information our management had at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions, the regulatory environment and other factors described in or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 21. In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that our future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any stockholder regarding the information included in the financial forecasts set forth below. We have made no representation to Parent or Transitory Subsidiary in the merger agreement concerning these financial forecasts.

Readers are cautioned not to rely on the forecasted financial information. We have not updated and do not intend to update or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error.

In preparing the financial forecasts our management made the following material assumptions:

•	the sale of certain assets of the Company at the end of fiscal year 2016 at their carrying value;

•	a compound annual growth rate of 25% in annual Monogram® platform loan originations over the five year period;

•	a compound annual growth rate of 8% in TMS revenues over the five year period;

•	no share repurchases;

•	the continued issuance of stock-based compensation; and

•	realized annual expense savings of $9.6 million across fiscal year 2016 and fiscal year 2017.

The following is a summary of the financial forecasts for the Company prepared by our management and provided to our directors and their advisors as well as to prospective bidders:

(dollars in thousands)	Fiscal Year 2016E(1)	Fiscal Year 2017E(1)	Fiscal Year 2018E(1)	Fiscal Year 2019E(1)	Fiscal Year 2020E(1)
Total revenues	$53,566	$54,282	$60,258	$67,944	$76,774
Net income	$(25,057)	$(11,556)	$(7,113)	$(2,227)	$3,299
Adjusted EBITDA(2)	$(16,001)	$(4,654)	$(961)	$3,818	$9,274
Free Cash Flow(3)	$(17,266)	$(5,904)	$(2,211)	$2,568	$8,024

(1)	The Company’s fiscal year ends on June 30, and it identifies its fiscal years by the calendar years in which they end.
(2)	In addition to providing financial measures determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company included in the financial forecasts a calculation of Adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA excludes interest, income taxes, depreciation, amortization and non-cash compensation expense. The Company presented this non-GAAP measure to the board of directors, their advisors and prospective bidders to facilitate their overall understanding of the Company’s potential financial performance and future prospects by excluding non-cash charges and highlighting the results of the Company’s recurring operations and to provide a higher degree of comparability from period to period. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of Adjusted EBITDA to net income is provided below. Sandler O’Neill’s financial analysis referred to this non-GAAP financial measure as EBITDA.
(3)	Free Cash Flow is defined as Adjusted EBITDA, less capital expenditures. Free Cash Flow was computed by Sandler O’Neill for use in its financial analysis and rendering its fairness opinion to the board of directors and was not provided to Parent or any other bidder.

Non-GAAP Reconciliation

Set forth below is a reconciliation of Adjusted EBITDA to GAAP net income:

(dollars in thousands)	Fiscal Year 2016E	Fiscal Year 2017E	Fiscal Year 2018E	Fiscal Year 2019E	Fiscal Year 2020E
Net income	$(25,057)	$(11,556)	$(7,113)	$(2,227)	$3,299
Non-Cash Compensation	2,690	2,524	2,524	2,524	2,524
Depreciation and Amortization	5,513	4,379	3,628	3,520	3,451
Other Income	(281)	—	—	—	—
Income Taxes	1,134	—	—	—	—

Adjusted EBITDA	$(16,001)	$(4,654)	$(961)	$3,817	$9,274

Source of Funds for the Merger

Parent, Mr. Risley and the controlled entities anticipate that the total funds needed to complete the merger, including the funds needed to:

•	pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares (and our other equity-based interests) outstanding as of the record date and excluding shares currently owned by Mr. Risley and the controlled entities, would be approximately $56.73 million; and

•	pay all fees and expenses related to the merger and the financing of the merger,

will be funded through a combination of some or all of:

•	existing cash on hand of Parent and/or cash made available to Parent by Mr. Risley and/or his affiliated entities;

•	net proceeds from any future equity or debt financings of Parent or another controlled entity;

•	other sources available to Parent.

The obligations of Parent and Transitory Subsidiary under the merger agreement are not conditioned upon their ability to obtain financing and the payment obligations of Parent and Transitory Subsidiary under the merger agreement are guaranteed by Clearwater Fine Foods Incorporated. Clearwater Fine Foods Incorporated is a Nova Scotia, Canada based, privately-held active investment/holding company with major investments in seafood harvesting and processing. See “The Merger Agreement—Guarantee of Payment Obligations” beginning on page 67.

Closing and Effective Time of the Merger

The closing of the merger will occur no later than the second business day following the satisfaction or waiver of all of the closing conditions set forth in the merger agreement (described under “The Merger Agreement—Conditions to the Merger” beginning on page 84) or at such other date as the parties may agree in writing.

Assuming timely satisfaction of the necessary closing conditions, we currently anticipate that the merger will be consummated during the third calendar quarter of 2016. The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such subsequent time or date as Parent and the Company may agree and specify in the certificate of merger.

Payment of Merger Consideration and Surrender of Stock Certificates

Promptly, and in any event within five business days, after the effective time of the merger, a letter of transmittal will be mailed to each record holder of shares of Company common stock (other than the excluded shares) describing how such holder should surrender its shares of Company common stock for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent (described in “The Merger Agreement—Payment Procedures” beginning on page 67) without a letter of transmittal.

If your shares of Company common stock are certificated, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent and you must also surrender your stock certificate or certificates to the paying agent. If your shares of Company common stock are held in book entry, which we refer to as uncertificated shares, surrender of any uncertificated shares will be effected in accordance with the paying agent’s customary procedures with respect to securities that are uncertificated or represented by book entry and no holder of uncertificated shares will be required to deliver a certificate or an executed letter of transmittal to the paying agent in order to receive the merger consideration to which such holder is otherwise entitled under the merger agreement. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction and, if required by the paying agent, Parent or the surviving corporation, post a bond, in such reasonable amount as Parent may reasonably direct, as indemnity against any claim that may be made against Parent or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors with respect to the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally, as more fully described below. The board of directors and the independent committee were aware of these interests and considered them, among other matters, in reaching the determination that the terms and conditions of the merger and the merger agreement were fair to, advisable and in the best interests of the Company and its stockholders and in making their recommendations regarding approval and adoption of the merger and the merger agreement as described in “The Merger—Reasons for the Merger; Recommendation of the Board of Directors and the Independent Committee” beginning on page 40.

Please see the section of this proxy statement entitled “The Merger—Golden Parachute Compensation” beginning on page 61 for additional information with respect to the compensation that our named executive officers may receive in connection with the merger.

Interests With Respect to Company Equity

Treatment of Company Stock Awards and Employee Stock Purchase Plan

Effective as of immediately prior to the effective time of the merger, each then-outstanding and unexercised option to purchase shares of Company common stock will vest in full and, as of the effective time of the merger, automatically be canceled and converted into the right to receive from the surviving corporation an amount of cash equal to the product of the total number of shares of Company common stock then underlying such Company stock option multiplied by the excess, if any, of the per share merger consideration over the exercise price per share of such Company stock option, without any interest thereon. In the event that the exercise price of any Company stock option is equal to or greater than the per share merger consideration, such Company stock option will be canceled, without any consideration being payable in respect thereof, and have no further force or effect. Because the current exercise price of each Company stock option is equal to or greater than the merger consideration, all such Company stock options will be canceled, without receiving any consideration therefor.

Pursuant to the merger agreement, effective as of immediately prior to the effective time of the merger, each Company restricted stock unit that is then outstanding and unvested will vest in full, and each Company stock unit for which shares of Company common stock have not been delivered as of immediately prior to the effective time of the merger will, as of the effective time of the merger, be canceled and converted into the right to receive from the surviving corporation an amount of cash equal to the product of the total number of shares of Company common stock then underlying such Company stock unit multiplied by the per share merger consideration.

The board of directors will terminate the Company’s employee stock purchase plan, which has been suspended indefinitely since fiscal 2008, prior to the effective time of the merger. During the period from the date of the merger agreement until the termination of the Company’s employee stock purchase plan in accordance with the merger agreement, we will not permit any offering periods to occur.

Security Holdings of Certain Persons

The following table sets forth, as of June 6, 2016, for each person who has served as a director or executive officer of the Company since the beginning of our last fiscal year: (a) the aggregate number of outstanding shares of Company common stock held; (b) the pre-tax value of such outstanding shares of Company common stock at the $5.05 per share merger consideration; (c) the aggregate number of Company stock units held that will vest or otherwise be delivered in connection with the merger; (d) the pre-tax value of such Company stock units at the $5.05 per share merger consideration; and (e) the aggregate pre-tax value of such shares of Company common stock and such Company stock units (which is the sum of columns (b) and (d)):

	(a)	(b)	(c)	(d)	(e)
	Number of Shares of Company Common Stock	Value of Shares of Company Common Stock ($)(1)	Number of Company Stock Units(2)	Value of Company Stock Units(3) ($)	Value of Company Equity ($)
Executive Officers
Daniel Meyers	981,286	4,955,494	200,000	1,010,000	5,965,494
Alan Breitman	3,374	17,039	35,000	176,750	193,789
Seth Gelber	93,116	470,236	220,040	1,111,202	1,581,438
Barry Heneghan	77,997	393,885	144,166	728,038	1,121,923
Suzanne Murray	10,433	52,687	39,750	200,738	253,425
William Baumer	32,483	164,039	39,750	200,738	364,777
Non-Employee Directors
Nancy Y. Bekavac	6,000	30,300	—	—	30,300
Peter S. Drotch	12,000	60,600	600	3,030	63,630
Thomas P. Eddy	6,000	30,300	—	—	30,300
William D. Hansen	6,600	33,330	600	3,030	36,360
All Executive Officers and Non-Employee Directors as a Group	1,231,370	6,218,419	682,740	3,447,838	9,666,257

(1)	Calculated by multiplying the $5.05 per share merger consideration by the number of shares of Company common stock.

(2)	The amount listed in this column represents the aggregate number of Company stock units held by each person, which consists entirely of Company restricted stock units, with the exception of Mr. Drotch, whose amount consists of 600 director stock units, and Mr. Hansen, whose amount consists of 600 director stock units.
(3)	Calculated by multiplying the $5.05 per share merger consideration by the number of Company stock units.

As of June 6, 2016, Parent beneficially owned approximately 14.9% of the outstanding shares of the Company’s common stock (excluding certain voting rights with respect to certain shares of Company common stock granted to Parent under the company stockholders agreement (described in more detail on page 89)). Pursuant to the merger agreement, at the effective time of the merger, all shares of Company common stock owned by Parent, Transitory Subsidiary or any other wholly owned subsidiary of Parent or Transitory Subsidiary immediately prior to the effective time of the merger will automatically be canceled and no consideration will be paid or delivered in exchange therefor.

Employment Agreements and Severance/Change in Control Benefits

Pursuant to employment agreements and employment letters, as applicable, the Company has entered into with its executives, restricted stock unit agreements entered into with the Company’s executives pursuant to the Company’s 2003 stock incentive plan, as amended and restated, or the 2003 plan, and the Company’s 2011 stock incentive plan, as amended, or the 2011 plan, and stock option agreements entered into with Mr. Meyers pursuant to the Company’s 2008 Meyers’s option plan, certain of the Company’s executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of the Company.

In addition, the Company has followed a practice of providing severance benefits to employees, including executive officers, terminated without cause. These benefits have generally been structured based on the employees’ job grade or classification and length of service. The Company believes providing these benefits helps it compete for executive talent and may help it retain current key employees. While the Company believes that the provisions of a severance package would not be a determinative factor in an executive’s decision to join or leave the Company, the Company also believes that the absence of such package would present a competitive disadvantage in the market for talented executives.

Generally, the Company’s practice in the case of change in control benefits has been to structure these as “double trigger” benefits. In other words, the change in control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated after the change in control. The Company’s restricted stock unit agreements under the 2003 plan and the 2011 plan generally provide that such award will become immediately vested in full if, on or prior to the second anniversary of the consummation of a reorganization event, as defined in the 2003 plan and the 2011 plan, as applicable, the executive’s employment is terminated for good reason by the executive or is terminated without cause by the Company or its successor. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change in control, while still providing them appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their jobs.

Please see the section of this proxy statement entitled “The Merger—Golden Parachute Compensation” beginning on page 61 for an estimate of the value of the amounts that would be payable to each of our named executive officers pursuant to the arrangements listed above, assuming that the closing of the merger occurred on June 6, 2016 and each named executive officer’s employment terminated on such date.

Employee Benefits

Pursuant to the merger agreement, from and after the effective time of the merger, Parent must carry out all employer responsibilities under all Company employee benefit plans and all employment, severance and termination plans and agreements, in each case in accordance with their terms as in effect immediately before the effective time of the merger. Subject to the foregoing, for a period of one year following the effective time of the merger, Parent must provide to each then-current employee of the Company or its subsidiaries (a) a total compensation package no less favorable than the total compensation package provided to such employees immediately before the effective time of the merger and (b) other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such employees immediately before the effective time of the merger. For a more detailed description of these provisions of the merger agreement, please see the section of this proxy statement entitled “The Merger Agreement—Additional Agreements of the Parties to the Merger Agreement—Employee Benefits Matters” on page 81.

Discussions and Agreements with Parent

As described under the “The Merger—Background of the Merger” above, Daniel Meyers, our Chairman and Chief Executive Officer, and Seth Gelber, our Managing Director, President and Chief Operating Officer, held discussions with Parent shortly before the execution of the merger agreement (after all price and substantially all other negotiations were completed) regarding employment and equity participation agreements for the period following the closing of the merger. In connection with the execution of the merger agreement, each of Messrs. Meyers and Gelber entered into an employment agreement with Parent regarding the terms of his employment with the Company following the completion of the merger.

Parent initially commenced discussions with each of Messrs. Meyers and Gelber regarding potential post-merger employment with First Marblehead, potential rollover arrangements and the Company Stockholders Agreement on May 19, 2016 after Mr. Eddy, as chair of the independent committee, informed representatives of Parent that the independent committee had authorized such discussions to take place.

Subsequent to receiving indication from Mr. Eddy that Parent may engage in discussions with each of Messrs. Meyers and Gelber, Mr. Spavold contacted each of Messrs. Meyers and Gelber and discussions ensued regarding potential post-closing roles, a potential investment by each in Parent and the Company Stockholders Agreement.

Discussions regarding potential post-closing roles involved negotiations around compensation, both during the term of employment and upon termination of employment, a potential tax gross-up in connection with a sale of First Marblehead, post-employment obligations and support of the transaction pursuant to the proposed Company Stockholders Agreement.

As outlined in further detail below, Parent agreed to enter into an employment agreement with Mr. Meyers on terms substantially similar to those contained in the agreement to which Mr. Meyers was then currently employed, except that, unlike his agreement with First Marblehead, Mr. Meyers’s employment agreement with Parent includes a one year post-employment noncompetition covenant, and Parent and Mr. Gelber agreed to enter into an employment agreement with the same framework as the agreement to be entered into with Mr. Meyers, subject to differing base, bonus and separation benefits, as outlined below. It was also agreed by Parent and Messrs. Meyers and Gelber that neither Mr. Meyers nor Mr. Gelber would participate in an equity rollover or otherwise invest in Parent or First Marblehead in connection with the merger.

Mr. Meyers’s Employment Agreement

Parent and Mr. Meyers agreed to enter into an employment agreement on terms substantially similar to those contained in the agreement to which Mr. Meyers was then currently employed, except that, unlike his agreement with First Marblehead, Mr. Meyers’s employment agreement with Parent includes a one year post-employment noncompetition covenant. It was also agreed that Mr. Meyers would not make an initial equity investment in Parent.

Mr. Meyers’s Employment Agreement, dated as of June 2, 2016, provides that, commencing on completion of the merger, he will serve as chief executive officer of the surviving corporation.

Salary. Pursuant to Mr. Meyers’s employment agreement, his annual base salary will be $1.0 million, effective as of completion of the merger. Mr. Meyers will be reimbursed by the surviving corporation for all reasonable travel, entertainment and other expenses incurred or paid by Mr. Meyers in connection with the performance of his duties. Mr. Meyers also has the opportunity to participate in the surviving corporation’s customary employee benefit plans, to the extent eligible.

Severance Benefits. Mr. Meyers’s employment is terminable by either the surviving corporation or Mr. Meyers. If Mr. Meyers’s employment is terminated by the surviving corporation without cause (as defined below) or if Mr. Meyers terminates his employment for good reason (as defined below), subject to signing a general release of claims, (a) he will receive $1.0 million if the surviving corporation has achieved positive cash flow from operations and profit from operations during the fiscal quarter in which termination occurs or cumulatively for such fiscal quarter and any prior fiscal quarters in such year, (b) his stock-based awards will immediately accelerate and become non-forfeitable, (c) he will be eligible to continue to participate in the surviving corporation’s group health, dental and vision program for 18 months, which shall reduce and count against Mr. Meyers’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, and (d) he will be entitled to receive a $1.0 million lump sum payment. “Cause” is defined in Mr. Meyers’s employment agreement as:

•	The willful failure by Mr. Meyers to perform his duties which has continued for more than 30 days following written notice of such non-performance from the board of directors of the surviving corporation and which failure to perform has had a materially adverse effect on the financial condition of the surviving corporation;

•	Any act of dishonesty, intentional fraud or willful misconduct on the part of Mr. Meyers in the performance of his duties; or

•	Mr. Meyers’s conviction of a felony involving moral turpitude.

“Good reason” is defined in Mr. Meyers’s employment agreement as the persistence of any of the following conditions after a notice and cure process specified in the employment agreement:

•	A material diminution in Mr. Meyers’s responsibilities, authorities or duties;

•	A material diminution in Mr. Meyers’s base salary without his prior written consent;

•	A material change in the geographic location at which Mr. Meyers provides services to the surviving corporation without his prior written consent; or

•	The material breach of the employment agreement by the surviving corporation.

Tax Gross-Up. In the event that any payment or distribution by the surviving corporation to or for the benefit of Mr. Meyers would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by him with respect to such excise tax, then Mr. Meyers will be entitled to receive a gross-up payment such that the net amount retained by Mr. Meyers, after deduction of any excise tax, any federal, state and local income tax, employment tax and excise tax upon any payment made, together with any interest and/or penalties assessed, will be equal to the pre-tax amount of such payments.

Non-Competition and Non-Solicitation. Mr. Meyers’s employment agreement provides that, during the term of his employment and for a period of one (1) year following termination of his employment, he cannot (a) compete with, or engage in any activity that intends to compete with, the surviving corporation or its subsidiaries, (b) solicit the surviving corporation’s or its subsidiaries’ customers, suppliers or other business relations to cease doing business with, to reduce the level of business done with, or to divert marketing resources away from the surviving corporation or its subsidiaries, (c) solicit or hire the surviving corporation’s or its subsidiaries’

employees or (d) solicit or accept any financial services-related business from any current client or customer of the surviving corporation or its subsidiaries or any prospect of the surviving corporation or its subsidiaries. While Mr. Meyers’s previously existing employment agreement prohibited for one year subsequent to termination of employment the solicitation of First Marblehead employees and customers, in connection with the negotiation of the new employment agreement, Mr. Meyers agreed to be subject to an additional one year post-employment noncompetition obligation.

Mr. Gelber’s Employment Agreement

Parent and Mr. Gelber agreed to enter into an employment agreement with the same framework as that agreement to be entered into with Mr. Meyers, subject to differing base, bonus and separation benefits, as outlined below. Mr. Gelber’s Employment Agreement, dated as of June 2, 2016, provides that, commencing on completion of the merger, he will serve as president and chief operating officer of the surviving corporation.

Salary. Pursuant to Mr. Gelber’s employment agreement, his annual base salary will be $700,000, effective as of completion of the merger, an increase from Mr. Gelber’s prior annual base salary of $475,000. Mr. Gelber will be eligible to receive annual cash bonuses of up to 75% of his base salary as determined by the chief executive officer of the surviving corporation, such amount to be based 75% on achievement of objectives of the surviving corporation and 25% on achievement of Mr. Gelber’s personal objectives, an increase from Mr. Gelber’s prior target bonus eligibility of 50% of his earned salary. Parent and Mr. Gelber agreed to negotiate in good faith to establish a long term incentive program pursuant to which Mr. Gelber would receive an incentive equity package granting Mr. Gelber an equity interest in Parent or its parent. Parent has advised the Company that, based on discussions between Mr. Gelber and representatives of Parent following execution of the merger agreement, Parent expects that the size of such equity interest will not exceed 5%. Mr. Gelber will be reimbursed by the surviving corporation for all reasonable travel, entertainment and other expenses incurred or paid by Mr. Gelber in connection with the performance of his duties, responsibilities and services for the surviving corporation. Mr. Gelber also has the opportunity to participate in the surviving corporation’s customary employee benefit plans, to the extent eligible.

Severance Benefits. Mr. Gelber’s employment is terminable by either the surviving corporation or Mr. Gelber. If Mr. Gelber’s employment is terminated by the surviving corporation without cause (as defined below) or if Mr. Gelber terminates his employment for good reason (as defined below), subject to signing a general release of claims, (a) he will receive a payment equal to the sum of one (1) year of his base salary plus the annual incentive compensation Mr. Gelber would have received upon completion of such year assuming 100% achievement of all objectives, (b) his stock-based awards will immediately accelerate and become non-forfeitable and (c) he will be eligible to continue to participate in the surviving corporation’s group health, dental and vision program for 18 months, which shall reduce and count against Mr. Gelber’s rights under COBRA. “Cause” is defined in Mr. Gelber’s employment agreement as:

•	The willful failure by Mr. Gelber to perform his duties which has continued for more than 30 days following written notice of such non-performance from the board of directors of the surviving corporation and which failure to perform has had a materially adverse effect on the financial condition of the surviving corporation;

•	Any act of dishonesty, intentional fraud or willful misconduct on the part of Mr. Gelber in the performance of his duties; or

•	Mr. Gelber’s conviction of a felony involving moral turpitude.

“Good reason” is defined in Mr. Gelber’s employment agreement as the persistence of any of the following conditions after a notice and cure process specified in the employment agreement:

•	A material diminution in Mr. Gelber’s responsibilities, authorities or duties;

•	A material diminution in Mr. Gelber’s base salary without his prior written consent;

•	A material change in the geographic location at which Mr. Gelber provides services to the surviving corporation without his prior written consent; or

•	The material breach of the employment agreement by the surviving corporation.

These severance benefits were on terms more favorable to Mr. Gelber than those to which Mr. Gelber was previously eligible in that the severance payment amount was previously limited to one year of base salary and there was no contractual commitment to fully accelerate the stock-based awards held by Mr. Gelber.

Tax Gross-Up. In the event that any payment or distribution by the surviving corporation to or for the benefit of Mr. Gelber would be subject to the excise tax imposed by Section 4999 of the Code (other than with respect to the transactions contemplated by the merger agreement), or any interest or penalties are incurred by him with respect to such excise tax, then Mr. Gelber will be entitled to receive a gross-up payment such that the net amount retained by Mr. Gelber, after deduction of any excise tax, any federal, state and local income tax, employment tax and excise tax upon any payment made, together with any interest and/or penalties assessed, will be equal to the pre-tax amount of such payments. Mr. Gelber’s pre-existing employment agreement did not provide for a tax gross-up payment.

Non-Competition and Non-Solicitation. Mr. Gelber’s employment agreement provides that, during the term of his employment and for a period of one (1) year following termination of his employment, he cannot (a) compete with, or engage in any activity that intends to compete with, the surviving corporation or its subsidiaries, (b) solicit the surviving corporation’s or its subsidiaries’ customers, suppliers or other business relations to cease doing business with, to reduce the level of business done with, or to divert marketing resources away from the surviving corporation or its subsidiaries, (c) solicit or hire the surviving corporation’s or its subsidiaries’ employees or (d) solicit or accept any financial services-related business from any current client or customer of the surviving corporation or its subsidiaries or any prospect of the surviving corporation or its subsidiaries. This one year post-employment noncompetition and nonsolicitation obligation is a continuation of the commitments to which Mr. Gelber is currently subject pursuant to his Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement with First Marblehead.

Indemnification of Directors and Officers

All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger and rights to advancement of expenses relating thereto now existing in favor of any person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the effective time of the merger, an officer, director, employee or agent of the Company or any of its subsidiaries, who we refer to as an indemnified party, whether provided in the certificate of incorporation or by-laws (or comparable organizational documents) of the Company or any of its subsidiaries or in any indemnification agreement between any indemnified party and the Company or any of its subsidiaries, will survive the merger and continue in full force and effect, and may not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any indemnified party.

For six years following the effective time of the merger, Parent and the surviving corporation have agreed to maintain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its subsidiaries as contained in the Company’s certificate of incorporation and by-laws in effect on the date of the merger agreement.

Parent has also agreed to either (a) maintain in effect for six years after the effective time of the merger directors’ and officers’ liability insurance on terms at least as favorable to these individuals as the Company’s existing directors’ and officers’ liability insurance policies with respect to events occurring at or prior to the effective time of the merger, provided that Parent is not obligated to pay more than 300% of the current annual premium paid by the Company for its directors’ and officers’ liability insurance policy, which we refer to as the Maximum Premium, or (b) purchase a “tail” policy and maintain such endorsement for six years after the closing of the merger. Notwithstanding the foregoing, the Company may, prior to the effective time of the merger, elect to purchase its own “tail” policy under its existing directors’ and officers’ liability insurance policy, as long as the tail policy does not cost more than the Maximum Premium.

For a more detailed description of these provisions of the merger agreement, please see the section of this proxy statement entitled “The Merger Agreement—Additional Agreements of the Parties to the Merger Agreement—Indemnification” on page 80.

Intent to Vote in Favor of the Merger

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock, representing [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In addition, pursuant to (a) the company stockholders agreement entered into by Messrs. Meyers and Gelber with Parent, and (b) the parent stockholder agreement entered into by Parent with the Company, each applicable stockholder has agreed to vote all shares of Company common stock held by him or it in favor of the adoption of the merger agreement and the other transactions contemplated thereby, representing in the aggregate approximately 24% of the issued and outstanding shares of Company common stock, subject to specified exceptions. See “Stockholders Agreements” beginning on page 89. A copy of the full text of each of the company stockholders agreement and the parent stockholder agreement is attached hereto as Annex B and Annex C, respectively.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for our named executive officers that is based on or otherwise relates to the merger, assuming that the merger was consummated on June 6, 2016, and that the named executive officer’s employment was terminated on the same day (a) in the case of each of Messrs. Meyers and Gelber, by the Company without “cause” or by the named executive officer for “good reason” (as such terms are defined in his employment agreement with Parent), and (b) in the case of each of Messrs. Breitman and Heneghan and Ms. Murray, by the Company for a reason other than “cause” (as such term is defined in his or her letter agreement with the Company).

The table below describes the estimated potential payments to each of our named executive officers under the terms of their respective letter or employment agreements, together with the value of the unvested restricted stock units that will be accelerated in accordance with the terms of the merger agreement. The amounts shown in the table do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, on or prior to the effective date of the merger or the value of payments or benefits that are not based on or otherwise related to the merger.

For purposes of calculating the potential payments set forth in the table below, we have assumed that (a) the merger shall become effective on, and the date of termination is, June 6, 2016, (b) the stock price is $5.05 per share, which is the per share merger consideration and (c) in the case of Messrs. Meyers and Gelber, the terms of their severance will be governed by their respective employment agreements with Parent, which agreements will become effective on the closing date of the merger. The amounts shown in the table are estimates only and are based on assumptions and information available to date. The actual amounts that may be paid upon an individual’s termination of employment can only be determined at the actual time of such termination.

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total
Daniel Meyers	$1,000,000	$1,010,000	$ 8,465	$2,018,465
Alan Breitman	$ 175,000	$ 176,750	$ 7,380	$ 359,130
Seth Gelber	$1,225,000	$1,111,202	$22,141	$2,358,343
Barry Heneghan	$ 202,900	$ 728,038	$ 7,380	$ 938,318
Suzanne Murray	$ 200,000	$ 200,738	$ 2,822	$ 403,560

(1)

The amount listed in this column represents: (a) in the case of Mr. Meyers, a lump sum payment of $1 million in accordance with his employment agreement with Parent, which amount is payable in a single lump sum on the 31st day following his termination of employment, but does not represent any amount payable on account of the Company’s achievement of quarterly targeted financial results specified in his employment agreement because we have assumed that no such quarterly targeted financial results will be met as of June 6, 2016, (b) in the case of Mr. Gelber, an amount equal to the sum of (i) 12 months’ base salary based on his salary in effect on the closing date of the merger in accordance with his employment agreement with Parent plus (ii) the annual incentive compensation which he would have been eligible to receive pursuant to his employment agreement with Parent upon completion of the year assuming 100% achievement of all objectives, which amount is payable in a single lump sum on the 30th day following the effectiveness of a release of claims in favor of the Company, and (c) in the case of Messrs. Breitman and Heneghan and Ms. Murray, continued payment of his or her base salary based on his or her base salary in effect on the closing date of the merger for a period of six months, payable in accordance with the Company’s usual payroll policies following the effectiveness of any required release of claims in favor of the Company.

The base salary, and, with respect to Mr. Gelber only, the annual incentive compensation, for each named executive officer other than Mr. Meyers effective as of the closing date of the merger is:

Name	Base Salary	Annual Incentive Compensation
Alan Breitman	$350,000	—
Seth Gelber	$700,000	$525,000
Barry Heneghan	$405,800	—
Suzanne Murray	$400,000	—

(2)	The amount listed in this column represents single-trigger payments in cancellation of Company restricted stock units held by each named executive officer, calculated as $5.05 per share of Company common stock underlying the Company restricted stock units multiplied by the number of Company restricted stock units being canceled, after giving effect to those Company restricted stock unit shares that will vest on an accelerated basis at the effective time of the merger: for Mr. Meyers, 200,000; for Mr. Breitman, 35,000; for Mr. Gelber, 220,040; for Mr. Heneghan, 144,166; and for Ms. Murray, 39,750.
(3)	The amount listed in this column represents (a) in the case of Messrs. Meyers and Gelber, payments for the cost of the Company’s share of premiums for group health, dental and vision insurance coverage for 18 months following termination of employment and (b) in the case of Messrs. Breitman and Heneghan and Ms. Murray, payments for the cost of the Company’s share of premiums for group medical insurance for active and similarly situated employees who receive the same type of coverage for 6 months following termination of employment.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the U.S. federal income tax consequences of the merger to “U.S. holders” and certain “non-U.S. holders” (both terms defined below) whose shares of our common stock are converted into the right to receive cash pursuant to the merger. This summary is for information purposes only and is not tax advice. It does not purport to consider all aspects of U.S. federal income taxation that might be relevant for holders of our common stock. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the applicable U.S. Treasury regulations promulgated under the Code, published rulings by the Internal Revenue Service, which we refer to as the IRS, and judicial authorities and administrative decisions, all as in effect as of the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could alter the tax consequences to the holders described herein. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the merger.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a trust that (a) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

As used herein, a “non-U.S. holder” means a beneficial owner of shares of our common stock that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This summary applies only to holders who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address or consider all of the U.S. federal income tax consequences that may be applicable to holders of our common stock in light of their particular circumstances. For instance, this summary does not address the alternative minimum tax or the tax consequences to stockholders who validly exercise dissenters’ rights under the DGCL. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders who are subject to special treatment under U.S. federal income tax rules, including, for example, banks and other financial institutions; insurance companies; securities dealers or broker-dealers; mutual funds; traders in securities who elect to use the mark-to-market method of accounting; tax-exempt investors; S corporations; holders classified as partnerships or other flow-through entities under the Code; U.S. expatriates; holders who hold their shares of our common stock as part of a hedge, straddle, conversion transaction, or other integrated investment or constructive sale transaction; holders whose functional currency is not the U.S. dollar; holders who acquired their shares of our common stock through the exercise of Company stock options or otherwise as compensation; and, except to the extent described below, holders who actually or constructively own 5% or more of the outstanding shares of our common stock. In addition, this summary does not address the impact of the Medicare contribution tax, any aspects of foreign, state, local, estate, gift, or other tax laws (or any U.S. federal tax laws other than those pertaining to income tax) that may be applicable to a particular holder in connection with the merger.

Further, this summary does not address any tax consequences of the merger to holders of options or restricted stock units whose options or restricted stock units are cancelled in exchange for cash pursuant to the merger. Such option and restricted stock unit holders should consult their tax advisors regarding the tax consequences of the merger to them. Moreover, this summary does not discuss any other matters relating to equity compensation or benefit plans (including our 401(k) plan).

U.S. Holders

A U.S. holder’s receipt of the per share merger consideration in exchange for shares of our common stock will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. The amount of gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered by the U.S. holder in the merger. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than 12 months at the effective time of the merger. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders are generally taxed at preferential U.S. federal income tax rates. A U.S. holder’s ability to deduct capital losses may be limited.

Non-U.S. Holders

Cash received in the merger by a non-U.S. holder generally will not be subject to U.S. withholding tax (other than potentially to backup withholding tax, as discussed below) and will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if an income tax treaty applies, is attributable to a United States permanent establishment maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as if it were a U.S. holder, and, if the non-U.S. holder is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty;

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder recognized in the taxable year of the disposition, if any; or

•	the Company was a “United States real property holding corporation”, which we refer to as a USRPHC, within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes within the five years preceding the merger and the non-U.S. holder owned, actually or constructively, more than 5% of the Company common stock at any time during the five-year period preceding the merger. In general, the Company would be a USRPHC if interests in U.S. real estate comprised most of its assets. Although there can be no assurances in this regard, the Company does not believe it is, or has been during the five years preceding the merger, a USRPHC for U.S. federal income tax purposes.

Non-U.S. holders should consult their own tax advisors regarding the tax consequences to them of the merger.

Backup Withholding and Information Reporting

A U.S. holder may be subject to backup withholding on all payments to which such U.S. holder is entitled in connection with the merger, unless the U.S. holder provides its correct taxpayer identification number and complies with applicable certification procedures or otherwise establishes an exemption from backup withholding. In addition, if the paying agent is not provided with a U.S. holder’s correct taxpayer identification number or other adequate basis for exemption, the U.S. holder may be subject to certain penalties imposed by the IRS. Each U.S. holder should complete and sign the IRS Form W-9 included as part of the letter of transmittal and timely return it to the paying agent in order to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Certain non-U.S. holders may also be subject to backup withholding unless they establish an exemption from backup withholding in a manner satisfactory to the paying agent (such as by completing and signing an appropriate IRS Form W-8) and otherwise comply with the backup withholding rules. Non-U.S. holders should consult their own tax advisors regarding these matters.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against a holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

Payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

This summary is provided for general information only and is not tax advice. The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances and the application of state, local, foreign, estate, gift and other tax laws (or any U.S. federal tax laws other than those pertaining to income tax).

Regulatory Approvals

The merger is not subject to the reporting and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and we are not aware of any other material regulatory consents that are required in connection with the merger. Under the terms of the merger agreement, the merger cannot be consummated if any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

THE MERGER AGREEMENT (PROPOSAL ONE)

The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Transitory Subsidiary were qualified and subject to important limitations agreed to by the Company, Parent and Transitory Subsidiary in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing as facts the matters described therein. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in a disclosure schedule that the Company delivered to Parent in connection with the merger agreement, which we refer to as the Company Disclosure Schedule. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The Merger

Upon the terms and subject to the conditions of the merger agreement, Transitory Subsidiary, a wholly owned subsidiary of Parent, will merge with and into the Company, with the Company continuing as the surviving corporation of the merger. As a result of the merger, the separate corporate existence of Transitory Subsidiary will cease, and the Company will become a wholly owned subsidiary of Parent. We sometimes refer to the Company after the consummation of the merger as the surviving corporation. The certificate of incorporation of the Company will be amended and restated in its entirety, by virtue of the merger, to read as set forth on an exhibit to the merger agreement. The by-laws of the Company will also be amended and restated in their entirety so that, immediately following the effective time of the merger, they are identical to the by-laws of Transitory Subsidiary as in effect immediately prior to the effective time of the merger, except that all references to the name of Transitory Subsidiary will be changed to refer to the Company. The directors of Transitory Subsidiary immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Effective Time of the Merger

The closing of the merger will occur no later than the second business day following the satisfaction or waiver of all of the closing conditions set forth in the merger agreement or at such other date as the parties may agree in writing. The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such subsequent time or date as Parent and the Company may agree and specify in the certificate of merger. We intend to complete the merger as promptly as practicable, subject to receipt of the Company stockholder approval and satisfaction of the other closing conditions. Although we currently expect to complete the merger during the third calendar quarter of 2016, we cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of Company common stock, other than shares of Company common stock that are held in the treasury of the Company and any shares of Company common stock owned by Parent, Transitory Subsidiary or any other wholly owned subsidiary of Parent or Transitory Subsidiary and any dissenting shares, which are described below under “–Appraisal Rights,” will be canceled and automatically converted into the right to receive $5.05 in cash, without interest and subject to deduction for any required withholding tax, which we refer to as the merger consideration. If at any time during the period between the date of the merger agreement and the effective time of the merger, any change in the outstanding shares of capital stock of the Company occurs as a result of any reclassification, stock split, reverse stock split, subdivision or combination, exchange or readjustment of shares, stock dividend (including any dividend or distribution of securities convertible into Company common stock), reorganization, recapitalization, merger or other similar change or transaction with respect to Company common stock occurring (or for which a record date is established) after the date of the merger agreement and prior to the effective time of the merger, the per share merger consideration will be equitably adjusted to reflect such change.

Any shares of Company common stock that are held in the treasury of the Company and any shares of Company common stock owned by Parent, Transitory Subsidiary or any other wholly owned subsidiary of Parent or Transitory Subsidiary will be automatically canceled and no consideration will be paid for such shares.

Any dissenting shares will be entitled to the rights granted by Section 262 of the DGCL. These rights are discussed more fully under the section of this proxy statement entitled “Appraisal Rights” beginning on page 97.

Guarantee of Payment Obligations

Clearwater Fine Foods Incorporated, a Nova Scotia, Canada based, privately-held active investment/holding company with major investments in seafood harvesting and processing and an affiliate of Parent and Transitory Subsidiary that we refer to as Guarantor, has agreed to take all action necessary to cause Parent, Transitory Subsidiary or the surviving corporation, as applicable, to perform all of its agreements, covenants and obligations with respect to the payment of the merger consideration under the merger agreement, which we refer to as the guaranteed obligations. Guarantor unconditionally guarantees the full and complete performance by Parent, Transitory Subsidiary or the surviving corporation, as applicable, of the guaranteed obligations and will be liable for any breach of any guaranteed obligation by any of Parent, Transitory Subsidiary and the surviving corporation.

Payment Procedures

Prior to the effective time of the merger, Parent will enter into an agreement (in form and substance reasonably acceptable to the Company) with the paying agent for the merger, which we refer to as the paying agent, for the paying agent to act in such capacity for the merger and deposit (or cause to be deposited) with the paying agent, for the benefit of the holders of shares of Company common stock outstanding immediately prior to the effective time of the merger, a cash amount sufficient to pay the merger consideration pursuant to the merger agreement in exchange for all of the issued and outstanding shares of Company common stock as of immediately prior to the effective time of the merger, which we refer to as the payment fund. The payment fund may not be used for any purpose other than to fund payments to stockholders pursuant to the merger agreement. The payment fund will be invested by the paying agent as directed by Parent, except that these investments must be in obligations of or guaranteed by the United States, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available). No gain or loss on the payment fund will affect the amounts payable under the merger agreement and Parent must take all actions necessary to ensure that the payment fund includes at all times cash sufficient to satisfy Parent’s obligation to pay the merger consideration under the merger agreement. Any interest and other income resulting from these investments (net of any losses) will be paid to Parent upon termination of the payment fund in accordance with the merger agreement. In the event of any losses to the payment fund such that the payment fund is diminished below the level required for the paying agent to make prompt cash payments as required under the merger agreement, Parent must, or must cause the surviving corporation to, immediately deposit additional cash into the payment fund to the extent necessary for the paying agent to make prompt cash payments as required under the merger agreement.

Promptly (and in any event within five business days) after the effective time of the merger, Parent will cause the paying agent to mail to each holder of record of a certificate representing shares of Company common stock, which we refer to as a certificate, and each holder of record of shares held in book entry, which we refer to as uncertificated shares, a letter of transmittal and instructions for use in effecting the surrender of the certificates (or affidavits of loss in lieu thereof) or uncertificated shares in exchange for the merger consideration payable with respect to such shares. Surrender of any uncertificated shares will be effected in accordance with the paying agent’s customary procedures with respect to securities that are uncertificated or represented by book entry and no holder of uncertificated shares will be required to deliver a certificate or an executed letter of transmittal to the paying agent in order to receive the merger consideration to which such holder is otherwise entitled under the merger agreement. Upon surrender to the paying agent of a certificate (or affidavit of loss in lieu thereof), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions to such letter of transmittal, and such other documents as may reasonably be required by the paying agent, or surrender to the paying agent of uncertificated shares in accordance with the preceding sentence, the holder of such certificate or uncertificated shares will be promptly paid in exchange therefor a cash amount in immediately available funds equal to the number of shares of Company common stock formerly represented by such certificate (or affidavit of loss in lieu thereof) or such uncertificated shares multiplied by the per share merger consideration.

No interest will be paid or accrued on the cash payable upon the surrender of certificates or uncertificated shares. In the event of a transfer of ownership of a certificate or uncertificated shares which is not registered in the transfer records of the Company, the merger consideration may be paid to a person other than the person in whose name the certificate or uncertificated shares is registered only if the person requesting such payment presents proper evidence of transfer and, if applicable, the surrendered certificate is properly endorsed and otherwise in proper form for transfer or, in the case of uncertificated shares, the person in whose name such uncertificated shares are registered delivers to the paying agent instruments of transfer in such form as the paying agent may reasonably require in accordance with its customary procedures for the transfer for securities represented by book entry, and Parent or the paying agent receives a properly completed IRS Form W-8 or W-9, as applicable, and evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by the merger agreement, each certificate and all uncertificated shares (other than certificates or uncertificated shares representing dissenting shares) will be deemed at any time after the effective time of the merger to represent only the right to receive upon such surrender the merger consideration as contemplated by the merger agreement, without any interest thereon.

All cash paid upon the surrender of certificates or cancellation of uncertificated shares in accordance with the terms of the merger agreement will be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company common stock formerly represented by such certificates and uncertificated shares. At the effective time of the merger, the stock transfer books of the Company will be closed and there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Company common stock which were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates or uncertificated shares are presented to the surviving corporation or the paying agent for any reason, they will be canceled and exchanged as provided in the merger agreement.

Any portion of the payment fund that remains undistributed to the holders of certificates and uncertificated shares for six months after the effective time of the merger (including all interest and other income received by the paying agent in respect of all funds made available to it) will be delivered to Parent automatically and any holder of a certificate or uncertificated shares who has not previously complied with the payment procedures in the merger agreement will be entitled to receive from Parent or the surviving corporation (subject to abandoned property, escheat and other similar laws), as a general unsecured creditor thereof, payment of its claim for the merger consideration payable upon due surrender of the certificate or uncertificated shares. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental entity will become, to the extent permitted by applicable law, the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled to such amounts.

To the extent permitted by applicable law, none of Parent, Transitory Subsidiary, the Company, the surviving corporation or the paying agent will be liable to any holder of shares of Company common stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

If any certificate is lost, stolen or destroyed, upon the making of an affidavit, in the paying agent’s customary form, of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by the paying agent, Parent or the surviving corporation, the posting by such person of a bond, in such reasonable amount as Parent may reasonably direct, as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate, the paying agent will pay, in exchange for such lost, stolen or destroyed certificate, the merger consideration to be paid in respect of the shares of Company common stock formerly represented by the certificate, as contemplated by the merger agreement.

You should not send your certificates (if any) to the paying agent until you have received transmittal materials from the paying agent. Do not return your certificates (if any) with the enclosed proxy.

Appraisal Rights

If the merger is completed, shares of Company common stock issued and outstanding immediately prior to the effective time of the merger that are held by a holder who has not voted in favor of the merger or consented to the merger in writing, who has, prior to such vote, made a proper demand for appraisal of such shares of Company common stock in accordance with Section 262 of the DGCL, who continuously holds such shares of record from the date of the making of the demand through the effective time of the merger and who does not thereafter fail to perfect, withdraw or otherwise lose his, her or its rights to appraisal, which we refer to as dissenting shares, will not be converted into or represent the right to receive the merger consideration in accordance with the merger agreement. Holders of dissenting shares will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive in lieu of the merger consideration payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of the shares of Company common stock as of the effective time of the merger. These rights are discussed more fully under the section of this proxy statement entitled “Appraisal Rights” beginning on page 97.

If any dissenting shares lose their status as such (through failure to perfect, withdrawal or otherwise) or if the Delaware Court of Chancery determines that such holder is not entitled to the relief provided by Section 262 of the DGCL in an appraisal proceeding, then, as of the later of the effective time of the merger or the date of loss of such status, such shares will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration in accordance with the merger agreement, without interest thereon, upon surrender of such holder’s uncertificated shares, or certificate(s) formerly representing such shares if such shares are certificated, in accordance with the procedures in the merger agreement.

The Company must give Parent prompt notice of any written demand for appraisal received by the Company prior to the effective time of the merger pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the effective time of the merger pursuant to the DGCL that relates to such demand and the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company may not make any payment or settlement offer prior to the effective time of the merger with respect to any such demand, notice or instrument unless Parent gives its prior written consent to such payment or settlement offer.

Treatment of Company Stock Awards and Employee Stock Purchase Plan

Effective as of immediately prior to the effective time of the merger, each then-outstanding and unexercised option to purchase shares of Company common stock will vest in full and, as of the effective time of the merger, automatically be canceled and converted into the right to receive from the surviving corporation an amount of cash equal to the product of the total number of shares of Company common stock then underlying such Company stock option multiplied by the excess, if any, of the per share merger consideration over the exercise price per share of such Company stock option, without any interest thereon. In the event that the exercise price of any Company stock option is equal to or greater than the per share merger consideration, such Company stock option will be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

Effective as of immediately prior to the effective time of the merger, each Company restricted stock unit that is then outstanding and unvested will vest in full, and each Company stock unit for which shares of Company common stock have not been delivered as of immediately prior to the effective time of the merger will, as of the effective time of the merger, be canceled and converted into the right to receive from the surviving corporation an amount of cash equal to the product of the total number of shares of Company common stock then underlying such Company stock unit multiplied by the per share merger consideration.

Parent will cause the surviving corporation to make any payments contemplated above as promptly as practicable (and in any event within five business days) after the effective time of the merger and to maintain at all times from and after the effective time of the merger sufficient liquid funds to satisfy its obligations under these provisions of the merger agreement.

The Company will mail to each person who is a holder of Company stock options or Company stock units a letter describing the treatment of and payment for such equity awards pursuant to the merger agreement and providing instructions for use in obtaining payment therefor.

The board of directors will terminate the Company’s employee stock purchase plan, which has been suspended indefinitely since fiscal 2008, prior to the effective time of the merger. During the period from the date of the merger agreement until the termination of the Company’s employee stock purchase plan in accordance with the merger agreement, we will not permit any offering periods to occur.

Representations and Warranties

In the merger agreement, the Company made representations and warranties to Parent and Transitory Subsidiary, including those relating to:

•	the Company’s corporate organization, standing and power;

•	the Company’s capitalization;

•	the Company’s subsidiaries;

•	the Company’s authorization (including approval of the board of directors and direction to submit the merger agreement to a stockholder vote and recommendation of stockholder approval), execution, delivery, performance and the enforceability of the merger agreement;

•	the absence of conflicts with, or violations of, the Company’s organizational documents, applicable laws, contracts or permits, the expansion of rights granted to third parties in Company intellectual property or rights of third parties to receive Company source code, in each case as a result of the Company’s execution of the merger agreement or consummation of the merger; the absence of required governmental consents in connection with the merger; and the vote required by Company stockholders to adopt the merger agreement;

•	documents filed by the Company with the SEC, the accuracy and completeness of the financial statements and other information contained therein; this proxy statement; the Company’s compliance with the Sarbanes-Oxley Act of 2002, as amended; and the Company’s disclosure controls and procedures;

•	the absence of certain undisclosed liabilities;

•	the absence of a Company Material Adverse Effect (as defined below under “—Definition of Company Material Adverse Effect”) since March 31, 2016; and the absence of certain other changes or events involving the Company from March 31, 2016 until the date of the merger agreement;

•	the Company’s filing of tax returns, payment of taxes and other tax matters;

•	the Company’s leased real property;

•	the Company’s intellectual property;

•	the Company’s material contracts;

•	the absence of pending or threatened litigation or investigations involving the Company;

•	environmental matters with respect to the Company’s operations;

•	the Company’s employee benefit plans, matters relating to the Employee Retirement Income Security Act of 1974, as amended, and other matters concerning employee benefits and employment agreements;

•	the Company’s compliance with laws;

•	the Company’s possession of and compliance with permits, licenses and franchises to conduct its business;

•	the Company’s employees and other labor matters;

•	the receipt by the independent committee of an opinion from Sandler O’Neill, its financial advisor;

•	the absence of undisclosed obligations to brokers and investment bankers;

•	the Company’s insurance policies;

•	certain of the Company’s suppliers and customers;

•	the Company’s protection of personal information and the Company’s information technology systems; and

•	the absence of representations and warranties by Parent and Transitory Subsidiary not set forth in the merger agreement.

In the merger agreement, Parent and Transitory Subsidiary made representations and warranties to the Company, including those relating to:

•	Parent’s and Transitory Subsidiary’s corporate organization, standing and power;

•	Parent’s and Transitory Subsidiary’s authorization, execution, delivery, performance and the enforceability of the merger agreement;

•	the absence of conflicts with, or violations of, Parent’s and Transitory Subsidiary’s organizational documents, applicable laws, contracts or permits, in each case as a result of their execution of the merger agreement or consummation of the merger; the absence of required governmental consents in connection with the merger; and the absence of any vote required by holders of Parent’s or Transitory Subsidiary’s securities in connection with the merger, other than the written consent of Parent, as the sole stockholder of Transitory Subsidiary;

•	the information provided by Parent and Transitory Subsidiary in writing for inclusion in this proxy statement;

•	the operations of Transitory Subsidiary;

•	the availability to Parent and Transitory Subsidiary of cash resources sufficient to satisfy their payment obligations under the merger agreement;

•	the inapplicability to the merger of the restrictions set forth in Section 203 of the DGCL;

•	the absence of pending or threatened litigation or investigations involving Parent or Transitory Subsidiary;

•	the disclosure to the Company of all agreements and understandings between Parent or Transitory Subsidiary and any member of the board of directors or of management of the Company;

•	the absence of undisclosed obligations to brokers and investment bankers;

•	the due diligence investigation of Parent and Transitory Subsidiary;

•	the absence of representations and warranties by the Company not set forth in the merger agreement; and

•	Parent’s and Transitory Subsidiary’s non-reliance on Company estimates, projections, forecasts, forward-looking statements and business plans.

Definition of Company Material Adverse Effect

Several of the representations and warranties made by the Company in the merger agreement and certain conditions to the performance by Parent and Transitory Subsidiary of their obligations under the merger agreement are qualified by reference to whether the item in question would have a “Company Material Adverse Effect.” The merger agreement provides that a “Company Material Adverse Effect” means any event, change, occurrence or effect that has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. However, no change (by itself or when aggregated or taken together with any and all other changes) resulting from, arising out of, attributable to or related to any of the following will be deemed to be or constitute a “Company Material Adverse Effect”:

•	changes in general economic conditions or financial markets, or conditions in the global economy generally;

•	changes in conditions in the securities markets, credit markets, currency markets or other financial markets;

•	changes in conditions in the industries in which the Company and its subsidiaries conduct business;

•	changes in political conditions;

•	any armed hostilities, acts of war or terrorism;

•	natural disasters, weather conditions and other force majeure events;

•	the announcement of the merger agreement or the pendency or consummation of the transactions contemplated thereby, including the identity of Parent or its affiliates;

•	any actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, the merger agreement; or the failure to take any action prohibited by the merger agreement;

•	changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

•	any fees or expenses incurred in connection with the transactions contemplated by the merger agreement;

•	changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public financial estimates or expectations or any failure by the Company to meet any internal budgets, plans or forecasts;

•	any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company; and

•	certain matters involving the Massachusetts Appellate Tax Board and the CFPB;

except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first, second, third, fourth, fifth, sixth and ninth bullets above disproportionately adversely affect in a material respect the Company and its subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its subsidiaries conduct business (in which case, such adverse effects (if any) will be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate in a material respect).

Definition of Parent Material Adverse Effect

Certain of the representations and warranties made by Parent and Transitory Subsidiary in the merger agreement and certain conditions to the performance of the Company’s obligations under the merger agreement are qualified by reference to whether the item in question would have a “Parent Material Adverse Effect.” The merger agreement provides that a “Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of Parent or Transitory Subsidiary to consummate the merger or any of the other transactions contemplated by the merger agreement.

Covenants Relating to the Conduct of the Company’s Business

Except as otherwise contemplated or permitted by the merger agreement, as required by applicable law or by any agreement, plan or arrangement in effect on the date of the merger agreement, as set forth in the Company Disclosure Schedule, or with Parent’s prior written consent (which may not be unreasonably withheld, conditioned or delayed), during the period beginning on the date of the merger agreement and ending at the earlier to occur of the effective time of the merger or the termination of the merger agreement, the Company must, and must cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course, preserve substantially intact its material assets and properties and its business organization and preserve its present relationships with key employees, customers, suppliers and other persons with which it has material business relations.

Except as otherwise contemplated or permitted by the merger agreement, as required by applicable law or by any agreement, plan or arrangement in effect on the date of the merger agreement, as set forth in the Company Disclosure Schedule, or with Parent’s prior written consent (which may not be unreasonably withheld, conditioned or delayed), during the period beginning on the date of the merger agreement and ending at the earlier to occur of the effective time of the merger or the termination of the merger agreement, the Company must not, and must not permit any of its subsidiaries to, directly or indirectly:

•

(a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities, property or otherwise) in respect of, any of its capital stock or other securities (other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to the Company or to other subsidiaries), (b) adjust, split, combine, subdivide, reclassify or otherwise amend the terms of any of its capital stock or other securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; (c) change the ownership of any of its subsidiaries, or otherwise engage in any internal corporate restructuring or reorganization, including by way of merger, consolidation or stock or asset sale; or (d) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (d), for the acquisition of shares of Company common stock (i) from holders of Company stock options in full or partial payment of the exercise price, (ii) from holders of Company stock options or Company stock units in full or partial payment of any applicable taxes payable by such holder upon exercise or vesting thereof, as applicable, to the extent required or permitted under the terms thereof or (iii) from former employees, directors and consultants in accordance with agreements providing for forfeiture of shares for no consideration in connection with any termination of services to the Company or any of its subsidiaries;

•	(a) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities, any of its other securities, or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities, other securities or convertible or exchangeable securities, or (b) grant to any person any right to acquire any shares of its capital stock, any other voting securities, any of its other securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities, other securities or convertible or exchangeable securities (including any Company stock option or Company stock unit), except, in each case, pursuant to the exercise, vesting or settlement of Company stock options outstanding as of the date of the merger agreement (or after the date of the merger agreement in compliance with the merger agreement) and in accordance with the terms of such instruments as in effect on the date of the merger agreement;

•	amend, modify or publicly propose to amend or modify its certificate of incorporation, by-laws or other comparable charter or organizational documents;

•	other than with respect to capital expenditures, acquire (a) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (b) any assets having a value in excess of $500,000 in the aggregate;

•	sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its subsidiaries having a value in excess of $500,000 in the aggregate;

•	adopt or implement any stockholder rights plan;

•

(a) incur any indebtedness (other than letters of credit or similar arrangements issued to or for the benefit of suppliers of the Company or any of its subsidiaries in the ordinary course of business), except for (i) indebtedness incurred in connection with the Company’s raise^ program of up $5,000,000 in the aggregate and (ii) without limitation of the foregoing clause (i), indebtedness of up to $1,000,000 in the aggregate incurred in the ordinary course of business (which indebtedness described in the foregoing clauses (i) and (ii), we refer to as permitted indebtedness), (b) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, other than those evidencing permitted indebtedness, (c) enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (d) make any loans, advances or capital contributions to, or investment in, any other person (other than (i) capital contributions to, or investment in, the Company and its wholly owned subsidiaries and (ii) in the ordinary course of business or in connection with the Company’s raise^ program); provided, however, that the Company may continue to make investments in accordance with its investment policy as in effect on the date of the merger agreement (a copy of which has been made available to Parent), (e) enter into any material obligation (other than permitted indebtedness) secured by any lien on property or assets of the Company or its subsidiaries, (f) other than in connection with permitted indebtedness, enter into any sale and lease back transaction, contract to repurchase Company common stock or other similar financing transaction, except in the ordinary course of business, or (g) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its subsidiaries against fluctuations in exchange rates, commodities prices or interest rates;

•	make any capital expenditures or other expenditures, or enter into any capital leases with respect thereto, with respect to property, plant or equipment in excess of $350,000 in the aggregate for the Company and its subsidiaries, taken as a whole;

•	implement, adopt or make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

•	other than in the ordinary course of business, (a) terminate or materially modify or amend certain contracts, or knowingly assign any material rights or claims thereunder, or (b) enter into any agreement that, if entered into prior to the date of the merger agreement, would constitute such a contract;

•	make or change any material tax election, change any tax accounting method, file any material amended tax return, enter into any material closing agreement, waive or extend the statute of limitations with respect to a material amount of taxes, settle or compromise any material tax liability, claim or assessment, or surrender any right to claim a refund of a material amount of taxes;

•	compromise or settle any suit, claim, action, proceeding, arbitration, mediation or investigation (including any suit, claim, action, proceeding, arbitration, mediation or investigation relating to the merger agreement or the transactions contemplated thereby), or consent to the same, other than (a) as otherwise permitted by the merger agreement and (b) compromises, settlements or agreements that (i) involve only the payment of money damages not in excess of $500,000 in the aggregate and (ii) do not impose equitable relief on the Company or any of its subsidiaries or provide for any admission of wrongdoing by the Company or any of its subsidiaries;

•	fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of the merger agreement;

•	(a) adopt, enter into, terminate or amend any employment, severance, retention, change in control or similar agreement or (other than in the ordinary course of business) benefit plan for the benefit or welfare of any current or former director or executive officer, (b) increase the cash compensation or cash bonus or (other than in the ordinary course of business) fringe benefits of any current or former director or executive officer, (c) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards held by any current or former director or executive officer, other than as contemplated by the merger agreement, (d) pay to any executive officer any material benefit not provided for as of the date of the merger agreement, (e) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, restricted stock units, director stock units, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or remove existing restrictions in any benefit plans or agreements or awards made thereunder, other than such as are made in the ordinary course of business to non-officer employees, or (f) take any action to fund or in any other way secure the payment of compensation or benefits of any current or former director or executive officers under any agreement or benefit plan provided by the Company or its subsidiaries as of the date of the merger agreement, other than in the ordinary course of business; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Covenants Relating to the Conduct of Parent’s and Transitory Subsidiary’s Business

Parent and Transitory Subsidiary agree that, during the period beginning on the date of the merger agreement and ending at the earlier to occur of the effective time of the merger or the termination of the merger agreement:

•	they will not, directly or indirectly, without the prior consent of the Company, take or cause to be taken any action that could be expected to materially delay, impair or prevent the consummation of the transactions contemplated by the merger agreement, or propose, announce an intention or enter into any agreement to take any such action, and

•	Transitory Subsidiary will not engage in any activity of any nature expect for activities related to or in furtherance of the merger and the other transactions contemplated by the merger agreement.

Restrictions on Solicitation of Other Offers

Under the merger agreement, during the period beginning on the date of the merger agreement until the earlier of receipt of the Company stockholder approval or the termination of the merger agreement, neither the Company nor any of its subsidiaries may, and the Company may not authorize or permit any of its representatives to, directly or indirectly:

•	solicit, initiate, knowingly facilitate or knowingly encourage the making or completion of an acquisition proposal (as defined below) or any proposal or offer that would reasonably be expected to lead to an acquisition proposal; or

•	other than informing persons of the existence of these restrictions, engage or participate in any negotiations or discussions concerning, or provide or cause to be provided any non-public information or data relating to the Company and its subsidiaries in connection with, an acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal.

Any violation of the restrictions set forth above by any representative of the Company or any of its subsidiaries will be deemed to be a breach of these restrictions by the Company.

Notwithstanding the restrictions described above, but subject to the Company’s compliance with its obligations under the merger agreement to provide notices to Parent concerning acquisition proposals, prior to receipt of the Company stockholder approval, the Company may, in response to an unsolicited bona fide written acquisition proposal received after the date of the merger agreement from a person making an acquisition proposal that the board of directors determines in good faith (after consultation with outside counsel and its financial advisors) is, or could reasonably be expected to lead to, a superior proposal (as defined below), which person we refer to as a qualified person:

•	furnish information to the qualified person (and the representatives of such qualified person) pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the qualified person than the confidentiality agreement between Parent and the Company;

•	engage in discussions or negotiations (including solicitation of revised acquisition proposals) with such qualified person (and the representatives of such qualified person) regarding any such acquisition proposal; or

•	amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company common stock with such qualified person.

An “acquisition proposal” means any proposal or offer from any person or group of persons for a transaction or series of related transactions for:

•

a merger, reorganization, consolidation, dissolution, recapitalization, share exchange, tender offer, business combination, liquidation or other similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or consolidated total assets of the Company and its subsidiaries, taken as a whole), other than any such transaction or series of transactions (a) involving solely the Company and/or one or more of its subsidiaries or (b) that if consummated would result in the outstanding shares of Company common stock immediately prior to such transaction constituting (or being converted into) more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter; or

•	the acquisition in any manner (including by virtue of any equity interest), directly or indirectly, of 20% or more of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case other than the transactions contemplated by the merger agreement.

A “superior proposal” means any bona fide, unsolicited written acquisition proposal made after the date of the merger agreement:

•	on terms which the board of directors determines in good faith, after consultation with outside counsel and its independent financial advisors, to be more favorable to the holders of Company common stock than the transactions contemplated by the merger agreement, taking into account all the terms and conditions of such acquisition proposal and the merger agreement (including any written, binding and irrevocable offer by Parent to alter the terms of the merger agreement); and

•	that, after consultation with outside counsel and its independent financial advisors, the board of directors reasonably believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such acquisition proposal;

except that (a) for purposes of the definition of “superior proposal,” the references to “20%” and “80%” in the definition of acquisition proposal are deemed to be references to “50%” and (b) no acquisition proposal will be deemed a superior proposal if any financing required to consummate such acquisition proposal is not committed.

The Company must promptly, and in any event within one business day, advise Parent orally, with written confirmation to follow, of the Company’s receipt of any written acquisition proposal, a summary of the material terms and conditions of any such acquisition proposal and the identity of the person making such acquisition proposal. The Company must (a) keep Parent reasonably informed of any material developments with respect to the status and material terms (including any change to the financial terms or any material change to the other material terms) of any such acquisition proposal and (b) substantially contemporaneously with providing any information with respect to the Company or any of its subsidiaries to a person in connection with any such acquisition proposal, furnish a true, correct and complete copy of such information to Parent.

Under the merger agreement, the Company must, and must cause its subsidiaries, and they must direct their representatives to, cease immediately all communications, discussions and negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal and the Company must cease access of any such persons to any “virtual data room” or other non-public document repository with respect to the Company and/or its subsidiaries.

After the date of the merger agreement, the Company may not enter into any agreement that prohibits or restricts it from providing to Parent the information contemplated by, or otherwise complying with, the provisions of the merger agreement described above.

Restrictions on Changes of Recommendation to Company Stockholders

Under the merger agreement, the board of directors must submit the merger agreement to the Company’s stockholders for adoption and must recommend that the Company’s stockholders vote in favor of adopting the merger agreement. Prior to the earlier of receipt of the Company stockholder approval or the termination of the merger agreement:

•	the board of directors may not (a) withhold, withdraw or modify, in a manner adverse to Parent or Transitory Subsidiary, or publicly propose to withhold, withdraw or modify, in a manner adverse to

Parent or Transitory Subsidiary, its recommendation to the Company’s stockholders that the Company’s stockholders adopt the merger agreement at the special meeting or (b) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any acquisition proposal (each of which we refer to as a board recommendation change); and

•	the Company may not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any acquisition proposal (other than entering into a confidentiality agreement in the circumstances described above under “—Restrictions on Solicitations of Other Offers”).

However, prior to receipt of the Company stockholder approval, the board of directors may effect a board recommendation change:

•	if (a) the board of directors has determined that a superior proposal is outstanding; (b) the board of directors has determined in good faith (after consultation with outside legal counsel) that the failure to effect a board recommendation change would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law; (c) the Company has notified Parent in writing that it intends to effect a board recommendation change, describing in reasonable detail the reasons for such board recommendation change, which we refer to as a recommendation change notice; (d) if requested by Parent, the Company has made its representatives available to discuss with Parent’s representatives any proposed modifications to the terms and conditions of the merger agreement during the four business day period following delivery by the Company to Parent of such recommendation change notice; and (e) if Parent delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of the merger agreement during such four business day period, the board of directors has determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by Parent, that the failure to effect a board recommendation change would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law, it being understood between the parties to the merger agreement that any change to the financial terms or any material change to the other material terms of such superior proposal will require the Company to provide to Parent a new recommendation change notice and comply with these procedures, except that the four business day periods will be shortened to two business days; or

•	if (a) the board of directors has determined that, after the date of the merger agreement, it has become aware of any material development or change in circumstances, not relating to any acquisition proposal or certain matters involving the Massachusetts Appellate Tax Board and the Consumer Financial Protection Bureau, that affects the business, assets or operations of the Company or any of its subsidiaries, which we refer to as an intervening event; (b) the board of directors has determined in good faith (after consultation with outside legal counsel) that, in light of such intervening event, the failure to effect a board recommendation change would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law; (c) the Company delivers to Parent a recommendation change notice; (d) if requested by Parent, the Company has made its representatives available to discuss with Parent’s representatives any proposed modifications to the terms and conditions of the merger agreement during the four business day period following delivery by the Company to Parent of such recommendation change notice; and (e) if Parent delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of the merger agreement during such four business day period, the board of directors has determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by Parent, that the failure to effect a board recommendation change would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law.

No board recommendation change will change the approval of the merger agreement by the board of directors or any other approval of the board of directors.

Nothing contained in the merger agreement prohibits the Company, any of its subsidiaries or the board of directors from (a) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, will be deemed to constitute a board recommendation change), or (b) making any disclosure to the Company’s stockholders if, in the good faith judgment of the board of directors, after consultation with outside counsel, failure to so disclose would reasonably be expected to be inconsistent with its obligations under applicable law, except that in no event may the Company or the board of directors take, or agree or resolve to take, any action prohibited by the provisions of the merger agreement described above, except as expressly described above.

Additional Agreements of the Parties to the Merger Agreement

Listing of Company Common Stock

The Company must use its commercially reasonable efforts to continue the listing of Company common stock on the NYSE during the term of the merger agreement.

Access to Information

During the period from the date of the merger agreement and ending at the earlier to occur of the effective time of the merger or the termination of the merger agreement, the Company must (and must cause each of its subsidiaries to and they must direct their respective representatives to) afford to Parent and Parent’s representatives reasonable access, upon reasonable prior notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to the respective officers, properties, offices, other facilities and books and records of the Company and its subsidiaries and furnish promptly to Parent and Parent’s representatives all information concerning its business, properties and assets, in each case as Parent may reasonably request, subject to specified exceptions. Parent must hold any such information that is non-public in confidence in accordance with the confidentiality agreement between Parent and the Company. Prior to the closing of the merger, neither Parent nor Transitory Subsidiary may (and each must cause their affiliates and representatives not to) contact or communicate with any of the non-officer employees, customers, licensors or suppliers of the Company or any of its subsidiaries without the prior written consent of the Company.

Legal Conditions to the Merger

Parent and the Company must each use its reasonable best efforts to:

•	take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable;

•	as promptly as practicable, make all necessary filings, and thereafter make any other submissions, required under the Exchange Act and any other applicable federal or state securities law;

•	oppose any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation which has the effect of making the merger illegal or otherwise prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement;

•	execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement; and

•	furnish to each other all information required for any of the filings contemplated in the foregoing bullets.

In addition, Parent and the Company must each use its commercially reasonable efforts to, as promptly as practicable after the date of the merger agreement, provide any notice to, or obtain any consent, waiver or approval from, any third party required in connection with the transactions contemplated by the merger agreement under any material contract to which it is a party, except that neither party will be required to pay any monies or agree to any material undertakings in connection with seeking or obtaining any such consent, waiver or approval.

Public Disclosure

Each of Parent and the Company must use their respective commercially reasonable efforts to consult with the other party before issuing any press release or otherwise making any public statement with respect to the merger or the merger agreement, subject to specified exceptions.

Indemnification

All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger and rights to advancement of expenses relating thereto existing as of the date of the merger agreement in favor of any indemnified party (as defined below), whether provided in the certificate of incorporation or by-laws (or comparable organizational documents) of the Company or any of its subsidiaries or in any indemnification agreement between any indemnified party and the Company or any of its subsidiaries, will survive the merger and continue in full force and effect, and may not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any indemnified party. For purposes of the merger agreement, “indemnified party” means each person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the effective time of the merger, an officer, director, employee or agent of the Company or any of its subsidiaries.

For six years after the effective time of the merger, Parent and the surviving corporation must maintain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its subsidiaries as contained in the Company’s certificate of incorporation and by-laws in effect on the date of the merger agreement.

The surviving corporation will either (a) maintain, and Parent will cause the surviving corporation to maintain, in effect for six years after the effective time of the merger directors’ and officers’ liability insurance on terms at least as favorable to these individuals as the Company’s existing directors’ and officers’ liability insurance policies with respect to events occurring at or prior to the effective time of the merger, provided that the annual premium does not exceed 300% of the current annual premium paid by the Company, or (b) purchase a “tail” policy and maintain such endorsement for six years after the closing of the merger. The Company may purchase its own “tail” policy under its existing directors’ and officers’ liability insurance policy prior to the effective time of the merger, provided that the Company does not pay more than 300% of the current annual premium paid by the Company.

In the event Parent or the surviving corporation or any of their respective successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or a substantial portion of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the surviving corporation, as the case may be, shall expressly assume and succeed to the obligations described above.

If any indemnified party makes any claim for indemnification or advancement of expenses under these provisions of the merger agreement that is denied by the surviving corporation, and a court of competent jurisdiction determines that the indemnified party is entitled to such indemnification or advancement of expenses, then the surviving corporation shall pay the indemnified party’s costs and expenses, including reasonable legal fees and expenses, incurred by the indemnified party in connection with pursuing his or her claims to the fullest extent permitted by law.

These provisions of the merger agreement are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the indemnified parties, their heirs and their representatives.

Notification of Certain Matters

Each of Parent (on behalf of itself and Transitory Subsidiary) and the Company must give prompt notice to the other of: (a) any material notice or other material written communication received by such party from any governmental entity in connection with the merger or the other transactions contemplated by the merger agreement or from any person alleging that the consent of such person is or may be required in connection with the merger or the other transactions contemplated by the merger agreement under any material contract or permit, (b) any suit, action, proceeding, arbitration or investigation commenced or, to such party’s knowledge, threatened in writing against such party or any of its subsidiaries which relate to the merger or the other transactions contemplated by the merger agreement or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, is reasonably likely to cause or result in any of the conditions to the other party’s obligation to consummate the merger not being satisfied.

Employee Benefits Matters

From and after the effective time of the merger, Parent must carry out all employer responsibilities under all Company employee benefit plans and all employment, severance and termination plans and agreements, in each case in accordance with their terms as in effect immediately before the effective time of the merger. Subject to the foregoing, for a period of one year following the effective time of the merger, Parent must provide to each then-current employee of the Company or its subsidiaries (a) a total compensation package no less favorable than the total compensation package provided to such employees immediately before the effective time of the merger and (b) other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such employees immediately before the effective time of the merger.

For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under employee benefit plans of Parent and its subsidiaries providing benefits to any Company employees after the effective time of the merger, which we refer to as new plans, each Company employee will, subject to applicable law and applicable tax qualification requirements be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the effective time of the merger, to the same extent as such Company employee was entitled, before the effective time of the merger, to credit for such service under any similar Company employee benefit plan in which such Company employee participated or was eligible to participate immediately prior to the effective time of the merger, except that the foregoing will not apply to the extent that its application would result in a duplication of benefits.

In addition, (a) each Company employee will be immediately eligible to participate, without any waiting time, in any and all new plans to the extent coverage under such new plan is of the same type as the Company employee plan in which such Company employee participated immediately before the effective time of the merger, which plans we refer to as old plans, and (b)(i) for purposes of each new plan providing medical, dental, pharmaceutical or vision benefits to any Company employee, Parent will make commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such Company employee and his or her covered dependents, unless such conditions would not have been waived under the old plan of the Company or its subsidiaries in which such Company employee participated immediately prior to the effective time of the merger and (ii) Parent will make commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the old plan ending on the date such employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

If the employment of any Company employee (who is not otherwise a party to an employment agreement, offer letter or similar agreement or arrangement or any amendment or supplement of any of the foregoing, in each case that provides for a different treatment with respect to severance) is terminated on or prior to the first anniversary of the effective time of the merger under circumstances under which such Company employee would have received severance benefits under the Company’s severance practices, Parent will cause the surviving corporation to provide that such Company employee will be entitled to severance benefits from the surviving corporation that are equal to the greater of (a) the severance benefits that would have been paid under the Company’s severance practices as in existence on the date of the merger agreement or (b) the severance benefits payable under similar circumstances pursuant to a severance plan of Parent or its affiliates as may be in effect at such time for similarly situated United States employees of Parent and its affiliates and giving effect to these provisions of the merger.

From and after the effective time of the merger, Parent will cause the surviving corporation and its subsidiaries to honor in accordance with their terms all contracts, agreements, arrangements, policies, plans and commitments of the Company and the subsidiaries of the Company as in effect immediately prior to the effective time of the merger that are applicable to any current or former employees or directors of the Company or any subsidiary of the Company. This provision, however, will not prevent Parent, the surviving corporation or its subsidiaries from terminating such contracts, agreements, arrangements, policies, plans or commitments following the effective time of the merger in accordance with their terms.

Nothing in the merger agreement may be construed as (a) conferring any legal rights upon any Company employee for continuation of employment by Parent, the surviving corporation or its subsidiaries, (b) amending any Company employee plan or (c) conferring upon any Company employee any rights or remedies.

State Takeover Laws

If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by the merger agreement, the parties to the merger agreement will use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

Rule 16b-3

Prior to the effective time of the merger, the Company must take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 under the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable law.

Control of Operations

Without in any way limiting any party’s rights or obligations under the merger agreement, the parties have agreed that (a) nothing contained in the merger agreement will give Parent or Transitory Subsidiary, directly or indirectly, the right to control or direct the Company’s operations prior to the effective time of the merger and (b) prior to the effective time of the merger, each of Parent and the Company must exercise, subject to the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ operations.

Security Holder Litigation

The Company will have the right to control the defense and settlement of any litigation related to the merger agreement, the merger or the other transactions contemplated by the merger agreement brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, provided that the Company must give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of any such litigation and the Company must consider Parent’s advice with respect to such litigation; provided, further that the Company may not settle any such litigation without Parent’s prior written consent, except for any settlement that (a) does not (i) include an admission of liability or guilt or (ii) provide for any injunctive or equitable relief, other than any required for supplemental disclosures, (b) includes a complete release of Parent and its affiliates with respect to disclosure-related claims and (c) does not result in the payment by Parent, the Company or any subsidiary thereof of any amount in excess of the retention or deductible under any applicable insurance policies of the Company.

Proxy Statement; Company Stockholders’ Meeting

As promptly as practicable following the Company’s receipt of notice from the SEC that the SEC has completed its review of this proxy statement, the Company is obligated to call, give notice of, cause the definitive proxy statement to be disseminated to its stockholders, convene and hold a meeting of its stockholders to consider adoption of the merger agreement and the advisory vote required by Rule 14a-21(c) under the Exchange Act.

However, the board of directors is permitted to adjourn, delay or postpone the special meeting in accordance with applicable law (but not beyond the outside date, which is described below) (a) with the written consent of Parent, (b) if the board of directors has determined in good faith after consultation with outside counsel that the failure to so adjourn, delay or postpone the special meeting would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, (c) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the board of directors has determined in good faith after consultation with outside counsel is reasonably likely to be necessary or appropriate under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the special meeting or (d) if there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting, except that nothing in the foregoing clauses (c) or (d) will permit any postponement or adjournment of the special meeting to a date on or after the date that is 10 business days prior to the outside date.

Except to the extent that the board of directors shall have effected a board recommendation change in accordance with the merger agreement, the Company, through the board of directors, must (a) recommend to its stockholders that they adopt the merger agreement and (b) include such recommendation in this proxy statement.

Unless the merger agreement is validly terminated and, to the extent required under the terms of the merger agreement, the Company pays to Parent the termination fee described below under “—Termination Fee” in accordance with the merger agreement, the Company’s obligation to duly call, give notice of, cause this proxy statement to be disseminated to its stockholders and convene and hold the special meeting will not be affected by the commencement, public proposal, public disclosure or communication to the Company or any of its representatives of any acquisition proposal. Subject to the other terms of the merger agreement, the Company must take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the adoption of the merger agreement and the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith.

FIRPTA Certificate

At or prior to the closing of the merger, the Company must deliver to Parent a certificate, dated no more than 30 days prior to the date on which the closing of the merger occurs, signed by an executive officer of the Company, and satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), except that if the Company has not provided such a certificate to Parent at or prior to the closing of the merger, Parent’s sole remedy will be to withhold, or to cause the Paying Agent to withhold, from the payments to be made pursuant to the merger agreement any required withholding tax under Section 1445 of the Code.

Conditions to the Merger

The obligation of each of the Company, Parent and Transitory Subsidiary to consummate the merger is subject to the satisfaction or waiver of the following conditions:

•	the Company’s stockholders shall have adopted the merger agreement at the special meeting; and

•	no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

The obligation of the Company to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Parent and Transitory Subsidiary contained in the merger agreement shall be true and correct as of the closing date except for failures of such representations or warranties to be true and correct that, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect (except that Parent’s and Transitory Subsidiary’s representations regarding due organization and authority shall be true and correct in all material respects); and

•	each of Parent and Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger.

The obligation of Parent and Transitory Subsidiary to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the Company contained in the merger agreement shall be true and correct as of the closing date except for failures of such representations and warranties to be true and correct that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect (except that the Company’s representation regarding the absence of a Company Material Adverse Effect shall be true and correct in all respects, certain of the Company’s capitalization representations shall be true and correct except for de minimis inaccuracies and the Company’s representations and warranties regarding due organization and authority shall be true and correct in all material respects); and

•	the Company shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger.

None of Parent, Transitory Subsidiary or the Company may rely on the failure of any condition set forth in the merger agreement to be satisfied if such failure is primarily attributable to the failure of such party (or any affiliate of such party) to perform in any material respect any covenant in the merger agreement required to be performed by such party (or any affiliate of such party) at or prior to the effective time of the merger.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the Company stockholder approval has been obtained (with any termination by Parent also being an effective termination by Transitory Subsidiary) (except in the case of the first bullet below, by written notice by the terminating party to the other party):

•	by mutual written consent of Parent, Transitory Subsidiary and the Company;

•

by either Parent or the Company, if the effective time of the merger has not occurred on or before November 2, 2016, which we refer to as the outside date, except that a party to the merger agreement will not be permitted to terminate the merger agreement under this provision if the failure of the effective time of the merger to occur on or before the outside date is primarily attributable to the failure of such party (or any affiliate of such party) to perform in any material respect any covenant in the merger agreement required to be performed by such party (or any affiliate of such party) at or prior to the effective time of the merger;

•	by either Parent or the Company, if a governmental entity of competent jurisdiction has issued a nonappealable final order, judgment, injunction, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, except that a party to the merger agreement will not be permitted to terminate the merger agreement under this provision if the issuance of any such order, decree, ruling or other action is primarily attributable to the failure of such party (or any affiliate of such party) to perform in any material respect any covenant in the merger agreement required to be performed by such party (or any affiliate of such party) at or prior to the effective time of the merger;

•	by Parent or the Company, if the Company stockholder approval is not obtained at the special meeting, except that a party to the merger agreement will not be permitted to terminate the merger agreement under this provision if such failure to obtain the Company stockholder approval is primarily attributable to the failure of such party (or any affiliate of such party) to perform in any material respect any covenant in the merger agreement required to be performed by such party (or any affiliate of such party) at or prior to the effective time of the merger;

•	by Parent, if (a) the board of directors fails to recommend in this proxy statement the adoption of the merger agreement by the Company’s stockholders or changes its recommendation to the Company’s stockholders; (b) an acquisition proposal is publicly announced or otherwise made publicly known to the Company’s stockholders and, following the written request of Parent (which may be made not more than once with respect to any (i) acquisition proposal or (ii) change to the financial terms or material change to the other material terms of such acquisition proposal), the board of directors fails within 10 business days of such request to reaffirm its recommendation to the Company’s stockholders; (c) the board of directors approves, endorses or recommends to the Company’s stockholders an acquisition proposal (other than the merger); (d) a tender offer or exchange offer for outstanding shares of Company common stock is commenced (other than by Parent or an affiliate of Parent) and the board of directors recommends that the Company’s stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the board of directors fails to recommend against acceptance of such offer; or (e) there is a willful breach (as defined below) by the Company or its subsidiaries of the provisions described above under “—Restrictions on Solicitation of Other Offers” and “—Restrictions on Changes of Recommendation to Company Stockholders”; provided, any such termination must occur within five business days after Parent gains knowledge of the event giving rise to the termination right (we refer to the termination right described in this paragraph as the designated Parent termination right);

•	by the Company, at any time prior to receipt of the Company stockholder approval, in order to enter into a transaction that is a superior proposal, if (a) the board of directors receives a superior proposal; (b) such superior proposal has not resulted from a willful breach by the Company of the provisions described above under “—Restrictions on Solicitation of Other Offers” and “—Restrictions on Changes of Recommendation to Company Stockholders”; (c) the board of directors approves, and concurrently with the termination of the merger agreement, the Company enters into, a definitive agreement with respect to such superior proposal; and (d) the Company pays the termination fee (we refer to the termination right described in this paragraph as the designated Company termination right);

•

by Parent, if the Company shall have breached any representation or warranty or failed to perform any covenant or agreement on the part of the Company set forth in the merger agreement, which breach or failure to perform (a) would result in the failure of a closing condition set forth in the merger agreement to be satisfied and (b) shall not have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from Parent, and which notice shall state Parent’s intention to terminate the merger agreement pursuant to this provision, except that Parent shall not have the right to terminate the merger agreement pursuant to this provision if it is then in material breach of any material representation, warranty, covenant or agreement under the merger agreement; or

•	by the Company, if Parent or Transitory Subsidiary shall have breached any representation or warranty or failed to perform any covenant or agreement on the part of Parent or Transitory Subsidiary set forth in the merger agreement, which breach or failure to perform (a) would result in the failure of a closing condition set forth in the merger agreement to be satisfied and (b) shall not have been cured within 30 days following receipt by Parent of written notice of such breach or failure to perform from the Company, and which notice shall state the Company’s intention to terminate the merger agreement pursuant to this provision, except that the Company shall not have the right to terminate the merger agreement pursuant to this provision if it is then in material breach of any material representation, warranty, covenant or agreement under the merger agreement.

In the event of a termination of the merger agreement as provided above, the merger agreement will immediately become void and there will be no liability or obligation on the part of Parent, Transitory Subsidiary, the Company or their respective representatives, stockholders or affiliates, except that any such termination will not relieve any party from liability (which, in the case of a claim against Parent or Transitory Subsidiary, includes a claim for any termination fee paid by the Company) for any willful breach of the merger agreement and the provisions of the merger agreement relating to confidentiality, public disclosure, effect of termination, fees and expenses, defined terms and miscellaneous matters and the confidentiality agreement between Parent and the Company will remain in full force and effect and survive any termination of the merger agreement.

A “willful breach” means a material breach of any covenant or agreement set forth in the merger agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would result in such breach.

Termination Fee

Other than expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the Company stockholder approval, which expenses will be shared equally between Parent and the Company, all fees and expenses incurred in connection with the merger agreement, the merger and the transactions contemplated thereby will be paid by the party incurring such fees and expenses, whether or not the merger is consummated.

However, the Company will pay Parent a termination fee equal to $2,600,000 in the event that the merger agreement is terminated:

•	by Parent pursuant to the designated Parent termination right described above, in which case the termination fee will be payable within two business days after the date of termination or, if later, one business day after the date on which Parent has provided to the Company wire transfer instructions for such payment;

•	by the Company pursuant to the designated Company termination right described above, in which case the termination fee will be payable prior to or concurrently with the termination of the merger agreement or, if later, one business day after the date on which Parent has provided to the Company wire transfer instructions for such payment; or

•

by either Parent or the Company if (a) the merger has not occurred on or before the outside date or (b) the Company stockholder approval has not been obtained, and (i) at any time on or after the date of the merger agreement and prior to the termination under clause (a) or (b) above, an acquisition proposal has been made and not withdrawn prior to such termination and (A) in the case of termination pursuant to clause (a), has been publicly announced or otherwise made publicly known to the Company’s stockholders or communicated to the Company’s senior management or the board of directors, or (B) in the case of termination pursuant to clause (b), has been publicly announced or otherwise made publicly known to the Company’s stockholders, and (ii) within 12 months after the date of such termination, the Company has entered into a definitive agreement with respect to an acquisition proposal that is subsequently consummated or an acquisition proposal has been consummated (provided that, for these purposes, the references to “20%” and “80%” in the definition of “acquisition proposal” are deemed to be references to “50%”), in which case the termination fee will be payable to Parent within two business days after the date on which such acquisition proposal is consummated or, if later, one business day after the date on which Parent has provided to the Company wire transfer instructions for such payment.

If any party to the merger agreement fails promptly to pay any amounts due under these provisions of the merger agreement, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth above, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Payment of the termination fee constitutes the sole and exclusive remedy of Parent and Transitory Subsidiary in connection with any termination of the merger agreement in the circumstances in which the termination fee becomes payable. In no event will the Company be required to pay the termination fee on more than one occasion, whether or not the termination fee may be payable under more than one provision of the merger agreement at the same or at different times and the occurrence of different events.

Amendment; Extension; Waiver; Procedures

Amendment

The merger agreement may be amended, modified or supplemented by the parties to the merger agreement by action taken or authorized by their respective boards of directors at any time prior to the effective time of the merger, whether before or after receipt of the Company stockholder approval, except that after receipt of the Company stockholder approval, no amendment may be made that pursuant to applicable law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. The merger agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment, modification or supplement to the merger agreement (as applicable), signed on behalf of each of the parties to the merger agreement.

Extension; Waiver

At any time prior to the effective time of the merger, the parties to the merger agreement, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant the merger agreement and (c) subject to applicable law, waive compliance with any of the agreements or conditions contained in the merger agreement, except that, after the Company stockholder approval has been obtained, no waiver may be made that pursuant to applicable law requires further approval or adoption by the stockholders that previously rendered such approval without such further approval or adoption. Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver will not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights. No single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Procedure for Termination, Amendment, Extension or Waiver

A termination, amendment, modification, supplement, extension or waiver of the merger agreement will, in order to be effective, require action by the respective board of directors of the applicable parties.

Remedies

To the fullest extent permitted by law, in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Transitory Subsidiary, on the other hand, of any of their respective covenants or obligations set forth in the merger agreement, the Company, on the one hand, and Parent and Transitory Subsidiary, on the other hand, will be entitled to specific performance of the terms of the merger agreement.

Governing Law; Submission to Jurisdiction

The merger agreement is governed by the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties to the merger agreement consented to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to the merger agreement or any of the transactions contemplated by the merger agreement.

STOCKHOLDERS AGREEMENTS

Company Stockholders Agreement

In connection with the merger agreement, Messrs. Meyers and Gelber entered into the Company Stockholders Agreement with Parent, which we refer to as the company stockholders agreement, which (a) prohibits each of Messrs. Meyers and Gelber from transferring such stockholder’s shares of Company common stock prior to the effective time of the merger and (b) requires each of Messrs. Meyers and Gelber to vote (and to grant a proxy to Parent to vote) in favor of the adoption of the merger agreement and against the approval or adoption of any alternative acquisition proposal, in each case subject to specified exceptions. In connection with its approval of the merger agreement, the independent committee recommended, and the board of directors approved, the entry into the company stockholders agreement so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the merger as a result of the entry into the company stockholders agreement.

The company stockholders agreement encompasses all shares of Company common stock held by Messrs. Meyers and Gelber at the time the company stockholders agreement was entered into, as well as any shares of Company common stock subsequently acquired by Messrs. Meyers or Gelber. As of [—], 2016, the record date for the special meeting, Messrs. Meyers and Gelber collectively held approximately [—]% of the outstanding shares of Company common stock. In connection with the execution and delivery of the company stockholders agreement, Parent did not pay Messrs. Meyers and Gelber any consideration in addition to the consideration they may receive pursuant to the merger agreement in respect of their shares of Company common stock.

Except for certain miscellaneous provisions, the company stockholders agreement will terminate upon (a) the earlier of the effective time of the merger or the termination of the merger agreement or (b) with respect to Mr. Meyers or Mr. Gelber, the election of such individual following (i) any decrease in the price per share of Company common stock payable pursuant to the merger agreement, (ii) any change in form of consideration payable pursuant to the merger agreement or (iii) the imposition of any conditions to the merger not set forth in the merger agreement. No termination of the company stockholders agreement, however, will relieve Messrs. Meyers or Gelber from any liability for any material breach of the company stockholders agreement prior to such termination.

A copy of the full text of the company stockholders agreement is attached hereto as Annex B.

Parent Stockholder Agreement

In connection with the merger agreement, Parent entered into the Parent Stockholder Agreement with the Company, which we refer to as the parent stockholder agreement, which (a) prohibits Parent from transferring its shares of Company common stock prior to the effective time of the merger, subject to specified exceptions, and (b) requires Parent to vote (and to grant a proxy to the Company to vote) in favor of the adoption of the merger agreement and against the approval or adoption of any alternative acquisition proposal. In connection with its approval of the merger agreement, the independent committee recommended, and the board of directors approved, the entry into the parent stockholder agreement so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the merger as a result of the entry into the parent stockholder agreement.

The parent stockholder agreement encompasses all shares of Company common stock held by Parent at the time the parent stockholder agreement was entered into, as well as any shares of Company common stock subsequently acquired by Parent. As of [—], 2016, the record date for the special meeting, Parent held approximately [—]% of the outstanding shares of Company common stock.

Except for certain miscellaneous provisions, the parent stockholder agreement will terminate upon the earlier of the effective time of the merger or the termination of the merger agreement. No termination of the parent stockholder agreement, however, will relieve Parent from any liability for any material breach of the parent stockholder agreement prior to such termination.

Under the company stockholders agreement and the parent stockholder agreement, the stockholders who are parties thereto have agreed to vote in favor of the proposal to adopt the merger agreement shares of Company common stock representing in the aggregate approximately 24% of the issued and outstanding shares of Company common stock, subject to specified exceptions.

A copy of the full text of the parent stockholder agreement is attached hereto as Annex C.

AMENDMENT TO COMPANY BY-LAWS

On June 2, 2016, upon the recommendation of the independent committee, the board of directors adopted an amendment, which we refer to as the by-law amendment, to our by-laws. The by-law amendment, which was effective upon adoption by the board of directors, designates the Delaware Court of Chancery as the sole and exclusive forum for any stockholder to bring any of the following, unless we consent in writing to the selection of an alternate forum: (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of a fiduciary duty; (c) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery; or (d) any action asserting a claim arising pursuant to any provision of our certificate of incorporation or by-laws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine.

NONBINDING ADVISORY PROPOSAL REGARDING “GOLDEN PARACHUTE” COMPENSATION (PROPOSAL TWO)

In accordance with Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act, we are providing stockholders with the opportunity to cast a nonbinding advisory vote with respect to certain payments that may be made to our named executive officers in connection with the merger, or “golden parachute” compensation, as reported in the Golden Parachute Compensation section beginning on page 61.

Accordingly we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table in the section of the proxy statement entitled ‘The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation’ including the associated narrative discussion, is hereby approved.”

The vote on this proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. Accordingly, you may vote “FOR” either or both of the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and vote “AGAINST” or “ABSTAIN” for this nonbinding advisory proposal regarding “golden parachute” compensation (and vice versa).

Because your vote is advisory, it will not be binding upon the Company, the board of directors, the board of directors’ compensation committee, Parent or any affiliate of Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger agreement is adopted by the stockholders and the merger is completed, the “golden parachute” compensation will still be paid to our named executive officers to the extent payable in accordance with the terms of such compensation.

The approval of this proposal requires the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the special meeting and voting on such proposal.

The board of directors recommends that you vote “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation.

AUTHORITY TO ADJOURN THE SPECIAL MEETING (PROPOSAL THREE)

If at the special meeting, the board of directors determines it is necessary or appropriate to adjourn the special meeting, to solicit additional proxies to approve the proposal to adopt the merger agreement, then we intend to move to vote on this proposal. If the board of directors determines that it is necessary or appropriate, we will ask our stockholders to vote only on this Proposal Three and not on the proposal to adopt the merger agreement or the nonbinding advisory proposal regarding “golden parachute” compensation.

In this proposal, we are asking our stockholders to approve a proposal to authorize the board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement. If our stockholders approve the adjournment of the special meeting, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

The vote on this proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement and the nonbinding advisory proposal regarding “golden parachute” compensation. Accordingly, you may vote “FOR” either or both of the proposal to adopt the merger agreement and the nonbinding advisory proposal regarding “golden parachute” compensation and vote “AGAINST” or “ABSTAIN” for the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies (and vice versa).

The approval of this proposal requires the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the special meeting and voting on such proposal.

The board of directors recommends that you vote “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

MARKET PRICE OF COMPANY COMMON STOCK

The Company common stock is listed for trading on the NYSE under the trading symbol “FMD.” The following table sets forth the high and low sales prices of the Company common stock, as reported by the NYSE, for each quarterly period indicated, all adjusted for the 1-for-10 reverse stock split that was effective on December 2, 2013.

	High	Low
Fiscal 2016
First Quarter	$5.86	$3.18
Second Quarter	4.28	2.81
Third Quarter	4.74	3.03
Fourth Quarter	4.94	3.11

Fiscal 2015
First Quarter	$5.90	$2.83
Second Quarter	6.28	1.21
Third Quarter	6.40	4.88
Fourth Quarter	7.00	5.44

Fiscal 2014
First Quarter	$19.20	$6.70
Second Quarter	10.50	5.90
Third Quarter	7.50	5.40
Fourth Quarter	6.23	4.00

The closing price of Company common stock on the NYSE on March 24, 2016, the last full trading day before the public disclosure of exploratory discussions between Mr. Risley and the Company regarding Mr. Risley’s potential acquisition of the Company, was $3.51 per share of Company common stock. The closing price of Company common stock on the NYSE on June 2, 2016, the last full trading day prior to the public announcement of the merger agreement, was $3.87 per share of Company common stock. On June 30, 2016, the closing price for Company common stock on the NYSE was $4.86 per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

The Company did not declare any dividends on shares of Company common stock in the current fiscal year or in fiscal 2016, fiscal 2015 or fiscal 2014. In accordance with the merger agreement, the Company cannot pay any dividends prior to the closing of the merger or termination of the merger agreement without the prior consent of Parent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information we know regarding the beneficial ownership of our common stock as of June 6, 2016 for each person, entity or group of affiliated persons whom we know to beneficially own more than 5% of our common stock. The table also sets forth such information for our named executive officers and directors, individually, and our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Company common stock shown as beneficially owned by them. Securities that may be beneficially acquired within 60 days of June 6, 2016, including director stock units and restricted stock units vesting within 60 days of June 6, 2016, are deemed to be beneficially owned by the person holding such securities for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Unless otherwise indicated in the footnotes, applicable percentage of beneficial ownership is based on 11,705,897 shares of Company common stock outstanding as of June 6, 2016.

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o The First Marblehead Corporation, One Cabot Road, Suite 200, Medford, Massachusetts 02155.

The table below does not include First Marblehead, which, by virtue of the parent stockholder agreement entered into with Parent, has shared voting power with respect to the shares of Company common stock held by Parent. First Marblehead disclaims beneficial ownership of all such shares. For additional information, see “Stockholders Agreements” beginning on page 89.

Beneficial Owner	Number of Shares Beneficially Owned(1)		Right to Acquire within 60 days of June 6, 2016		Percentage Beneficially Owned
5% Stockholders
Leslie L. Alexander	1,844,493	(2)	—		15.8%
John Carter Risley	2,814,618	(3)	—		24.0
Daniel Meyers	1,581,286	(4)	600,000	(4)	12.8
Second Curve Capital, LLC	1,147,161	(5)	—		9.8
Footprints Asset Management & Research, Inc.	643,789	(6)	—		5.5

Named Executive Officers
Daniel Meyers	1,581,286	(4)	600,000	(4)	12.8
Alan Breitman	8,374	(7)	5,000	(7)	*
Seth Gelber	93,116		—		*
Barry Heneghan	77,997		—		*
Suzanne Murray	10,433		—		*

Directors
Nancy Y. Bekavac	6,000		—		*
Peter S. Drotch	12,600	(8)	600	(8)	*
Thomas P. Eddy	6,000		—		*
Seth Gelber	93,116		—		*
William D. Hansen	7,200	(8)	600	(8)	*
Daniel Meyers	1,581,286	(4)	600,000	(4)	12.8
All current executive officers and directors as a group (10 persons)	1,835,489	(9)	606,200	(9)	14.9

*	Represents less than 1% of the outstanding shares of Company common stock.
(1)	Includes shares issuable pursuant to stock options, director stock units and restricted stock units exercisable or vesting within 60 days of June 6, 2016 for the listed beneficial owner.

(2)	Includes 319,495 shares held by the Alexander 2003 Family Trust, of which Mr. Alexander may be deemed to be the beneficial owner. This information is based on a Form 4 filed on December 10, 2008 with the SEC by Mr. Alexander. The address of Mr. Alexander is 1200 N. Federal Highway, Suite 411, Boca Raton, Florida 33432.
(3)	This information is based on a Schedule 13D/A filed on June 3, 2016 with the SEC by Mr. Risley. Mr. Risley reports shared voting and investment power with respect to these shares. The business address of Mr. Risley is 757 Bedford Highway, Bedford, Nova Scotia, Canada B4A 3Z7.
(4)	Includes 600,000 shares issuable upon exercise of stock options granted to Mr. Meyers on August 18, 2008.
(5)	Second Curve Capital, LLC and Thomas K. Brown are the beneficial owners of these shares and report shared voting and investment power with respect to these shares. These shares are owned by advisory clients of Second Curve Capital, LLC, none of which owns more than 5% of these shares. This information is based on a Schedule 13G/A filed on January 27, 2016 with the SEC by each of the foregoing persons. The address of the entities and individuals affiliated with Second Curve Capital, LLC is 350 5th Avenue, Suite 4730, New York, New York 10118.
(6)	This information is based on a Schedule 13G filed on February 12, 2016 with the SEC by Footprints Asset Management & Research, Inc. The address of Footprints Asset Management & Research, Inc. is 11422 Miracle Hills Drive, Suite 208, Omaha, Nebraska 68154.
(7)	Includes 5,000 shares issuable pursuant to restricted stock units vesting within 60 days of June 6, 2016.
(8)	Includes 300 stock units granted under the 2003 plan on each of September 20, 2006 and 2007.
(9)	Includes an aggregate of 600,000 shares issuable upon exercise of stock options, an aggregate of 1,200 shares issuable pursuant to director stock units and an aggregate of 5,000 shares issuable pursuant to restricted stock units vesting within 60 days of June 6, 2016.

APPRAISAL RIGHTS

If the merger is completed, under Section 262 of the DGCL, holders of record of Company common stock who do not vote in favor of the proposal to adopt the merger agreement, who properly demand appraisal of their shares, who do not withdraw such demand or lose their right to appraisal and who otherwise comply with the requirements for seeking appraisal under Section 262 of the DGCL will be entitled to receive payment in cash for the fair value of their shares of Company common stock (as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger) as determined by the Delaware Court of Chancery in an appraisal proceeding, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, in lieu of the consideration they would otherwise be entitled to receive pursuant to the merger agreement. These rights are known as appraisal rights. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex E to this proxy statement.

Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of appraisal rights.

Section 262 of the DGCL requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the adoption of the merger agreement. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL.

Our stockholders who may wish to exercise their appraisal rights or may wish to preserve their right to do so should review Annex E carefully and in its entirety and should consult with their legal advisor, since failure to timely comply with the procedures set forth therein will result in the loss of such rights.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote to adopt the merger agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

•	You must either vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or by mail, or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously submitted written demands for appraisal. Because a properly executed proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who wishes to exercise appraisal rights must provide instructions in any such proxy to vote against the adoption of the merger agreement or otherwise attend the special meeting and vote against adoption of the merger agreement, or abstain from voting.

•	You must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

•	You (or the surviving corporation in the merger) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of their shares of Company common stock within 120 days after the effective time of the merger. The surviving corporation of the merger is under no obligation to file any petition and has no present intention of doing so.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the $5.05 per share cash merger consideration for your shares of Company common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Company common stock.

All demands for appraisal should be addressed to our Secretary at The First Marblehead Corporation, One Cabot Road, Suite 200, Medford, Massachusetts 02155, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock for which appraisal is demanded.

The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares in connection with the merger. To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on the stock ledger of the Company and on his, her or its stock certificate(s), if any.

Only a holder of record of shares of our common stock is entitled to demand appraisal rights for such shares of our common stock registered in that holder’s name. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary.

If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners.

An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owners.

A record owner, such as a bank, brokerage firm or other nominee, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Company common stock in a bank, a brokerage account or other nominee form and wish to exercise appraisal rights, you should consult with your bank or broker or the other nominee to determine the appropriate procedures for the nominee to make a demand for appraisal. A person having a beneficial interest in shares of Company common stock held of record in the name of another person, such as a bank, brokerage firm or other nominee, must act promptly to cause the record holder to properly follow the steps summarized below and perfect appraisal rights in a timely manner.

Within 10 days after the effective time of the merger, the surviving corporation in the merger will provide notice of the date the merger has become effective to each former stockholder of the Company who has properly demanded an appraisal of their shares of Company common stock under Section 262 of the DGCL, has not voted in favor of the adoption of the merger agreement and has not withdrawn or otherwise lost the right to appraisal. At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal, but who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the merger consideration, without interest, specified by the merger agreement for his, her or its shares of Company common stock. Any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and no appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery, which approval may be conditioned upon any terms the Delaware Court of Chancery deems just. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the per share merger consideration.

Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation or present intention to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously submitted written demand for appraisal.

Within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 of the DGCL, or a beneficial owner of shares held either in a voting trust or by a nominee on behalf of such beneficial owner, shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement must be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After providing notice to dissenting stockholders who demanded appraisal of their shares as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive that value upon the surrender of their shares. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as, or less than the merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration, without interest, for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned on such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisor. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL shall govern.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is consummated, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Company common stock.

CONDUCT OF OUR BUSINESS IF THE MERGER IS NOT COMPLETED

In the event that the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any consideration from Parent or Transitory Subsidiary for their shares of Company common stock. Instead, we would remain an independent public company, our common stock would continue to be listed and traded on the NYSE and our stockholders would continue to be subject to the same risks and opportunities to which they currently are subject with respect to their ownership of Company common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of Company common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. If the merger is not completed, our business could be disrupted, including our ability to retain and hire key personnel, potential adverse reactions or changes to our business relationships and uncertainty surrounding our future plans and prospects.

Pursuant to the merger agreement, under certain circumstances, we are permitted to terminate the merger agreement and to accept a superior proposal. See “The Merger Agreement—Termination” beginning on page 84.

Pursuant to the merger agreement, under certain circumstances, if the merger is not completed, we may be obligated to pay Parent a termination fee. See “The Merger Agreement—Termination Fee” beginning on page 86.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders of the Company. However, if the merger is not consummated, we expect to hold our 2016 annual meeting of stockholders, which we refer to as the 2016 annual meeting, in November 2016, although the Company reserves the right to delay its annual meeting as may be permitted under applicable law.

If the merger is not consummated and we hold our 2016 annual meeting within 30 days before or after the date of our 2015 annual meeting of stockholders, under SEC rules, a stockholder who intends to present a proposal, including nomination of a director, at our 2016 annual meeting and who wishes the proposal to be included in the proxy statement and proxy card for that meeting, must submit the proposal in writing to: Secretary, The First Marblehead Corporation, One Cabot Road, Suite 200, Medford, Massachusetts 02155, before June 2, 2016. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request. The Company did not receive any stockholder proposals before June 2, 2016.

If you wish to present a proposal at the 2016 annual meeting, but do not wish to have the proposal considered for inclusion in our proxy statement and proxy card, you must also give written notice to us at the address noted above. Our by-laws specify the information that must be included in any such notice, including a brief description of the proposal and the name of the stockholder proposing such business. We must receive this notice at least 60 days, but not more than 90 days, prior to November 10, 2016. However, if the 2016 annual meeting is scheduled to be held prior to October 21, 2016 or after January 9, 2017, your notice must be received no earlier than the 90th day prior to the 2016 annual meeting and no later than the close of business on the later of (a) the 60th day prior to the 2016 annual meeting and (b) the 10th day following the date on which notice of the date of the 2016 annual meeting was mailed or publicly disclosed, whichever occurs first. If you fail to provide timely notice of a proposal to be presented at the 2016 annual meeting, the chairman of the annual meeting may exclude the proposal from being brought before the annual meeting.

Stockholders Sharing the Same Address

Some banks, brokerage firms and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our proxy statement to you if you write, call or email us at:

The First Marblehead Corporation

One Cabot Road, Suite 200

Medford, Massachusetts 02155

Attention: Investor Relations

(800) 895-4283

Info@fmd.com

If you would like to receive separate copies of our proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee record holder, or you may contact us at the above address, phone number or email address.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors section of our website, www.firstmarblehead.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2015 (filed with the SEC on September 9, 2015);

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2015 (filed with the SEC on November 9, 2015); for the fiscal quarter ended December 31, 2015 (filed with the SEC on February 9, 2016) and for the fiscal quarter ended March 31, 2016 (filed with the SEC on May 10, 2016);

•	Current Reports on Form 8-K filed with the SEC on July 2, 2015, July 15, 2015, September 9, 2015 (Item 1.02 only), November 17, 2015, March 4, 2016, April 29, 2016, May 13, 2016 and June 3, 2016 (two Current Reports on Form 8-K); and

•	Definitive Proxy Statement for our 2015 annual meeting of stockholders filed with the SEC on September 30, 2015.

Any person, including any beneficial owner of shares of Company common stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to our Secretary at the Company’s address, which is The First Marblehead Corporation, One Cabot Road, Suite 200, Medford, Massachusetts 02155, telephone (800) 895-4283; or from our proxy solicitor, MacKenzie Partners, Inc. (toll-free at (800) 322-2885 or collect at (212) 929-5500 or by email to proxy@mackenziepartners.com); or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—], 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SUBSEQUENT TO THAT DATE DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

FP RESOURCES USA INC.,

FP RESOURCES ACQUISITION CORP.

and

THE FIRST MARBLEHEAD CORPORATION

Dated as of June 2, 2016

ARTICLE I THE MERGER		A-2

1.1	The Merger	A-2
1.2	Effective Time of the Merger	A-2
1.3	Closing	A-2
1.4	Effects of the Merger	A-2
1.5	Directors and Officers of the Surviving Corporation	A-2

ARTICLE II TREATMENT OF COMPANY SECURITIES		A-3
2.1	Conversion of Capital Stock	A-3
2.2	Surrender of Certificates	A-3
2.3	Company Stock Plans	A-5
2.4	Dissenting Shares	A-6
2.5	Withholding Rights	A-6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-7

3.1	Organization, Standing and Power	A-7
3.2	Capitalization	A-7
3.3	Subsidiaries	A-8
3.4	Authority; No Conflict; Required Filings and Consents	A-9
3.5	SEC Filings; Financial Statements; Information Provided	A-10
3.6	No Undisclosed Liabilities	A-11
3.7	Absence of Certain Changes or Events	A-11
3.8	Taxes	A-11
3.9	Real Property	A-12
3.10	Intellectual Property	A-12
3.11	Contracts	A-13
3.12	Litigation	A-14
3.13	Environmental Matters	A-14
3.14	Employee Benefit Plans	A-15
3.15	Compliance With Laws	A-16
3.16	Permits	A-16
3.17	Labor Matters	A-16
3.18	Opinion of Financial Advisor	A-17
3.19	Brokers	A-17
3.20	Insurance	A-17
3.21	Suppliers and Customers	A-17
3.22	Protection of Personal Information; Information Technology Systems	A-17
3.23	No Other Representations or Warranties by the Parent or the Transitory Subsidiary	A-18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE TRANSITORY SUBSIDIARY		A-18

4.1	Organization, Standing and Power	A-18
4.2	Authority; No Conflict; Required Filings and Consents	A-19
4.3	Information Provided	A-19
4.4	Operations of the Transitory Subsidiary	A-20
4.5	Financing	A-20
4.6	Section 203 of the DGCL	A-20
4.7	Absence of Litigation	A-20
4.8	Other Agreements or Understandings	A-20

A-i

4.9	Brokers	A-20
4.10	Independent Investigation	A-20
4.11	No Other Company Representations or Warranties	A-21
4.12	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	A-21

ARTICLE V CONDUCT OF BUSINESS		A-22

5.1	Covenants of the Company	A-22
5.2	Conduct of Business by the Parent and the Transitory Subsidiary Pending the Merger	A-24

ARTICLE VI ADDITIONAL AGREEMENTS		A-24

6.1	No Solicitation	A-24
6.2	Listing of Common Stock	A-27
6.3	Confidentiality; Access to Information	A-27
6.4	Legal Conditions to the Merger	A-27
6.5	Public Disclosure	A-28
6.6	Indemnification	A-28
6.7	Notification of Certain Matters	A-29
6.8	Employee Benefits Matters	A-29
6.9	State Takeover Laws	A-30
6.10	Rule 16b-3	A-31
6.11	Control of Operations	A-31
6.12	Security Holder Litigation	A-31
6.13	Preparation of Proxy Statement; Stockholders’ Meeting	A-31
6.14	FIRPTA Certificate	A-32

ARTICLE VII CONDITIONS TO MERGER		A-33

7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-33
7.2	Conditions to the Obligations of the Company	A-33
7.3	Conditions to the Obligations of the Parent and the Transitory Subsidiary	A-33
7.4	Frustration of Closing Conditions	A-34

ARTICLE VIII TERMINATION AND AMENDMENT		A-34

8.1	Termination	A-34
8.2	Effect of Termination	A-35
8.3	Fees and Expenses	A-35
8.4	Amendment	A-37
8.5	Extension; Waiver	A-37
8.6	Procedure for Termination, Amendment, Extension or Waiver	A-37

ARTICLE IX DEFINED TERMS		A-37

ARTICLE X MISCELLANEOUS		A-44

10.1	Nonsurvival of Representations, Warranties and Agreements	A-44
10.2	Notices	A-45
10.3	Entire Agreement	A-45
10.4	Third Party Beneficiaries	A-45
10.5	Assignment	A-46
10.6	Severability	A-46
10.7	Counterparts and Signature	A-46
10.8	Interpretation	A-46
10.9	Governing Law	A-47

A-ii

10.10	Remedies	A-47
10.11	Submission to Jurisdiction	A-47
10.12	Disclosure Schedule	A-48
10.13	Waiver of Jury Trial	A-48
10.14	Parent Guarantee	A-48
10.15	Guarantee of Guarantor	A-48

Exhibit:

Exhibit A-1	Company Stockholders Agreement
Exhibit A-2	Parent Stockholder Agreement
Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation

Schedules:

Schedule A-1	Company Stockholders Agreement Signatories
Schedule 4.6	Parent Ownership of Company Common Stock
Company Disclosure Schedule

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 2nd day of June, 2016, by and among FP Resources USA Inc., a Delaware corporation (the “Parent”), FP Resources Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Transitory Subsidiary”), and The First Marblehead Corporation, a Delaware corporation (the “Company”). Clearwater Fine Foods Incorporated, a corporation incorporated under the Canada Business Corporations Act (“Guarantor”), joins this Agreement solely for purposes of being bound by Section 10.15.

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Transitory Subsidiary will, in accordance with the DGCL, merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the “Merger”) and each share of Company Common Stock, except as otherwise provided herein, being converted in the Merger into the right to receive $5.05 in cash, without interest (the “Merger Consideration”);

WHEREAS, the Company Board, acting on the unanimous recommendation of a committee of the Company Board consisting of directors unaffiliated with the Parent, the Transitory Subsidiary or management of the Company (the “Independent Committee”), has as of the date hereof unanimously (a) determined and declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth herein, (b) approved and declared the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) declared that the terms of the Merger are fair to the Company and the Company’s stockholders and (d) directed that this Agreement be submitted to the Company’s stockholders at the Company Stockholders Meeting for their adoption and recommended that the Company’s stockholders adopt this Agreement;

WHEREAS, the respective board of directors of the Parent and the Transitory Subsidiary have unanimously adopted, approved and declared it advisable for the Parent and the Transitory Subsidiary to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Parent’s and the Transitory Subsidiary’s willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A-1 have entered into the Company Stockholders Agreement, dated as of the date of this Agreement, attached hereto as Exhibit A-1, pursuant to which such stockholders have, among other things, agreed to vote all of their shares of Company Common Stock in favor of the adoption of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has entered into the Parent Stockholder Agreement, dated as of the date of this Agreement, attached hereto as Exhibit A-2 (the “Parent Stockholder Agreement”), pursuant to which Parent has, among other things, agreed to vote all of its shares of Company Common Stock in favor of the adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Transitory Subsidiary and the Company, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, the Transitory Subsidiary shall merge with and into the Company at the Effective Time.

1.2 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, the Parent and the Company shall jointly prepare, and immediately following the Closing the Surviving Corporation shall cause to be executed, acknowledged and filed with the Secretary of State, a certificate of merger or other appropriate document in such form as is required by, and in accordance with, the relevant provisions of the DGCL (in any such case, the “Certificate of Merger”) and all other filings or recordings required under the DGCL. The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State or at such subsequent time or date as the Parent and the Company shall agree and specify in the Certificate of Merger.

1.3 Closing. Subject to the satisfaction or waiver (to the extent permitted herein and by applicable law) of the conditions set forth in Article VII, the Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 on the second (2nd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement, unless this Agreement has been theretofore terminated pursuant to its terms or unless the Parent and the Company shall mutually agree in writing that the Closing shall take place on another date or at another time or place.

1.4 Effects of the Merger. At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company, with the Company continuing as the Surviving Corporation, and (b) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit B, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended in accordance with the DGCL. In addition, subject to Section 6.6(b), at the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL and in this Agreement.

1.5 Directors and Officers of the Surviving Corporation. The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

TREATMENT OF COMPANY SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary. Each share of the common stock, par value $0.01 per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are held in the treasury of the Company and any shares of Company Common Stock owned by the Parent, the Transitory Subsidiary or any other wholly owned Subsidiary of the Parent or the Transitory Subsidiary immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no consideration shall be paid or delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be automatically converted into and shall thereafter represent the right to receive the Merger Consideration, without interest, and subject to deduction for any required withholding Tax in accordance with Section 2.5. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, pursuant to this Section 2.1(c) in accordance with the provisions of Section 2.2.

(d) Adjustments to Merger Consideration. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, stock split, reverse stock split, subdivision or combination, exchange or readjustment of shares, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, merger or other similar change or transaction with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided, however, that nothing in this Section 2.1(d) shall be construed to permit or authorize any party hereto to effect any such change that is otherwise prohibited by this Agreement.

2.2 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, the Parent shall (i) enter into an agreement (in form and substance reasonably acceptable to the Company) with the Paying Agent for the Paying Agent to act as paying agent for the Merger and (ii) deposit (or cause to be deposited) with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.2, the Payment Fund. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.1(c). The Payment Fund shall be invested by the Paying Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available); provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and the Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy the Parent’s obligation to pay the Merger Consideration under this Agreement. Any interest and other income resulting from such investments (net of any losses) shall be paid to the Parent pursuant to Section 2.2(e). In the event of any losses to the Payment Fund such that the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 2.2(b), the Parent shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Payment Fund to the extent necessary for the Paying Agent to make prompt cash payments as required under Section 2.2(b).

(b) Exchange Procedures. Promptly (and in any event within five (5) Business Days) after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of a Certificate and each holder of record of Uncertificated Shares (i) a letter of transmittal (which shall (A) be prepared prior to the Closing, (B) specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon: (1) adherence to the procedures set forth in the letter of transmittal and (2) in the case of shares of Company Common Stock represented by Certificates, delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) to the Paying Agent, and (C) otherwise be in such form and have such other provisions as the Parent and the Company may reasonably agree), and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) or Uncertificated Shares in exchange for the Merger Consideration payable with respect thereto. Surrender of any Uncertificated Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities that are uncertificated or represented by book entry and no holder of Uncertificated Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the Merger Consideration to which such holder is otherwise entitled under this Agreement. Upon surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, or surrender to the Paying Agent of Uncertificated Shares in accordance with the preceding sentence, the holder of such Certificate or Uncertificated Shares shall be promptly paid in exchange therefor a cash amount in immediately available funds equal to (x) the number of shares of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) or such Uncertificated Shares multiplied by (y) the Merger Consideration, and the Certificate so surrendered, if any, shall forthwith be canceled.

(c) Interest; Transfers; Rights Following the Effective Time. No interest will be paid or accrued on the cash payable upon the surrender of Certificates or Uncertificated Shares. In the event of a transfer of ownership of a Certificate or Uncertificated Shares which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares is registered only if: (i) the Person requesting such payment presents proper evidence of transfer and, if applicable, the surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer or, in the case of Uncertificated Shares, the Person in whose name such Uncertificated Shares are registered shall have delivered to the Paying Agent instruments of transfer in such form as the Paying Agent may reasonably require in accordance with its customary procedures for the transfer for securities represented by book entry, and (ii) the Parent or the Paying Agent shall have received a properly completed IRS Form W-8 or W-9, as applicable, and evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate and all Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2, without any interest thereon.

(d) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates or cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II, subject to Section 2.2(e).

(e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Certificates and Uncertificated Shares for six (6) months after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to the Parent automatically and any holder of a Certificate or Uncertificated Shares who has not previously complied with this Section 2.2 shall be entitled to receive from the Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws), as a general unsecured creditor thereof, payment of its claim for the Merger Consideration payable upon due surrender of the Certificate or Uncertificated Shares. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. To the extent permitted by applicable law, none of the Parent, the Transitory Subsidiary, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in the Paying Agent’s customary form, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Paying Agent, the Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Parent may reasonably direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby as contemplated by this Article II.

2.3 Company Stock Plans.

(a) Effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option shall vest in full and, as of the Effective Time, automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash from the Surviving Corporation equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option, without any interest thereon. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

(b) Effective as of immediately prior to the Effective Time, each Company Stock Unit that is then outstanding and unvested shall vest in full, and each Company Stock Unit for which shares of Company Common Stock have not been delivered as of immediately prior to the Effective Time shall, as of the Effective Time, be canceled and converted into the right to receive from the Surviving Corporation an amount of cash from the Surviving Corporation equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company Stock Unit multiplied by (ii) the Merger Consideration.

(c) The Parent shall (i) cause the Surviving Corporation to make any payments contemplated by the foregoing Section 2.3(a) and Section 2.3(b) as promptly as practicable (and in any event within five (5) Business

Days) after the Effective Time, and (ii) cause the Surviving Corporation to maintain at all times from and after the Effective Time sufficient liquid funds to satisfy its obligations pursuant to Section 2.3(a) and Section 2.3(b).

(d) As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Company Stock Options or Company Stock Units a letter describing the treatment of and payment for such equity awards pursuant to this Section 2.3 and providing instructions for use in obtaining payment therefor.

(e) The Company Board shall terminate the Company ESPP prior to the Effective Time. During the period from the date hereof until the termination of the Company ESPP in accordance with the foregoing sentence, the Company shall not permit any offering periods to occur under the Company ESPP.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.1, but (so long as the holder of such Dissenting Shares shall not fail to perfect, withdraw or otherwise lose his, her or its rights to appraisal) shall instead be converted into the right to receive the rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect, withdraw or otherwise) or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the DGCL, then, as of the later of the Effective Time or the date of loss of such status, such shares shall no longer be considered Dissenting Shares for purposes of this Agreement and such Dissenting Shares shall be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate or Uncertificated Shares formerly representing such shares in accordance with Section 2.2.

(c) The Company shall give the Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Parent shall have given its prior written consent to such payment or settlement offer.

2.5 Withholding Rights. Each of the Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Stock Options, Company Stock Units or Dissenting Shares any transfer tax due and any other amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Parent, the Surviving Corporation or the Paying Agent, as the case may be, and timely remitted by the Parent, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder thereof in respect of which such deduction and withholding was made by the Parent, the Surviving Corporation or the Paying Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except (a) as disclosed or reflected in the Company SEC Reports filed or furnished prior to the date of this Agreement or (b) as set forth herein or in the Company Disclosure Schedule.

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the laws of each other jurisdiction in which the nature of the Company’s businesses or the ownership or leasing of its properties legally requires such qualification, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, use, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is not in material default under or in material violation of any provision of its certificate of incorporation or by-laws.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 25,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). The rights and privileges of Company Common Stock and Company Preferred Stock are as set forth in the Company’s certificate of incorporation. As of the Capitalization Date, (i) 11,705,031 shares of Company Common Stock were issued and outstanding, (ii) 1,152,469 shares of Company Common Stock were held in the treasury of the Company, and (iii) no shares of Company Preferred Stock were issued or outstanding.

(b) The Company has made available to the Parent a complete and accurate list, as of the Capitalization Date, of all Company Stock Plans, indicating for each Company Stock Plan, as of the Capitalization Date, (i) the number of shares of Company Common Stock issued under such Company Stock Plan, (ii) the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan, (iii) the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, (iv) the number of unissued shares of Company Common Stock that are vested under such Company Stock Plan, (v) the number of shares of Company Common Stock unvested under such Company Stock Plan, (vi) the average exercise price of the outstanding options under such Company Stock Plan, and (vii) the aggregate number of shares of Company Common Stock that are subject to Company Stock Units. The Company has made available to the Parent complete and accurate copies of all (A) Company Stock Plans, (B) forms of stock option agreements evidencing Company Stock Options, (C) forms of agreements evidencing Company Stock Units and (D) forms of agreements evidencing any other equity or equity-linked award or equity or equity-linked compensation arrangement.

(c) Except as set forth in this Section 3.2 or as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Except for the Parent Stockholder Agreement, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreements with respect to the voting (including voting trusts and proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company. Except as contemplated by this Agreement or described in this Section 3.2, and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or similar financing arrangement) in the Company or any of its Subsidiaries, other than guarantees of bank obligations of Subsidiaries entered into in the Ordinary Course of Business.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization.

(b) Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, formation or organization, as applicable, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign entity (to the extent such concepts are applicable) in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provision of the state corporation statute of such Subsidiary’s jurisdiction of organization, such Subsidiary’s certificate of incorporation or by-laws (or other organizational documents) or any agreement to which such Subsidiary is a party or otherwise bound, and all such shares, securities and interests are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock, securities or interests of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock, securities or interests of any Subsidiary of the Company.

(c) The Company has made available to the Parent complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of the Company.

(d) The Company does not control, directly or indirectly, any capital stock of any Person that is not a Subsidiary of the Company, other than securities held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such Person.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval and assuming the accuracy of the Parent’s and the Transitory Subsidiary’s representation and warranty set forth in Section 4.6, perform its obligations hereunder and consummate the Merger. The Company Board, at a meeting duly called and held, by the unanimous vote of all directors acting on the unanimous recommendation of the Independent Committee, duly adopted resolutions (i) determining and declaring that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth herein, (ii) approving and declaring the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) declaring that the terms of the Merger are fair to the Company and the Company’s stockholders and (iv) directing that this Agreement be submitted to the Company’s stockholders at the Company Stockholders Meeting for their adoption and recommending that the stockholders of the Company adopt this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval and assuming the accuracy of the Parent’s and the Transitory Subsidiary’s representation and warranty set forth in Section 4.6. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Parent and the Transitory Subsidiary, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and (subject to receipt of the Company Stockholder Approval and assuming the accuracy of the Parent’s and the Transitory Subsidiary’s representation and warranty set forth in Section 4.6) the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Company or of the charter, bylaws or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent, notice or waiver under, require the payment of a penalty under or result in the imposition of any Liens on the Company’s or any of its Subsidiary’s assets under any of the terms, conditions or provisions of any (A) Material Contract or (B) any other lease, license, sublicense, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any (Y) Regulatory Permit or (Z) other permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, (iv) result in a material expansion of the rights with respect to Company Intellectual Property licensed to any Person by the Company or its Subsidiaries, or (v) result in the licensing of any source code included in the Company Intellectual Property to any Person by the Company or its Subsidiaries, or the release to any Person of source code included in the Company Intellectual Property pursuant to any escrow or other similar agreement to which the Company is a party; except in the case of clauses (ii), (iii), (iv) and (v) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents, notices or waivers not obtained or delivered (as applicable), that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iii) the filing of such other reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws or the rules and regulations of the New York Stock Exchange, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required in connection with the Regulatory Permits as disclosed on Section 3.4(c) of the Company Disclosure Schedule, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(d) Assuming the accuracy of the Parent’s and the Transitory Subsidiary’s representation and warranty set forth in Section 4.6, no vote of the holders of any class or series of the Company’s capital stock or other securities is necessary for the adoption of this Agreement or for the consummation by the Company of the Merger, except for the Company Stockholder Approval. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since July 1, 2013. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing, but excluding the Proxy Statement), as such documents have been amended since the time of their filing, are referred to herein as the “Company SEC Reports.” The Company has made available to the Parent copies of all comment letters received by the Company from the staff of the SEC prior to the date hereof with respect to the Company SEC Reports and all responses to such comment letters by or on behalf of the Company filed by the Company with the SEC prior to the date hereof. As of their respective dates and if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Reports and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were or will be made, not misleading in any material respect. No Subsidiary of the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated therein or in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with GAAP, except that the unaudited interim financial statements were, are or will be subject to normal and recurring year-end adjustments.

(c) Subject to the following sentence, (i) the Proxy Statement, on the date the Proxy Statement is first mailed to holders of shares of Company Common Stock, at the time of any amendment or supplement thereto and at the time of the Company Stockholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading in any material respect and (ii) the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act applicable to the Proxy Statement. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on any information supplied by or on behalf of the Parent or the Transitory Subsidiary for inclusion or incorporation by reference therein.

(d) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the New York Stock Exchange.

3.6 No Undisclosed Liabilities. Except as disclosed in the Company Balance Sheet and except for liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet, the Company and its Subsidiaries do not have any material liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries.

3.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except as contemplated or permitted hereby, there has not been any Change, individually or in the aggregate, that has had, or would reasonably be expected to result in, a Company Material Adverse Effect. From the date of the Company Balance Sheet until the date of this Agreement, except as contemplated hereby, (a) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (b) none of the Company or any of its Subsidiaries has taken any action that would have required the consent of the Parent under Section 5.1 of this Agreement (other than paragraphs (b), (g), (h), (j), (k), (l), (m) and (n) of Section 5.1 and paragraph (o) of Section 5.1 as it relates to paragraphs (b), (g), (h), (j), (k), (l), (m) and (n) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) The Company and each of its Subsidiaries has filed (or there has been filed on its behalf) all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries has paid (or caused to be paid) on a timely basis all material Taxes due and owing by the Company and/or its Subsidiaries, other than Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP.

(b) As of the date of this Agreement, no examination or audit of any material Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed in writing. There are no Liens for Taxes on any of the assets or properties of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has any liability for any material Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to Tax provisions in commercial agreements or arrangements that are not primarily related to Taxes).

(d) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(e) Each “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has at all times been in material documentary and operational compliance with Section 409A of the Code and the guidance and regulations thereunder, including the final Treasury Regulations issued thereunder (“Section 409A”). There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party which individually or collectively could require the Company or any of its Subsidiaries to pay a Tax gross up payment to any Company Employee for Tax-related payments under Section 409A of the Code.

(f) Neither the Company nor any of its Subsidiaries has become obligated to make, or will as a result of any event connected directly or indirectly with any transaction contemplated herein become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code. There is no written or unwritten agreement, plan, arrangement or other contract to which the Company or any of its Subsidiaries is a party which individually or collectively could require the Company or any of its Subsidiaries to pay a Tax gross up payment to any Company Employee for Tax-related payments under Section 4999 of the Code.

3.9 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Company Leases and the location of the premises subject thereto. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in material default under any of the Company Leases. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to the Parent complete and accurate copies of all Company Leases.

3.10 Intellectual Property.

(a) To the Company’s Knowledge, the Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary and material to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs).

(b) To the Company’s Knowledge, (i) all Company Intellectual Property is owned by the Company or one of its Subsidiaries free and clear of all Liens and (ii) all patents and registrations for trademarks, service marks and copyrights included in the Company Intellectual Property are subsisting and have not expired or been canceled. To the Company’s Knowledge, as of the date of this Agreement, (1) no Company Intellectual Property is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and (2) no such action is or has been threatened in writing with respect to any Company Intellectual Property.

(c) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not material. Since January 1, 2014 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person alleging any such infringement, violation or misappropriation or advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property.

(d) To the Company’s Knowledge, the Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all information of the Company or its Subsidiaries that has material economic value by virtue of not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.

(e) To the Company’s Knowledge, no third party is infringing, violating or misappropriating any Company Intellectual Property and, as of the date of this Agreement, no Company Intellectual Property is subject to any outstanding order, judgment, decree or stipulation restricting or limiting the use or licensing thereof by the Company or any of its Subsidiaries.

3.11 Contracts.

(a) The Company has made available to the Parent a copy of each of the following contracts or agreements to which the Company is a party as of the date of this Agreement and pursuant to which the Company has continuing material rights or obligations (collectively, the “Company Material Contracts”):

(i) each loan program agreement that is material to the business of the Company and its Subsidiaries, taken as whole;

(ii) each agreement or group of related agreements with the same party for the purchase of products or services by the Company or any of its Subsidiaries with a contractually committed undelivered balance in any calendar year in excess of $250,000, other than any such agreement that is terminable by the Company or such Subsidiary on notice of 90 days or less with an aggregate liability to the Company and its Subsidiaries of less than $50,000;

(iii) each agreement or group of related agreements with the same party for the sale of products or services by the Company or any of its Subsidiaries with a contractually committed undelivered balance in any calendar year in excess of $250,000, other than any such agreement that is terminable by the Company or such Subsidiary on notice of 90 days or less with an aggregate liability to the Company and its Subsidiaries of less than $50,000;

(iv) each agreement for the sale of any capital assets with a sale price in excess of $250,000;

(v) each agreement for capital expenditures with a remaining unpaid balance in excess of $250,000;

(vi) each agreement providing for any surety bond or letter of credit in excess of $200,000 required to be maintained by the Company or any of its Subsidiaries;

(vii) each agreement that places any material restriction, including any material exclusivity, non-competition, non-solicitation, no-hire, right of first offer, right of first refusal, or “most favored nation” provision, on the Company or any of its Subsidiaries from freely engaging anywhere in the world in any business that is currently conducted by the Company or any of its Subsidiaries;

(viii) each agreement providing for the establishment or operation of a partnership or joint venture with any third party;

(ix) each license pursuant to which the Company or any of its Subsidiaries (A) grants to any third party either the exclusive right to use any Company Intellectual Property or any right to use any source code included in the Company Intellectual Property, or (B) is granted by any third party the right to use any material Intellectual Property;

(x) each agreement entered into since January 1, 2014 providing for the purchase or sale by the Company or any of its Subsidiaries of a business or division of any other Person that is material to the Company and its Subsidiaries, taken as a whole; and

(xi) each “material contract” as described in Item 601(b)(10) of the SEC’s Regulation S-K.

(b) Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect and is enforceable against the Company or any of its Subsidiaries (as the case may be) and, to the Company’s Knowledge, each other party thereto, in each case subject to the Bankruptcy and Equity Exceptions. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in material violation of or in material default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract.

(c) Neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

3.12 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which the Company has been notified or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries which (a) seeks either damages in excess of $500,000 or material equitable relief or (b) challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. As of the date of this Agreement, there are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries.

3.13 Environmental Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any material court order, administrative order, consent order or other agreement between the Company or any of its Subsidiaries and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law. Except for matters that, individually or in the aggregate, are not reasonably likely to result in any liability that is material to the Company and its Subsidiaries taken as a whole, (i) neither the Company nor any of its Subsidiaries is in violation of any Environmental Law; (ii) to the Company’s Knowledge, none of the properties leased by the Company or any of its Subsidiaries is contaminated with any Hazardous Substance; and (iii) the Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and its Subsidiaries are in compliance with such permits, licenses and other authorizations.

(b) The parties hereto agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, each of the Parent and the Transitory Subsidiary specifically acknowledges that the representations and warranties contained in Section 3.15 and Section 3.16 do not relate to environmental matters.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Employee Plans.

(b) With respect to each Company Employee Plan in effect on the date of this Agreement, the Company has made available to the Parent a complete and accurate copy of (i) such Company Employee Plan, (ii) the three most recent annual reports (Form 5500) filed with the IRS, if any, (iii) copies of all nondiscrimination and top-heavy testing reports for the last three plan years, if any, (iv) all material, non-routine correspondence to or from any governmental agency, (v) the most recent determination or opinion letter from the IRS, if any, and (vi) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan.

(c) Each Company Employee Plan has within the preceding six (6) calendar years been and is being administered, in all material respects, in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms.

(d) With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that, to the Company’s Knowledge, have received such letters, and no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would materially and adversely affect its qualification.

(f) None of the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (i) has within the preceding six (6) calendar years sponsored or maintained an Employee Benefit Plan that is subject to Section 412 of the Code or Title IV of ERISA or (ii) has within the preceding six (6) calendar years been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Neither the Company nor any of its Subsidiaries is a party to any written (i) agreement with any stockholders, director, executive officer or other employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) None of the Company Employee Plans (i) promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable law, or (ii) is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(i) With respect to each Company Employee Plan, (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred; (ii) as of the date of this Agreement, there are no actions, suits or claims pending, or, to the Company’s Knowledge, threatened or anticipated (other than routine claims for benefits); (iii) to the Company’s Knowledge, as of the date of this

Agreement, there are no audits, inquiries or proceedings pending or threatened by any Governmental Entity; and (iv) within the preceding six (6) calendar years, there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA), in each case of clauses (i) through (iv) which has resulted or would reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole.

3.15 Compliance With Laws.

(a) The Company and each of its Subsidiaries has since January 1, 2014 complied in all material respects with, and is not in material violation of, and, between January 1, 2014 and the date of this Agreement, has not received any written notice alleging any material violation of any applicable statute, law or regulation with respect to the conduct of its business or the ownership or operation of its properties or assets.

(b) To the Company’s Knowledge, each third party vendor performing material services for the Company or any of its Subsidiaries in connection with its or their delivery of consumer financial products or services, is in material compliance with, and is not in material violation of, and, as of the date of this Agreement, has not received any written notice alleging any material violation of any applicable statute, law or regulation with respect to the performance of those services.

(c) Neither the Company, nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors is violating in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977.

3.16 Permits. The Company and its Subsidiaries have all material permits, licenses and franchises from Governmental Entities, and have made all material registration and notification filings with Government Entities, as required to conduct their businesses as now being conducted (the “Company Permits”). The Company Permits are in full force and effect in all material respects. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

3.17 Labor Matters. The Company has made available to the Parent a list, as of the date of this Agreement, of all employees of the Company and each of its Subsidiaries whose current base salary exceeds $200,000 per year, along with the position and the annual rate of base salary and cash bonus opportunity of each such person as of such date. Each current or past employee of the Company or any of its Subsidiaries involved in any material respect in the development of Company Intellectual Property has entered into a confidentiality and assignment of inventions agreement with the Company on terms substantially consistent with the terms set forth in the form previously made available to the Parent, subject to variations required to comply with applicable law. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or similar contract or agreement with a labor union or labor organization. The Company and its Subsidiaries have complied in all material respects with all applicable laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization. As of the date of this Agreement, there are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries. No employee of the Company or any of its Subsidiaries with an annual base salary exceeding $200,000 per year (i) has an employment agreement providing any term of employment or compensation guarantee, or providing severance benefits or other benefits following the termination of employment, (ii) to the Company’s Knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has, as of the date of this Agreement, given written notice to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

3.18 Opinion of Financial Advisor. The financial advisor of the Independent Committee, Sandler O’Neill & Partners, L.P., has delivered to the Company Board an opinion, dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair to the holders of Company Common Stock (other than the Parent and its Affiliates) from a financial point of view.

3.19 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section 3.19 of the Company Disclosure Schedule. The Company has made available to the Parent a complete and accurate copy of all agreements pursuant to which Sandler O’Neill & Partners, L.P. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.20 Insurance. The Company has paid in full all premiums due on each insurance policy that is maintained by the Company or any Subsidiary of the Company and that is material to the business of the Company and its Subsidiaries, taken as a whole (a “Material Insurance Policy”). The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Material Insurance Policy under which it is the insured party. As of the date hereof, no insurer under any Material Insurance Policy has notified the Company or any of its Subsidiaries in writing that it has canceled or generally disclaimed liability under any such Material Insurance Policy or indicated in writing any intent to do so or not to renew any such policy.

3.21 Suppliers and Customers.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the top 10 suppliers of the Company and its Subsidiaries as measured by the aggregate amounts paid by the Company and its Subsidiaries, on a consolidated basis, during the 12-month period ended March 31, 2016, and each supplier that is the sole source available to supply any significant product or service to the Company or any of its Subsidiaries, the loss or disruption of which would be material to the Company and its Subsidiaries, taken as a whole (the “Material Suppliers”). Between March 31, 2016 and the date of this Agreement, (i) there has been no termination of the business relationship of the Company or its Subsidiaries with any Material Supplier, (ii) there has been no material change in the material terms of its business relationship with any Material Supplier in any material respect adverse to the Company or its Subsidiaries and (iii) no Material Supplier has notified in writing the Company or any of its Subsidiaries that it intends to terminate or materially change the pricing or other material terms of its business in any material respect adverse to the Company or its Subsidiaries.

(b) Section 3.21(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the top 10 customers of the Company and its Subsidiaries (the “Material Customers”), as measured by the aggregate amounts paid to the Company and its Subsidiaries, on a consolidated basis, during the 12-month period ended March 31, 2016. Between March 31, 2016 and the date of this Agreement, (i) there has been no termination of the business relationship of the Company or its Subsidiaries with any Material Customer, (ii) there has been no material change in the material terms of its business relationship with any Material Customer in any material respect adverse to the Company or its Subsidiaries and (iii) no Material Customer has notified in writing the Company or any of its Subsidiaries that it intends to terminate or materially change the material terms of its business in any material respect adverse to the Company or its Subsidiaries.

3.22 Protection of Personal Information; Information Technology Systems.

(a) The Company and its Subsidiaries have written privacy and security policies that govern its collection, storage, use, disclosure, and transfer (including across national borders) of Personal Information that materially satisfy applicable law and, to the Company’s Knowledge, the Company and each Subsidiary is in material compliance with such privacy and security policies and applicable law relating to Personal Information, including with respect to any Personal Information collected by the Company, by any Subsidiary, or by any third party having authorized access to Personal Information under the control of the Company or such Subsidiary. To the Company’s Knowledge, all consents required by applicable law for the collection, use, or disclosure of Personal Information that are material to the conduct of the Company and its Subsidiaries’ businesses (including disclosure to Affiliates of the Company) have been obtained. As of the date of this Agreement, neither the Company nor any Subsidiary has received any written claim or complaint alleging that its collection, use, or disclosure of Personal Information materially violates any applicable law relating to privacy, data security, or data protection.

(b) To the Company’s Knowledge, there has been no material breach of security or other unauthorized access by third parties to the Personal Information in the Company’s or any Subsidiary’s possession, custody, or control and, to the Company’s Knowledge, there have been no successful security intrusions or breaches by unauthorized third parties of the security of information technology systems of the Company or such Subsidiary used to store Personal Information. The Company and its Subsidiaries have written policy guidelines for all parties with access to their computer systems regarding use of their computer systems, including use of the Internet and e-mail, and, to the Company’s Knowledge, such policy guidelines have been and are being materially complied with. With respect to all Personal Information gathered or accessed in the course of the operations of the Company or any Subsidiary, to the Company’s Knowledge, the Company and each such Subsidiary has taken commercially reasonable steps, materially consistent with industry standards and applicable law, to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(c) The Company and its Subsidiaries have in place disaster recovery plans, procedures, and facilities that materially satisfy applicable law. The disaster recovery and security plans, procedures, and facilities specified materially meet all representations made to, and obligations with, all customers, and the Company and each Subsidiary is in compliance in all material respects therewith.

3.23 No Other Representations or Warranties by the Parent or the Transitory Subsidiary. The Company hereby represents, acknowledges and agrees that the express representations and warranties set forth in Article IV are the sole and exclusive representations and warranties of the Parent and the Transitory Subsidiary to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT

AND THE TRANSITORY SUBSIDIARY

The Parent and the Transitory Subsidiary, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1 Organization, Standing and Power. Each of the Parent and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation. Each of the Parent and the Transitory Subsidiary is duly qualified to conduct business and is in good standing under the laws of each other jurisdiction in which the nature of its business or the ownership or leasing of its properties legally requires such qualification, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect. Each of the Parent and the Transitory Subsidiary has all requisite corporate power and authority to own, use, lease and operate its properties and assets and to carry on its business as now being conducted. Neither the Parent nor the Transitory Subsidiary is in material default under or in material violation of any provision of its certificate of incorporation or by-laws.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Parent and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Parent and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Parent and the Transitory Subsidiary, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Transitory Subsidiary (which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of the Parent and the Transitory Subsidiary and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of the Parent and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Parent and the Transitory Subsidiary do not, and the consummation by the Parent and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other organizational documents of the Parent or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent, notice or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Liens on the Parent’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, sublicense, contract or other agreement, instrument or obligation to which the Parent or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents, notices or waivers not obtained or delivered (as applicable), that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Parent or the Transitory Subsidiary or the consummation by the Parent or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, and (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act.

(d) No vote of the holders of any class or series of the Parent’s or the Transitory Subsidiary’s capital stock or other securities is necessary for the consummation by the Parent or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for the adoption of this Agreement by the Parent as the sole stockholder of the Transitory Subsidiary (which shall occur immediately after the execution and delivery of this Agreement).

4.3 Information Provided. The information supplied or to be supplied by or on behalf of the Parent or the Transitory Subsidiary in writing for inclusion or incorporation by reference in the Proxy Statement, on the date the Proxy Statement is first mailed to holders of shares of Company Common Stock, at the time of any amendment or supplement thereto and at the time of the Company Stockholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading in any material respect.

4.4 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5 Financing. The Parent and the Transitory Subsidiary have, and will at the Closing have, sufficient cash resources available to satisfy their payment obligations under this Agreement, including payment of the Merger Consideration, when due in accordance with the terms hereof and otherwise perform all of their respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby.

4.6 Section 203 of the DGCL. Except as described on Schedule 4.6, neither the Parent nor the Transitory Subsidiary, nor any of their respective “Affiliates” or “Associates” (as those terms are defined in Section 203 of the DGCL) (a) directly or indirectly “owns” or, within the past three (3) years, has “owned,” beneficially or otherwise, any shares of Company Common Stock, any other securities of the Company or any options, warrants or other rights to acquire shares of Company Common Stock or other securities of the Company, or any other economic interest (through derivative securities or otherwise) in the Company, or (b) has been an “Affiliate” or “Associate” (as those terms are defined in Section 203 of the DGCL) of the Company at any time during the past three (3) years. Assuming the accuracy of the Company’s representations and warranties set forth in Section 3.2(a) and the second sentence of Section 3.4(a), the restrictions contained in Section 203 of the DGCL do not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

4.7 Absence of Litigation. Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, (a) there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries (including the Transitory Subsidiary) or any of its or their respective properties or assets and (b) neither the Parent nor its Subsidiaries (including the Transitory Subsidiary) is subject to any order, judgment, writ, injunction or decree.

4.8 Other Agreements or Understandings. The Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, the Parent has furnished to the Company correct and complete copies thereof) between or among the Parent, the Transitory Subsidiary, or any Affiliate of the Parent, on the one hand, and any member of the board of directors or management of the Company or any of its Subsidiaries.

4.9 Brokers. Except for Houlihan Lokey Capital, Inc., no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Parent, the Transitory Subsidiary or any of their respective Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

4.10 Independent Investigation. Each of the Parent and the Transitory Subsidiary acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries and that each of the Parent and the Transitory Subsidiary and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company’s Subsidiaries that it and its Representatives have desired or requested to review for such purpose, and that it and its Representatives have had full opportunity to meet with the management of the Company and the Company’s Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries.

4.11 No Other Company Representations or Warranties. The Parent and the Transitory Subsidiary hereby represent, acknowledge and agree that the express representations and warranties set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule) are the sole and exclusive representations and warranties of the Company to the Parent, the Transitory Subsidiary or any of their respective Affiliates, stockholders or Representatives, or any other Person, in connection with the transactions contemplated by this Agreement, and that (a) none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to the accuracy or completeness of any information provided or made available to the Parent, the Transitory Subsidiary or any of their respective Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Parent, the Transitory Subsidiary or any of their respective Affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, (b) except as explicitly provided for in Section 8.2 or 8.3, none of the Company, any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, will have or be subject to any liability or indemnification or other obligation of any kind or nature to the Parent, the Transitory Subsidiary or any of their respective Affiliates, stockholders or Representatives, resulting from the delivery, dissemination or any other distribution to the Parent, the Transitory Subsidiary or any of their respective Affiliates, stockholders or Representatives, or the use by the Parent, the Transitory Subsidiary or any of their respective Affiliates, stockholders or Representatives, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Parent, the Transitory Subsidiary or any of their respective Affiliates, stockholders, or Representatives, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Merger or any other transaction contemplated by this Agreement, and (c) except for the express representations and warranties of the Company set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule), none of the Parent, the Transitory Subsidiary or any of their respective Affiliates, stockholders or Representatives, or any other Person, has relied on any information (including the accuracy or completeness thereof) in determining to enter into the transactions contemplated by this Agreement or otherwise.

4.12 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Parent and the Transitory Subsidiary and their respective Affiliates, stockholders and Representatives, the Parent and the Transitory Subsidiary and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof (including pursuant to Section 6.3(b)) from the Company and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. The Parent and the Transitory Subsidiary hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Parent and the Transitory Subsidiary are familiar, that the Parent and the Transitory Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished or made available to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that to the fullest extent permitted by law the Parent and the Transitory Subsidiary will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders or Representatives, or any other Person, with respect thereto. Accordingly, the Parent and the Transitory Subsidiary hereby represent, acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans)

and that the Parent and the Transitory Subsidiary have not relied on any express or implied representation or warranty with respect to such information in connection with this Agreement or otherwise.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as otherwise contemplated or permitted by this Agreement, as required by applicable law or by any agreement, plan or arrangement in effect on the date hereof, as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the Ordinary Course of Business, preserve substantially intact its material assets and properties and its business organization and to preserve its present relationships with key employees, customers, suppliers and other Persons with which it has material business relations. Without limiting the generality of the foregoing, except as otherwise contemplated or permitted by this Agreement, as required by applicable law or by any agreement, plan or arrangement in effect on the date hereof, as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities, property or otherwise) in respect of, any of its capital stock or other securities (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or to other Subsidiaries), (ii) adjust, split, combine, subdivide, reclassify or otherwise amend the terms of any of its capital stock or other securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; (iii) change the ownership of any of its Subsidiaries, or otherwise engage in any internal corporate restructuring or reorganization, including by way of merger, consolidation or stock or asset sale; or (iv) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iv), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price, (B) from holders of Company Stock Options or Company Stock Units in full or partial payment of any applicable Taxes payable by such holder upon exercise or vesting thereof, as applicable, to the extent required or permitted under the terms thereof or (C) from former employees, directors and consultants in accordance with agreements providing for forfeiture of shares for no consideration in connection with any termination of services to the Company or any of its Subsidiaries;

(b)(i) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities, any of its other securities, or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities, other securities or convertible or exchangeable securities, or (ii) grant to any Person any right to acquire any shares of its capital stock, any other voting securities, any of its other securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities, other securities or convertible or exchangeable securities (including any Company Stock Option or Company Stock Unit), except, in each case, pursuant to the exercise, vesting or settlement of Company Stock Options outstanding as of the date hereof (or after the date hereof in compliance with Article II of this Agreement) and in accordance with the terms of such instruments as in effect on the date hereof;

(c) amend, modify or publicly propose to amend or modify its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d) other than with respect to capital expenditures, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets having a value in excess of $500,000 in the aggregate;

(e) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries having a value in excess of $500,000 in the aggregate;

(f) adopt or implement any stockholder rights plan;

(g)(i) incur any Indebtedness (other than letters of credit or similar arrangements issued to or for the benefit of suppliers of the Company or any of its Subsidiaries in the Ordinary Course of Business), except for (A) Indebtedness incurred in connection with the Company’s raise^ program of up $5,000,000 in the aggregate and (B) without limitation of the foregoing clause (A), Indebtedness of up to $1,000,000 in the aggregate incurred in the Ordinary Course of Business (such Indebtedness described in the foregoing clauses (A) and (B), “Permitted Indebtedness”), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than those evidencing Permitted Indebtedness, (iii) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iv) make any loans, advances or capital contributions to, or investment in, any other Person (other than (A) capital contributions to, or investment in, the Company and its wholly owned Subsidiaries and (B) in the Ordinary Course of Business or in connection with the Company’s raise^ program); provided, however, that the Company may continue to make investments in accordance with its investment policy as in effect on the date hereof (a copy of which has been made available to the Parent), (v) enter into any material obligation (other than Permitted Indebtedness) secured by any Lien on property or assets of the Company or its Subsidiaries; (vi) other than in connection with Permitted Indebtedness, enter into any sale and lease back transaction, contract to repurchase Company Common Stock or other similar financing transaction, except in the Ordinary Course of Business; or (vii) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in exchange rates, commodities prices or interest rates;

(h) make any capital expenditures or other expenditures, or enter into any capital leases with respect thereto, with respect to property, plant or equipment in excess of $350,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

(i) implement, adopt or make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(j) other than in the Ordinary Course of Business, (i) terminate or materially modify or amend any Company Material Contract (or any agreement that, if entered into prior to the date hereof, would constitute a Company Material Contract), or knowingly assign any material rights or claims thereunder, or (ii) enter into any agreement that, if entered into prior to the date hereof, would constitute a Company Material Contract;

(k) make or change any material Tax election, change any Tax accounting method, file any material amended Tax Return, enter into any material closing agreement, waive or extend the statute of limitations with respect to a material amount of Taxes, settle or compromise any material Tax liability, claim or assessment, or surrender any right to claim a refund of a material amount of Taxes;

(l) compromise or settle any suit, claim, action, proceeding, arbitration, mediation or investigation (including any suit, claim, action, proceeding, arbitration, mediation or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than (i) as permitted by Section 6.12 and (ii) compromises, settlements or agreements that (A) involve only the payment of money damages not in excess of $500,000 in the aggregate and (B) do not impose equitable relief on the Company or any of its Subsidiaries or provide for any admission of wrongdoing by the Company or any of its Subsidiaries;

(m) fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(n)(i) adopt, enter into, terminate or amend any employment, severance, retention, change in control or similar agreement or (other than in the Ordinary Course of Business) benefit plan for the benefit or welfare of any current or former director or executive officer; (ii) increase the cash compensation or cash bonus or (other than in the Ordinary Course of Business) fringe benefits of any current or former director or executive officer; (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards held by any current or former director or executive officer, other than as contemplated by this Agreement; (iv) pay to any executive officer any material benefit not provided for as of the date of this Agreement; (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, restricted stock units, director stock units, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or remove existing restrictions in any benefit plans or agreements or awards made thereunder, other than such as are made in the Ordinary Course of Business to non-officer employees; or (vi) take any action to fund or in any other way secure the payment of compensation or benefits of any current or former director or executive officers under any agreement or benefit plan provided by the Company or its Subsidiaries as of the date hereof, other than in the Ordinary Course of Business; or

(o) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Conduct of Business by the Parent and the Transitory Subsidiary Pending the Merger. The Parent and the Transitory Subsidiary agree that, during the Pre-Closing Period, (a) they shall not, directly or indirectly, without the prior consent of the Company, take or cause to be taken any action that could be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention or enter into any agreement to take any such action and (b) the Transitory Subsidiary shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the Specified Time, neither the Company nor any of its Subsidiaries shall, and the Company shall not authorize or permit its Representatives to, directly or indirectly:

(i) solicit, initiate, knowingly facilitate or knowingly encourage the making or completion of an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or

(ii) other than informing Persons of the existence of the provisions of this Section 6.1, engage or participate in any negotiations or discussions concerning, or provide or cause to be provided any non-public information or data relating to the Company and its Subsidiaries in connection with, an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1(a) by the Company. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), at any time prior to receipt of the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal received after the date hereof from a Qualified Person, (A) furnish information with respect to the Company and its Subsidiaries to the Qualified Person (and the Representatives of such Qualified Person) pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the confidentiality obligations of the Parent, the Transitory Subsidiary (or their applicable Affiliate(s)) under the Confidentiality Agreement; (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with such Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal; or (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with such Qualified Person.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time:

(i) the Company Board shall not, except as set forth in this Section 6.1, (A) withhold, withdraw or modify, in a manner adverse to the Parent or the Transitory Subsidiary, or publicly propose to withhold, withdraw or modify in a manner adverse to the Parent or the Transitory Subsidiary, its recommendation to the Company’s stockholders that the Company’s stockholders adopt this Agreement at the Company Stockholders Meeting or (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal (any such actions, a “Company Board Recommendation Change”); and

(ii) the Company shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)).

Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, at any time prior to receipt of the Company Stockholder Approval, the Company Board may effect a Company Board Recommendation Change:

(A) if (i) the Company Board has determined that a Superior Proposal is outstanding; (ii) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law; (iii) the Company has notified the Parent in writing that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons for such Company Board Recommendation Change (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement); (iv) if requested by the Parent, the Company shall have made its Representatives available to discuss with the Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the four (4) Business Day period following delivery by the Company to the Parent of such Recommendation Change Notice; and (v) if the Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such four (4) Business Day period, the Company Board shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by the Parent, that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law. Any change to the financial terms or any material change to the other material terms of such Superior Proposal shall require the Company to provide to the Parent a new Recommendation Change Notice and comply with the requirements of the foregoing sentence of this clause (A) of this Section 6.1(b) with respect to each such Recommendation Change Notice; provided that each reference therein to “four (4) Business Days” shall be deemed to be a reference to “two (2) Business Days”; or

(B) if (i) the Company Board has determined that, after the date of this Agreement, it has become aware of any material development or change in circumstances and not relating to any Acquisition Proposal or any of the matters set forth in Section 6.1(b) of the Company Disclosure Schedule that affects the business, assets or operations of the Company or any of its Subsidiaries (an “Intervening Event”), (ii) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that, in light of such Intervening Event, the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law; (iii) the Company delivers to the Parent a Recommendation Change Notice (it being understood that the Recommendation Change Notice shall not constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement); (iv) if requested by the Parent, the Company shall have made its Representatives available to discuss with the Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the four (4) Business Day period following delivery by the Company to the Parent of such Recommendation Change Notice; and (v) if the Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such four (4) Business Day period, the Company Board shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by the Parent, that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law.

(c) Notices to the Parent. The Company shall promptly (and in any event within one (1) Business Day) advise the Parent orally, with written confirmation to follow, of the Company’s receipt of any written Acquisition Proposal, a summary of the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal. The Company shall (i) keep the Parent reasonably informed of any material developments with respect to the status and material terms (including any change to the financial terms or any material change to the other material terms) of any such Acquisition Proposal and (ii) substantially contemporaneously with providing any information with respect to the Company or any of its Subsidiaries to a Person in connection with any such Acquisition Proposal, furnish a true, correct and complete copy of such information to the Parent. The Company agrees that it shall not, and shall not permit its Subsidiaries to, enter into after the date hereof any agreement that prohibits or restricts it from providing to the Parent the information contemplated by, or otherwise complying with, any provision in this Section 6.1.

(d) Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company, any of its Subsidiaries or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a Company Board Recommendation Change), or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would reasonably be expected to be inconsistent with its obligations under applicable law; provided, however, that in no event shall the Company or the Company Board take, or agree or resolve to take, any action prohibited by Section 6.1(b), except as expressly permitted by Section 6.1(b).

(e) Cessation of Ongoing Discussions. Subject to the other provisions of this Section 6.1, (i) the Company shall, and shall cause its Subsidiaries, and they shall direct their Representatives to, cease immediately all communications, discussions and negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal and (ii) the Company shall cease access of any such Persons to any “virtual data room” or other non-public document repository with respect to the Company and/or its Subsidiaries.

(f) Effect of Company Board Recommendation Change; Payment of Termination Fee. No Company Board Recommendation Change shall change the approval of this Agreement or any other approval of the Company Board, including in any respect that would have the effect of causing any state corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger. Nothing in this Section 6.1 shall be deemed to permit the Company to take any action prohibited by

Section 6.1(b)(ii) unless the Company terminates this Agreement pursuant to Section 8.1(f) and pays the Termination Fee pursuant to Section 8.3.

6.2 Listing of Common Stock. The Company shall use its commercially reasonable efforts to continue the listing of Company Common Stock on the New York Stock Exchange during the term of this Agreement.

6.3 Confidentiality; Access to Information.

(a) The parties hereto acknowledge that the Parent and the Company have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

(b) During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to and they shall direct their respective Representatives to) afford to the Parent and the Parent’s Representatives reasonable access, upon reasonable prior notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to the respective officers, properties, offices, other facilities and books and records of the Company and its Subsidiaries and furnish promptly to the Parent and the Parent’s Representatives all information concerning its business, properties and assets, in each case as the Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, (A) in connection with any Acquisition Proposal, Trigger Event or Recommendation Change Notice, except to the extent otherwise expressly provided for in Section 6.1 hereof, or (B) that would: (1) result in the disclosure of any trade secrets of any third party, (2) violate any legal requirement or contract or any obligation of the Company with respect to confidentiality or privacy, including under any privacy policy, or (3) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine. The Parent will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement. Prior to the Closing, neither the Parent nor the Transitory Subsidiary shall (and each shall cause their Affiliates and Representatives not to) contact or communicate with any of the non-officer employees, customers, licensors or suppliers of the Company or any of its Subsidiaries without the prior written consent of the Company.

6.4 Legal Conditions to the Merger.

(a) Subject to the terms of this Agreement, the Company and the Parent shall each use its reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable, including under applicable law, to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Exchange Act and any other applicable federal or state securities law;

(iii) oppose any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement, or have any such judgment, injunction, order, decree, statute, law, ordinance, rule or regulation vacated or made inapplicable to the Merger and the other transactions contemplated by this Agreement; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) The Company and the Parent shall cooperate with each other in connection with the making of all filings described in Section 6.4(a), including providing copies of all such documents to the non-filing Person and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Parent shall use their respective reasonable best efforts to furnish to each other all information required for any such filings.

(c) Each of the Company and the Parent shall use its commercially reasonable efforts to, as promptly as practicable after the date hereof, provide any notice to, or obtain any consent, waiver or approval from, any third party required in connection with the transactions contemplated by this Agreement under any material contract to which it is a party; provided, however, neither party shall be required to pay any monies or agree to any material undertakings in connection with seeking or obtaining any such consent, waiver or approval.

6.5 Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall use their respective commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement; provided, however, that these restrictions shall not apply to any communications regarding any Acquisition Proposal, Trigger Event or Recommendation Change Notice.

6.6 Indemnification.

(a) The Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party, whether provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries as previously made available to the Parent, shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b) From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

(c) Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for a period of six (6) years from the Effective Time the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not exceed the Maximum Premium, or (ii) purchase a Reporting Tail Endorsement and maintain such endorsement in full force and effect for its full term. If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Current D&O Insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than the Maximum Premium for such Reporting Tail Endorsement. If the Company purchases a Reporting Tail Endorsement in accordance with the immediately preceding sentence prior to the Effective Time, then the Parent shall be relieved from its obligations pursuant to this Section 6.6(c) so long as the Parent maintains, or causes the Surviving Corporation to maintain, as applicable, such Reporting Tail Endorsement in full force and effect for its full term.

(d) In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.6.

(e) If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.6 that is denied by the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

(f) The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.7 Notification of Certain Matters. Prior to the Effective Time, the Parent (on behalf of itself and the Transitory Subsidiary) shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of: (a) any material notice or other material written communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby under any material contract or permit, (b) any suit, action, proceeding, arbitration or investigation commenced or, to such party’s knowledge (which, in the case of the Company, shall have the same meaning as Company’s Knowledge), threatened in writing against such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, is reasonably likely to cause or result in any of the conditions to the other party’s obligation to consummate the Merger set forth in Article VII not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit any remedies available to the party receiving such notice. The parties hereto agree that the Company’s compliance or failure to comply with this Section 6.7 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.3(b) has been satisfied.

6.8 Employee Benefits Matters.

(a) From and after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, carry out all employer responsibilities under all Company Employee Plans and all employment, severance and termination plans and agreements, in each case in accordance with their terms as in effect immediately before the Effective Time. Subject to the foregoing, for a period of one year following the Effective Time, the Parent shall provide, or shall cause to be provided, to each Company Employee (i) a total compensation package (including base salary, commissions eligibility, target annual bonus and target value of annual equity awards) no less favorable than the total compensation package (including base salary, commissions, annual bonus and value of annual equity awards) provided to such employees immediately before the Effective Time and (ii) other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such employees immediately before the Effective Time. Subject to the foregoing, this Section 6.8(a) shall not prevent the Parent, the Surviving Corporation or its Subsidiaries from terminating any Company Employee Plan or any employment, severance or termination plans or agreements following the Effective Time in accordance with their terms.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the New Plans, each Company Employee shall, subject to applicable law and applicable tax qualification requirements be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, the Parent shall make commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and (B) the Parent shall make commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) If any Company Employee (who is not otherwise a party to an employment agreement, offer letter or similar agreement or arrangement or any amendment or supplement of any of the foregoing, in each case that provides for a different treatment with respect to severance) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company Employee would have received severance benefits under the Company Severance Practices, the Parent will cause the Surviving Corporation to provide that such Company Employee shall be entitled to severance benefits from the Surviving Corporation that are equal to the greater of (i) the severance benefits that would have been paid under the Company Severance Practices as in existence on the date of this Agreement or (ii) the severance benefits payable under similar circumstances pursuant to a severance plan of the Parent or its Affiliates as may be in effect at such time for similarly situated United States employees of the Parent and its Affiliates and giving effect to the provisions of this Section 6.8.

(d) From and after the Effective Time, the Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries of the Company as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary of the Company. This Section 6.8(d) shall not prevent the Parent, the Surviving Corporation or its Subsidiaries from terminating such contracts, agreements, arrangements, policies, plans or commitments following the Effective Time in accordance with their terms.

(e) Nothing in this Section 6.8 shall be construed as (i) conferring any legal rights upon any Company Employee for continuation of employment by Parent, the Surviving Corporation or its Subsidiaries, (ii) amending any Company Employee Plan or (iii) conferring upon any Company Employee any rights or remedies.

6.9 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this

Agreement, the parties hereto shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.10 Rule 16b-3. Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable law.

6.11 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give the Parent or the Transitory Subsidiary, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Parent and the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

6.12 Security Holder Litigation. Notwithstanding anything to the contrary herein, the Company shall have the right to control the defense and settlement of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, provided that the Company shall give the Parent the opportunity to participate, at the Parent’s expense, in the defense or settlement of any such litigation and the Company shall consider the Parent’s advice with respect to such litigation; provided, further that the Company shall not settle any such litigation without the Parent’s prior written consent, except for any settlement that (a) does not (i) include an admission of liability or guilt or (ii) provide for any injunctive or equitable relief, other than any required for supplemental disclosures, (b) includes a complete release of the Parent and its Affiliates with respect to disclosure-related claims and (c) does not result in the payment by the Parent, the Company or any Subsidiary thereof of any amount in excess of the retention or deductible under any applicable insurance policy of the Company.

6.13 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement (and, in any event, not later than the fifteenth (15th) Business Day immediately thereafter, provided there shall not exist a then-pending Acquisition Proposal), the Company shall (i) prepare (with the Parent’s reasonable cooperation to the extent required) and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the special meeting of the Company’s stockholders (the “Company Stockholders Meeting”) to be held to consider, among other matters, the adoption of this Agreement and (ii) set a record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. No filing or mailing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing the Parent a reasonable opportunity to review and comment thereon (and considering in good faith all comments reasonably proposed by the Parent). The Company will advise the Parent promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Parent with true, correct and complete copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. The Company shall use commercially reasonable efforts to respond to any requests or comments from the SEC as promptly as practicable and will provide the Parent a reasonable opportunity to review and comment thereon (and consider in good faith all comments reasonably proposed by the Parent in any such response). If, at any time prior to the Effective Time, any information should be discovered by the Company or the Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed by the Company with the SEC and, to the extent required under applicable law, disseminated to stockholders of the Company; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(b) As promptly as reasonably practicable following the Company’s receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement (or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the 15th calendar day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, as promptly as reasonably practicable following such 15th calendar day), the Company, acting through the Company Board, shall duly call, give notice of, cause the Proxy Statement to be disseminated to its stockholders, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith; provided, however, that the Company Board shall be permitted to adjourn, delay or postpone the Company Stockholders Meeting in accordance with applicable law (but not beyond the Outside Date) (i) with the written consent of the Parent, (ii) if the Company Board has determined in good faith after consultation with outside counsel that the failure to so adjourn, delay or postpone the Company Stockholders Meeting would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, (iii) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is reasonably likely to be necessary or appropriate under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting or (iv) if there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; provided, that nothing in the foregoing clauses (iii) or (iv) shall permit any postponement or adjournment of the Company Stockholders Meeting to a date on or after the date that is ten (10) Business Days prior to the Termination Date. Except to the extent that the Company Board shall have effected a Company Board Recommendation Change in accordance with Section 6.1(b), the Company, through the Company Board, shall (A) recommend to its stockholders that they adopt this Agreement and (B) include such recommendation in the Proxy Statement. Unless this Agreement is validly terminated in accordance with Section 8.1 and, to the extent required under the terms of this Agreement, the Company pays to the Parent the Termination Fee in accordance with Section 8.3, the Company’s obligation to duly call, give notice of, cause the Proxy Statement to be disseminated to its stockholders and convene and hold the Company Stockholders Meeting pursuant to this Section 6.13 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any of its Representatives of any Acquisition Proposal. Subject to Section 6.1 and the other terms of this Agreement, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith.

6.14 FIRPTA Certificate. At or prior to the Closing, the Company shall deliver to the Parent a certificate, dated no more than 30 days prior to the Closing Date, signed by an executive officer of the Company, and satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3); provided that if the Company has not provided such a certificate to the Parent at or prior to the Closing, the Parent’s sole remedy shall be to withhold, or to cause the Paying Agent to withhold, from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party hereto to effect the Merger is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) the Company Stockholder Approval shall have been obtained; and

(b) no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

7.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing of the following conditions:

(a) the representations and warranties of the Parent and the Transitory Subsidiary contained in this Agreement shall be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date as though made as of such earlier date) except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect; provided, however, that notwithstanding the foregoing, each of the representations and warranties set forth in the first sentence of Section 4.1 and in Section 4.2(a) shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date;

(b) each of the Parent and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and

(c) the Company shall have received a certificate, dated the Closing Date, signed by an officer of the Parent certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b).

7.3 Conditions to the Obligations of the Parent and the Transitory Subsidiary. The obligation of the Parent and the Transitory Subsidiary to effect the Merger is also subject to the satisfaction, or waiver by the Parent (on behalf of the Parent and the Transitory Subsidiary), at or prior to the Closing of the following conditions:

(a) the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date as though made as of such earlier date) except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties, other than the “Company Material Adverse Effect” limitation set forth in the first sentence of Section 3.7), individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect; provided, however, that notwithstanding the foregoing, (i) the representation and warranty set forth in the first sentence of Section 3.7 shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date; (ii) except for any de minimis inaccuracies therein, each of the representations and warranties set forth in the first and third sentences of Section 3.2(a) and the first sentence of Section 3.2(b) shall be true and correct as of the Capitalization Date as though made as of the Capitalization Date; and (iii) each of the representations and warranties set forth in the first sentence of Section 3.1, and the first, third and fourth sentences of Section 3.4(a) shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date;

(b) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and

(c) the Parent shall have received a certificate, dated the Closing Date, signed by an executive officer of the Company certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

7.4 Frustration of Closing Conditions. None of the Parent, the Transitory Subsidiary or the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure is primarily attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by the Parent also being an effective termination by the Transitory Subsidiary) (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party):

(a) by mutual written consent of the Parent, the Transitory Subsidiary and the Company;

(b) by either the Parent or the Company if the Effective Time shall not have occurred on or before the Outside Date; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure of the Effective Time to occur on or before the Outside Date is primarily attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(c) by either the Parent or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, judgment, injunction, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of any such order, decree, ruling or other action is primarily attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(d) by the Parent or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if such failure to obtain the Company Stockholder Approval is primarily attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(e) by the Parent, if: (i) the Company Board shall have failed to recommend in the Proxy Statement the adoption of this Agreement by the Company’s stockholders or shall have effected a Company Board Recommendation Change; (ii) an Acquisition Proposal is publicly announced or otherwise made publicly known to the Company’s stockholders and, following the written request of the Parent (which may be made not more than once with respect to (A) any Acquisition Proposal or (B) any change to the financial terms or any material change to the other material terms of such Acquisition Proposal), the Company Board fails within ten (10) Business Days of such request to reaffirm its recommendation of the Company Stockholder Approval; (iii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer; or (v) there shall have been a Willful Breach by the Company or its Subsidiaries of Section 6.1(a) or (b) (each of clauses (i) through (v), a “Trigger Event”); provided that any such termination must occur within five (5) Business Days of the Trigger Event;

(f) by the Company, at any time prior to receipt of the Company Stockholder Approval, in order to enter into a transaction that is a Superior Proposal, if (i) the Company Board has received a Superior Proposal, (ii) such Superior Proposal has not resulted from a Willful Breach by the Company of its obligations under Section 6.1(a) or 6.1(b), (iii) the Company Board approves, and concurrently with the termination of this Agreement, the Company enters into, a definitive agreement with respect to such Superior Proposal, and (iv) the Company pays the Termination Fee in accordance with Section 8.3;

(g) by the Parent, if the Company shall have breached any representation or warranty or failed to perform any covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, and (ii) shall not have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from the Parent, and which notice shall state the Parent’s intention to terminate this Agreement pursuant to this Section 8.1(g); provided that the Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if it is then in material breach of any material representation, warranty, covenant or agreement under this Agreement; or

(h) by the Company, if the Parent or the Transitory Subsidiary shall have breached any representation or warranty or failed to perform any covenant or agreement on the part of the Parent or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, and (ii) shall not have been cured within 30 days following receipt by the Parent of written notice of such breach or failure to perform from the Company, and which notice shall state the Company’s intention to terminate this Agreement pursuant to this Section 8.1(h); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if it is then in material breach of any material representation, warranty, covenant or agreement under this Agreement.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Transitory Subsidiary, the Company or their respective Representatives, stockholders or Affiliates; provided that, subject to Section 8.3(d), (a) any such termination shall not relieve any party hereto from liability for any Willful Breach of this Agreement, which, in the case of a claim against the Purchaser or the Transitory Subsidiary, may include a claim for reimbursement of the Termination Fee, and (b) the provisions of Section 6.3(a) (Confidentiality), Section 6.5 (Public Disclosure), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Article IX (Defined Terms) and Article X (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) All fees and expenses incurred in connection with this Agreement, the Merger and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except (i) as set forth in this Section 8.3 and (ii) that the Parent and the Company shall share equally the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including applicable SEC filing fees) and the solicitation of the Company Stockholder Approval.

(b) The Company shall pay the Parent the Termination Fee in the event that this Agreement is terminated:

(i) by the Parent pursuant to Section 8.1(e);

(ii) by the Company pursuant to Section 8.1(f); or

(iii) by either the Parent or the Company pursuant to Sections 8.1(b) or 8.1(d), and (A) at any time on or after the date of this Agreement and prior to the termination under Section 8.1(b) or Section 8.1(d), an Acquisition Proposal shall have been made and not withdrawn prior to such termination under Section 8.1(b) or Section 8.1(d) and (I) in the case of termination pursuant to Section 8.1(b), shall have been publicly announced or otherwise made publicly known to the stockholders of the Company or communicated to the senior management of the Company or the Company Board, or (II) in the case of termination pursuant to Section 8.1(d), shall have been publicly announced or otherwise made publicly known to the stockholders of the Company, and (B) within 12 months after the date of such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal that is subsequently consummated or an Acquisition Proposal shall have been consummated; provided, however, that, for purposes of this Section 8.3(b)(iii), all references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

Any fee due under Section 8.3(b)(i) shall be paid to the Parent by wire transfer of same-day funds to the account or accounts designated by Parent within two (2) Business Days after the date of termination of this Agreement or, if later, one (1) Business Day after the date on which the Parent shall have provided to the Company wire transfer instructions for such payment. Any fee due under Section 8.3(b)(ii) shall be paid to the Parent by wire transfer of same-day funds to the account or accounts designated by Parent prior to or concurrently with the termination of this Agreement or, if later, one (1) Business Day after the date on which the Parent shall have provided to the Company wire transfer instructions for such payment. Any fee due under Section 8.3(b)(iii) shall be paid to the Parent by wire transfer of same-day funds to the account or accounts designated by Parent within two (2) Business Days after the date on which the transaction referenced in clause (B) of Section 8.3(b)(iii) is consummated or, if later, one (1) Business Day after the date on which the Parent shall have provided to the Company wire transfer instructions for such payment.

(c) The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. If any party fails promptly to pay any amounts due pursuant to this Section 8.3, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 8.3, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding Section 8.2 or any other provision of this Agreement, payment of the Termination Fee shall constitute the sole and exclusive remedy of the Parent and the Transitory Subsidiary in connection with any termination of this Agreement in the circumstances in which the Termination Fee became payable. In the event that the Parent shall receive the Termination Fee, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Parent, the Transitory Subsidiary, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent, the Transitory Subsidiary, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates or its or their respective Representatives arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

8.4 Amendment. This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, no amendment may be made that pursuant to applicable law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment, modification or supplement hereto (as applicable), signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to applicable law, waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable law requires further approval or adoption by the stockholders that previously rendered such approval without such further approval or adoption. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

8.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require action by the respective Board of Directors of the applicable parties.

ARTICLE IX

DEFINED TERMS

The following capitalized terms shall have the respective meanings set forth below:

“Acquisition Proposal” means any proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for a transaction or series of related transactions for (a) a merger, reorganization, consolidation, dissolution, recapitalization, share exchange, tender offer, business combination, liquidation or other similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or consolidated total assets of the Company and its Subsidiaries, taken as a whole), other than any such transaction or series of transactions (i) involving solely the Company and/or one or more Subsidiaries of the Company or (ii) that if consummated would result in the outstanding shares of Company Common Stock immediately prior to such transaction constituting (or being converted into) more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter, or (b) the acquisition in any manner (including by virtue of any equity interest), directly or indirectly, of 20% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act, except as otherwise set forth in Section 4.6.

“Agreement” has the meaning set forth in the Introductory Paragraph.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.1(b)(ii).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.4(a).

“Business Day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

“Capitalization Date” means the close of business on May 31, 2016.

“Certificate” means a certificate that immediately prior to the Effective Time represents shares of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Change” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Introductory Paragraph.

“Company Balance Sheet” means the consolidated unaudited balance sheet of the Company as of March 31, 2016.

“Company Board” means the Board of Directors of the Company (together with any duly constituted and authorized committee thereof).

“Company Board Recommendation Change” has the meaning set forth in Section 6.1(b)(i).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent and the Transitory Subsidiary and dated as of the date of this Agreement.

“Company Employee Plans” means all Employee Benefit Plans maintained, or contributed to, by the Company or any of the Company’s Subsidiaries, or with respect to which the Company has any direct or indirect liability, whether contingent or otherwise.

“Company Employees” means, as of any date, each employee of the Company or any of its Subsidiaries as of such date.

“Company ESPP” means the Company’s 2003 Employee Stock Purchase Plan.

“Company Intellectual Property” means any Intellectual Property owned by the Company or its Subsidiaries as of the date hereof and that is material to the business of the Company and its Subsidiaries, taken as a whole.

“Company Leases” means the leases, subleases or licenses pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses from third parties any real property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Company Material Adverse Effect” means any event, change, occurrence or effect that has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (each such effect, a “Change”); provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) Changes in general economic conditions or financial markets in the United States or any other country or region in the world, or conditions in the global economy generally; (b) Changes in conditions in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) Changes in interest rates in the United States or any other country or region in the world and Changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) Changes in conditions in the industries in which the Company and its Subsidiaries conduct business; (d) Changes in political conditions in the United States or any other country or region in the world; (e) any armed hostilities, acts of war or terrorism (including any escalation or general worsening of any such armed hostilities, acts of war or terrorism) in the United States or any other country or region in the world; (f) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (g) other than for purposes of any representation or warranty contained in Section 3.4(b)(ii), the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of the Parent or its Affiliates; (h) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement; (i) Changes in law or other legal or regulatory conditions (or the interpretation thereof) or Changes in GAAP or other accounting standards (or the interpretation thereof); (j) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (k) Changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such Changes or failures, unless such Changes or failures would otherwise be excepted from this definition); (l) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, including legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement; or (m) any matter listed in Section 6.1(b) of the Company Disclosure Schedule; except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a) through (f) and (i) disproportionately adversely affect in a material respect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries conduct business (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate in a material respect).

“Company Material Contracts” has the meaning set forth in Section 3.11(a).

“Company Permits” has the meaning set forth in Section 3.16.

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company SEC Reports” has the meaning set forth in Section 3.5(a).

“Company Severance Practices” means the severance practices described in Section 9.1 of the Company Disclosure Schedule.

“Company Stock Option” means each option to purchase shares of Company Common Stock granted pursuant to any Company Stock Plan.

“Company Stock Plan” means any stock incentive or equity-related plan of the Company and the agreements described in Section 9.2 of the Company Disclosure Schedule.

“Company Stock Units” means restricted stock units and director stock units with respect to shares of Company Common Stock granted under any Company Stock Plan.

“Company Stockholder Approval” means the adoption of this Agreement by each of the holders of a majority of the outstanding shares of Common Stock entitled to vote on such matter at the Company Stockholders Meeting.

“Company Stockholders Meeting” has the meaning set forth in Section 6.13(a).

“Company’s Knowledge” means the actual knowledge as of the date hereof (without any duty to inquire or investigate) of the individuals identified in Section 9.3 of the Company Disclosure Schedule.

“Confidentiality Agreement” means the confidentiality agreement, dated as of March 25, 2016, between the Company and the Parent.

“Current D&O Insurance” means the policies of the directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL (until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares).

“Effective Time” means the time at which the Merger becomes effective as described in Section 1.2.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other program, policy, practice, arrangement or agreement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate.

“Environmental Law” means any applicable law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (a) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor or wetlands protection.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality.

“Guaranteed Obligations” has the meaning set forth in Section 10.15(a).

“Guarantor” has the meaning set forth in the Introductory Paragraph.

“Hazardous Substance” means: (a) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations for principal, accrued interest, penalties, prepayment penalties, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) in respect of letters of credit, and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries.

“Independent Committee” has the meaning set forth in the Recitals.

“Intellectual Property” means (a) patents, trademarks, trade names, domain names, designs and trade secrets, (b) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (c) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (d) other tangible or intangible proprietary or confidential information and materials, including proprietary risk scoring models and underwriting scorecards.

“Intervening Event” has the meaning set forth in Section 6.1(b).

“IRS” means the Internal Revenue Service.

“Lien” means any mortgage, security interest, pledge, lien, charge or encumbrance, other than (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like statutory liens arising in the Ordinary Course of Business, (b) liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided in the Company’s latest financial statements included in the Company SEC Reports, (c) liens related to any financing arranged by the Parent or the Transitory Subsidiary (or any of their respective Affiliates) or arising from actions of the Parent or the Transitory Subsidiary (or any of their respective Affiliates), (d) liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are shown in public records, (e) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (f) liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business, (g) liens arising under applicable securities laws, (h) any lien or encumbrance arising out of any license to Company Intellectual Property granted in the Ordinary Course of Business, (i) zoning, building and other similar codes and regulations, and (j) any conditions that would be disclosed by a current, accurate survey or physical inspection.

“Material Customers” has the meaning set forth in Section 3.21(b).

“Material Insurance Policy” has the meaning set forth in Section 3.20.

“Material Suppliers” has the meaning set forth in Section 3.21(a).

“Maximum Premium” means 300% of the last annual premium paid by the Company prior to the date of this Agreement for the Current D&O Insurance.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Recitals.

“New Plans” means employee benefit plans of the Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time.

“Old Plans” has the meaning set forth in Section 6.8(b).

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice.

“Outside Date” means November 2, 2016.

“Parent” has the meaning set forth in the Introductory Paragraph.

“Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of the Parent or the Transitory Subsidiary to consummate the Merger or any of the other transactions contemplated by this Agreement.

“Parent Stockholder Agreement” has the meaning set forth in the Recitals.

“Paying Agent” means Computershare Trust Company, N.A. or another bank or trust company mutually acceptable to the Parent and the Company.

“Payment Fund” means cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time.

“Permitted Indebtedness” shall have the meaning set forth in Section 5.1(g).

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, estate, Governmental Entity, association, enterprise, unincorporated organization or other entity.

“Personal Information” means information in the possession or under the control of the Company or any Subsidiary of the Company regarding any natural person who can be identified from that information, including personally identifiable information, the use or disclosure of which is protected by applicable law. “Personal Information” includes all “nonpublic personal information” as defined under the Gramm-Leach-Bliley Act.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Effective Time or such earlier time as this Agreement may be terminated in accordance with its terms.

“Proxy Statement” has the meaning set forth in Section 6.13(a).

“Qualified Person” means any Person making an Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) is, or could reasonably be expected to lead to, a Superior Proposal.

“Recommendation Change Notice” has the meaning set forth in Section 6.1(b).

“Regulatory Permits” means the notifications, registrations, bonds, permits, licenses, and franchises filed with or obtained from Governmental Entities and made, held or required to be made or held by the Company and its Subsidiaries in connection with the conduct by the Company and its Subsidiaries of a material aspect of their businesses as currently conducted, which business includes activities characterized by one or more Governmental Entities as acting as a credit service organization, credit service business, loan processor, loan servicer, collection agency, check casher, or lender.

“Reporting Tail Endorsement” means a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, investment bankers, attorneys, accountants and other advisors or representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Section 409A” has the meaning set forth in Section 3.8(e).

“Securities Act” means the Securities Act of 1933.

“Specified Time” means the earlier of (a) the time at which this Agreement is terminated in accordance with the terms hereof and (b) receipt of the Company Stockholder Approval.

“Subsidiary” means, with respect to any Person, another Person (a) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (ii) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (b) of which such first Person is a general partner.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made after the date hereof (a) on terms which the Company Board determines in good faith, after consultation with outside counsel and its independent financial advisors, to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such Acquisition Proposal, and this Agreement (including any written, binding and irrevocable offer by the Parent to alter the terms of this Agreement delivered in accordance with the procedures set forth in Section 6.1(b)) and (b) that, after consultation with outside counsel and its independent financial advisors, the Company Board reasonably believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that (i) for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “50%” and (ii) no Acquisition Proposal shall be deemed a Superior Proposal if any financing required to consummate such Acquisition Proposal is not committed.

“Surviving Corporation” means the Company following the Merger.

“Tax Returns” means all reports, returns, forms, or statements required to be filed with a Governmental Entity with respect to Taxes.

“Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto.

“Termination Fee” means a termination fee of $2,600,000.

“Transitory Subsidiary” has the meaning set forth in the Introductory Paragraph.

“Trigger Event” has the meaning set forth in Section 8.1(e).

“Uncertificated Shares” means uncertificated shares represented by book entries that immediately prior to the Effective Time represented shares of Company Common Stock.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would result in such breach.

ARTICLE X

MISCELLANEOUS

10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Section 6.6, Article X, the meanings ascribed to the capitalized terms set forth in Article IX and Section 10.15.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Parent, the Transitory Subsidiary or Guarantor, to:

c/o FP Resources USA Inc.
757 Bedford Highway
Bedford, Nova Scotia, Canada B4A 3Z7
Attention: Stan Spavold
Facsimile: (902) 457-8590

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Attn: John R. Pitfield, Esq.
Facsimile: (617) 248-4000

(b)	if to the Company, to:

The First Marblehead Corporation
One Cabot Road, Suite 200
Medford, Massachusetts 02155
Attn: Corporate Law Department
Facsimile: (781) 658-9604

with copies (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention:	Susan W. Murley, Esq.
Hal J. Leibowitz, Esq.
Joseph B. Conahan, Esq.
Facsimile:	(617) 526-5000

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, electronic mail or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

10.3 Entire Agreement. This Agreement (including the Confidentiality Agreement, Company Disclosure Schedule, Schedules and Exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

10.4 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.6 (with respect to which the Indemnified Parties shall be third party beneficiaries), and (b) from and after the Effective Time, the rights of holders of shares of Company Common Stock, Company Stock Options and Company Stock Units to receive the consideration set forth in Article II.

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Parent and/or the Transitory Subsidiary may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Parent without the consent of the Company; provided, that the Parent and/or the Transitory Subsidiary, as the case may be, shall remain primarily liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.6 Severability. Any term or provision (or part thereof) of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision (or part thereof) of this Agreement is held to be invalid, illegal or unenforceable in any situation under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

10.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

10.8 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “Introductory Paragraph”, “Exhibit” or “Schedule” refer to an Article, Section, Recital or Introductory Paragraph of, or an Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (k) the word “material” (and words or phrases of similar import (such as “in any material respect” or “in all material respects,” but, for the avoidance of doubt, expressly excluding “Company Material Adverse Effect”)) when used in this Agreement with respect to any matter relating to or involving the Company and/or any of its Subsidiaries shall mean that such matter is material to the business of the Company and its Subsidiaries, taken as a whole; (l) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency; and (m) “made available to the Parent” or “provided to the Parent” or similar phrases as used in this Agreement shall mean the subject documents were either posted to the “Project Periscope” virtual data room maintained by Intralinks and rendered visible and reviewable to the Parent, or delivered to the Parent or its attorneys, in each case no later than 11:59 p.m. Boston time on the date prior to the date hereof. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.10 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and agree that to the fullest extent permitted by law in the event of any breach or threatened breach by the Company, on the one hand, or the Parent and/or the Transitory Subsidiary, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Parent and the Transitory Subsidiary, on the other hand, shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security. The Parent and the Transitory Subsidiary hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Parent and/or the Transitory Subsidiary, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parent and/or the Transitory Subsidiary under this Agreement. Time shall be of the essence for purposes of this Agreement.

10.11 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.11, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

10.12 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

10.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.14 Parent Guarantee. The Parent agrees to take all action necessary to cause the Transitory Subsidiary or the Surviving Corporation, as applicable, to perform all of its agreements, covenants and obligations under this Agreement (other than Section 6.6(a) and Section 6.6(e)). The Parent unconditionally guarantees to the Company the full and complete performance by the Transitory Subsidiary or the Surviving Corporation, as applicable, of its respective obligations under this Agreement (other than Section 6.6(a) and Section 6.6(e)) and shall be liable for any breach of any representation, warranty, covenant or obligation of the Transitory Subsidiary or the Surviving Corporation, as applicable, under this Agreement (other than Section 6.6(a) and Section 6.6(e)). The Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Transitory Subsidiary or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 10.14. The Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants or obligations of the Transitory Subsidiary or the Surviving Corporation under this Agreement.

10.15 Guarantee of Guarantor.

(a) Guarantor agrees to take all action necessary to cause the Parent, the Transitory Subsidiary or the Surviving Corporation, as applicable, to perform all of its agreements, covenants and obligations under Article II of this Agreement (the “Guaranteed Obligations”). Guarantor unconditionally guarantees to the Company the full and complete performance by the Parent, the Transitory Subsidiary or the Surviving Corporation, as applicable, of the Guaranteed Obligations and shall be liable for any breach of any Guaranteed Obligation by any of the Parent, the Transitory Subsidiary and the Surviving Corporation. Guarantor hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Parent, the Transitory Subsidiary or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 10.15. Guarantor shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants or obligations of the Parent, the Transitory Subsidiary or the Surviving Corporation under this Agreement.

(b) Guarantor represents and warrants that:

(i) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Canada. Guarantor has all requisite corporate power and authority to enter into this Agreement for purposes of being bound by this Section 10.15 and perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Guarantor of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Guarantor. This Agreement has been duly executed and delivered by Guarantor and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The execution and delivery of this Agreement by Guarantor do not, and the performance by Guarantor of its obligations hereunder shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other organizational documents of Guarantor, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent, notice or waiver under, require the payment of a penalty under or result in the imposition of any Liens on Guarantor’s or any of its Subsidiary’s assets under any of the terms, conditions or provisions of any lease, license, sublicense, contract or other agreement, instrument or obligation to which Guarantor or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Guarantor or any of its Subsidiaries or any of its or their respective properties or assets; except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents, notices or waivers not obtained or delivered (as applicable), that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Guarantor to perform its obligations under this Agreement.

(iii) Guarantor has the financial capacity to pay and perform its obligations under, in respect of or in connection with this Section 10.15.

(c) Guarantor agrees (i) to be bound by the meanings ascribed to the capitalized terms set forth in Article IX and by the other provisions of this Article X and (ii) in accordance with Section 10.15(b), not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Parent and/or the Transitory Subsidiary, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parent and/or the Transitory Subsidiary under this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

The Parent, the Transitory Subsidiary, Guarantor and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

FP RESOURCES USA INC.

By:	/s/ Stan Spavold
Name: Stan Spavold
Title: Treasurer and Secretary

FP Resources Acquisition Corp.

By:	/s/ Stan Spavold
Name: Stan Spavold
Title: President

CLEARWATER FINE FOODS INCORPORATED, solely for purposes of being bound by Section 10.15

By:	/s/ Stan Spavold
Name: Stan Spavold
Title: Executive Vice President and Secretary

[Signature Page to Agreement and Plan of Merger]

THE FIRST MARBLEHEAD CORPORATION

By:	/s/ Daniel Meyers
Name: Daniel Meyers
Title: Chief Executive Officer and Chairman
of the Board of Directors

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A-1

COMPANY STOCKHOLDERS AGREEMENT

Included as Annex B to the Proxy Statement.

EXHIBIT A-2

PARENT STOCKHOLDER AGREEMENT

Included as Annex C to the Proxy Statement.

EXHIBIT B—FORM OF AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF THE SURVIVING CORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE FIRST MARBLEHEAD CORPORATION

FIRST: The name of the Corporation is: The First Marblehead Corporation. The Corporation was originally incorporated under the name First Marblehead Corporation on August 30, 1994.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, $0.01 par value per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Election of directors need not be by written ballot.

SIXTH: The Board of Directors is expressly authorized to adopt, amend, alter or repeal the By-Laws of the Corporation.

SEVENTH: Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

EIGHTH: The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the

Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article EIGHTH of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article; and further provided that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Sections 1, 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 30 days after receipt by the Corporation of the written request of Indemnitee, unless the Corporation determines within such 30-day period that Indemnitee did not meet the applicable standard of conduct set forth in Sections 1, 2 or 5 of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. Remedies. The right to indemnification or advancement of expenses as granted by this Article shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

8. Limitations. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

NINTH: Subject to the provisions of Article SEVENTH and Article EIGHTH and Section 6.6 of the Agreement and Plan of Merger, dated as of June 2, 2016, among the Corporation, FP Resources USA Inc. and FP Resources Acquisition Corp., the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

SCHEDULE A-1

Company Stockholders Agreement Signatories

Daniel Meyers

Seth Gelber

SCHEDULE 4.6

Parent Ownership of Company Common Stock

On December 31, 2015, John Carter Risley (“Mr. Risley”) transferred 1,931,913 shares of Common Stock of the Company to the Parent, which is a wholly owned subsidiary of Lobster Point Properties Limited, which is a wholly owned subsidiary of Mr. Risley. The Transitory Subsidiary is wholly owned subsidiary of the Parent. As of the date hereof, the Parent is the beneficial owner of 1,740,216 shares of Common Stock of the Company.

Annex B

COMPANY STOCKHOLDERS AGREEMENT

This COMPANY STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of June 2, 2016 by and among FP Resources USA Inc., a Delaware corporation (“Parent”), and the undersigned stockholders (each a “Stockholder” and together, the “Stockholders”) of The First Marblehead Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery hereof, Parent, FP Resources Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Transitory Subsidiary”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Transitory Subsidiary with and into the Company in accordance with its terms and subject to its conditions;

WHEREAS, each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of each class of capital stock of the Company as is indicated on the signature page of this Agreement; and

WHEREAS, as a material inducement to the willingness of Parent and Transitory Subsidiary to enter into the Merger Agreement, Parent has required that the Stockholders enter into this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent and (severally with respect to himself and not the other Stockholder) each Stockholder hereby agrees as follows:

1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into a futures or forward contract to deliver such security or entering into any other transaction that has the effect of either directly or indirectly pledging, encumbering or assigning such security.

(b) “James Foundation Matter” means any litigation concerning Robert James and the Robert and Ardis James Foundation and/or arising from any loans or advancement of funds made by Robert James and the Robert and Ardis James Foundation to purchase stock of the Company including but not limited to James Foundation, et al. v. Meyers, Superior Court Massachusetts, No. 08-1825 BLS2 and James Foundation, et al. v. Meyers, Supreme Judicial Court Massachusetts, No. SJC-11898, and all related litigation.

(c) “Shares” means, with respect to a Stockholder, (i) all shares of capital stock of the Company owned, beneficially or of record, by such Stockholder as of the date hereof, and (ii) all additional shares of capital stock of the Company acquired by such Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 8).

(d) “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a Lien upon or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof.

2. Transfer and Voting Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 8), each Stockholder shall not, except in connection with the Merger, Transfer or suffer a Transfer of any of his Shares. Notwithstanding anything to the contrary in this Agreement, this Section 2(a) shall not prohibit a Transfer of Shares by a Stockholder (i) to any Person who is a family member of such Stockholder (as the term “family member” is defined by Form S-8 promulgated under the Securities Act (or any successor or comparable form)), (ii) upon the death of such Stockholder, (iii) that results from the withholding by the Company, or sale by such Stockholder, to the extent necessary to cover Taxes incurred upon the vesting of any Company Stock Unit of such Stockholder prior to the Expiration Date, or (iv) to any person or entity if and to the extent required by any non-consensual legal order, by divorce decree of similar law; provided, that a Transfer of any Shares by a Stockholder pursuant to clauses (i) or (ii) of this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the obligations of such Stockholder under this Agreement with respect to such Shares.

(b) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, neither Stockholder will knowingly or intentionally commit any act that would reasonably be expected to restrict or affect such Stockholder’s legal power, authority and right to vote any of his Shares. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, neither Stockholder shall enter into any voting agreement with any Person with respect to any of his Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of his Shares, deposit any of his Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting such Stockholder’s legal power, authority or right to vote any of his Shares in favor of the approval of the Proposed Transaction (as such term is defined in Section 3).

(c) In furtherance of this Agreement, and concurrently herewith, each Stockholder shall and hereby does authorize the Company or the Company’s counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of his Shares during the time this Agreement is in effect. At the request of Parent, each Stockholder shall cause to be provided to Parent evidence of such stop transfer order.

3. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, each Stockholder (in such Stockholder’s capacity as such) shall appear at the meeting or otherwise cause his Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the Persons appointed as proxies pursuant to this Agreement, vote (i) in favor of the adoption of the Merger Agreement and the approval of the other transactions contemplated thereby (collectively, the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any Acquisition Proposal or any other action that would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction. Notwithstanding the foregoing, nothing in this Agreement shall require a Stockholder to vote or otherwise consent to any amendment to the Merger Agreement or the taking of any action that would result in the amendment, modification or waiver of a provision therein, in any such case, in a manner that decreases the amount or changes the form of the Merger Consideration payable to such Stockholder taking into account any Exchange Agreement, dated as of the date of the Merger Agreement, as applicable. Except as expressly set forth in this Section 3(a), a Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company.

(b) If a Stockholder is the beneficial owner, but not the record holder, of any of his Shares, such Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of his Shares in accordance with Section 3(a).

4. Grant of Irrevocable Proxy.

(a) Each Stockholder hereby irrevocably appoints, until the Expiration Date, Parent and each of its executive officers or other designees (the “Proxyholders”), as such Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), and grants to the Proxyholders full authority, for and in the name, place and stead of such Stockholder, to vote his Shares, to instruct nominees or record holders to vote his Shares, or grant a consent or approval in respect of his Shares solely in accordance with Section 3.

(b) Each Stockholder hereby revokes any proxies heretofore given by Stockholder in respect of his Shares and agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.

(c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL, and may under no circumstances be revoked. The irrevocable proxy granted by each Stockholder herein is a durable power of attorney and shall survive the bankruptcy or incapacity of such Stockholder.

(d) The Proxyholders may not exercise this irrevocable proxy on any matter except as provided above. Each Stockholder may vote his Shares on all other matters.

(e) Parent may terminate this proxy at any time by written notice to each Stockholder. Notwithstanding anything to the contrary in this Agreement, this proxy shall automatically terminate upon the valid termination of this Agreement in accordance with Section 8.

5. Court Orders. The parties acknowledge and agree that, notwithstanding anything herein to the contrary, (i) no Stockholder shall have any obligation to take any action pursuant to this Agreement that would be in violation of any order of a court of competent jurisdiction (including but not limited to the James Foundation Matter) and (ii) no provision hereof shall be deemed to be breached by any Stockholder as a result of any restrictions or other terms of any order of a court of competent jurisdiction (including but not limited to the James Foundation Matter) applicable to such Stockholder.

6. Action in Stockholder Capacity Only. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as a record holder and beneficial owner, as applicable, of his Shares and not in such Stockholder’s capacity as a director or officer of the Company. Nothing herein shall limit or affect a Stockholder’s ability to act as a director or officer of the Company or prevent any Stockholder, in his capacity as an officer or a director of the Company, from engaging in any activity permitted pursuant to Section 6.1 of the Merger Agreement.

7. Representations and Warranties of Stockholder. Each Stockholder severally and not jointly hereby represents and warrants to Parent as follows:

(a)(i) Except as set forth on Schedule A hereto, such Stockholder is the beneficial or record owner of the Shares indicated on the signature page of this Agreement free and clear of any and all Liens; and (ii) such Stockholder does not beneficially own any securities of the Company other than the Shares set forth on the signature page of this Agreement.

(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Stockholders Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except as otherwise provided in this Agreement, such Stockholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (ii) vote all of the Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other Person (including any Governmental Entity), except for any such consent, approval or action that, individually or in the aggregate, would not materially impair such Stockholder’s ability to perform such Stockholder’s obligations under this Agreement. Without limiting the generality of the foregoing, such Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of his Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of his Shares, deposited any of his Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting such Stockholder’s legal power, authority or right to vote his Shares on any matter.

(c) This Agreement has been duly executed and delivered such Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except to the extent that enforceability may be limited by the Bankruptcy and Equity Exception).

(d) The execution, delivery and performance of this Agreement by such Stockholder do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not materially impair such Stockholder’s ability to perform such Stockholder’s obligations under this Agreement.

8. Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of (I) the earlier of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article VIII thereof or (b) the Effective Time or (II) with respect to any Stockholder, the election of such Stockholder following (a) any decrease in the price per Share payable pursuant to the Merger Agreement, (b) any change in form of consideration payable pursuant to the Merger Agreement or (c) the imposition of any conditions to the Merger not set forth in Article VII of the Merger Agreement (the “Expiration Date”); provided, however, that (i) Section 9 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve a Stockholder from any liability for any material breach of this Agreement by such Stockholder prior to such termination. No Stockholder shall be liable for a breach by another Stockholder of any of his representations, warranties, covenants or agreements contained in this Agreement.

9. Miscellaneous Provisions.

(a) Amendments. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties.

(b) Extension of Time; Waivers. The parties may, to the extent permitted by applicable law, extend the time for the performance of any of the obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party set forth in this Agreement or any document delivered pursuant hereto or (iii) subject to applicable law, waive compliance with any of the agreements of the other party contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile. All notices hereunder shall be delivered (x) if to Parent, to the address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (y) if to a Stockholder, to such Stockholder’s address or facsimile number shown on the Stockholders’ signature page hereto. Any party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, electronic mail or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

(d) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

(e) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof.

(f) Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder.

(g) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(h) Submission to Jurisdiction. Each of the parties (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9(c). Nothing in this Section 9(h), however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

(i) Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the consent of the Stockholders. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns, including a Stockholder’s estate and heirs upon the death of such Stockholder.

(j) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in Wilmington, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

(k) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(l) WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(m) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(n) Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

(o) No Presumption Against Drafting Party. Each of Parent and the Stockholders acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(p) Attorneys’ Fees. In any action at law or suit in equity with respect to this Agreement or the rights of any of the parties, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

(q) Further Assurances. Each Stockholder hereby agrees that Parent may publish and disclose in any proxy materials (including all documents and schedules filed with the SEC), a Stockholder’s identity and ownership of his Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement with any filing made by Parent with the SEC relating to the Proposed Transaction. Each Stockholder agrees to notify Parent promptly of any additional Shares of which Stockholder becomes the record or beneficial owner after the date of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be duly executed as of the date first above written.

FP RESOURCES USA INC.

By:	/s/ Stan Spavold
Name: Stan Spavold
Title: Treasurer and Secretary

/s/ Daniel Meyers
Daniel Meyers

Address:
c/o The First Marblehead Corporation
One Cabot Road, Suite 200
Medford, Massachusetts 02155
Attn: Daniel Meyers

Facsimile: (617) 638-2100

Shares Beneficially Owned by Stockholder:
981,286 shares of common stock, par value $0.01 per share

/s/ Seth Gelber
Seth Gelber

Address:
c/o The First Marblehead Corporation
One Cabot Road, Suite 200
Medford, Massachusetts 02155
Attn: Seth Gelber

Facsimile: (617) 638-2100

Shares Beneficially Owned by Stockholder:
93,116 shares of common stock, par value $0.01 per share

[Signature Page to Company Stockholders Agreement]

Annex C

PARENT STOCKHOLDER AGREEMENT

This PARENT STOCKHOLDER AGREEMENT (this “Agreement”) is made and entered into as of June 2, 2016 by and between The First Marblehead Corporation, a Delaware corporation (the “Company”), and FP Resources USA Inc., a Delaware corporation (“Stockholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery hereof, Stockholder, FP Resources Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Stockholder (the “Transitory Subsidiary”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with its terms and subject to its conditions;

WHEREAS, Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of each class of capital stock of the Company as is indicated on the signature page of this Agreement and is an Affiliate of the Transitory Subsidiary; and

WHEREAS, as a material inducement to the willingness of the Company to enter into the Merger Agreement, the Company has required that Stockholder enter into this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Stockholder hereby agree as follows:

1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into a futures or forward contract to deliver such security or entering into any other transaction that has the effect of either directly or indirectly pledging, encumbering or assigning such security.

(b) “Shares” means (i) all shares of capital stock of the Company owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional shares of capital stock of the Company acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 7).

(c) “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a Lien upon or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof.

2. Transfer and Voting Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 7), Stockholder shall not, except in connection with the Merger, Transfer or suffer a Transfer of any of the Shares. Notwithstanding anything to the contrary in this Agreement, this Section 2(a) shall not prohibit a Transfer of Shares by Stockholder to any Affiliate of Stockholder; provided, that any such Transfer of any Shares pursuant to the proviso set forth above shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the obligations of Stockholder under this Agreement with respect to such Shares.

(b) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, Stockholder will not knowingly or intentionally commit any act that would reasonably be expected to restrict or affect Stockholder’s legal power, authority and right to vote any of the Shares. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, Stockholder shall not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote any of the Shares in favor of the approval of the Proposed Transaction (as such term is defined in Section 3).

(c) In furtherance of this Agreement, and concurrently herewith, Stockholder shall and hereby does authorize the Company or the Company’s counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares during the time this Agreement is in effect.

3. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the Persons appointed as proxies pursuant to this Agreement, vote (i) in favor of the adoption of the Merger Agreement and the approval of the other transactions contemplated thereby (collectively, the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any Acquisition Proposal or any other action that would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction. Notwithstanding the foregoing, nothing in this Agreement shall require Stockholder to vote or otherwise consent to any amendment to the Merger Agreement or the taking of any action that would result in the amendment, modification or waiver of a provision therein. Except as expressly set forth in this Section 3(a), Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company.

(b) If Stockholder is the beneficial owner, but not the record holder, of any of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

4. Grant of Irrevocable Proxy.

(a) Stockholder hereby irrevocably appoints, until the Expiration Date, the Company and each of its executive officers or other designees (the “Proxyholders”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), and grants to the Proxyholders full authority, for and in the name, place and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of the Shares solely in accordance with Section 3.

(b) Stockholder hereby revokes any proxies heretofore given by Stockholder in respect of the Shares and agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.

(c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL, and may under no circumstances be revoked. The irrevocable proxy granted by Stockholder herein is a durable power of attorney and shall survive the dissolution or bankruptcy of Stockholder.

(d) The Proxyholders may not exercise this irrevocable proxy on any matter except as provided above. Stockholder may vote the Shares on all other matters.

(e) The Company may terminate this proxy at any time by written notice to Stockholder. Notwithstanding anything to the contrary in this Agreement, this proxy shall automatically terminate upon the valid termination of this Agreement in accordance with Section 7.

5. Action in Stockholder Capacity Only. Stockholder is entering into this Agreement solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares. Nothing herein shall limit or affect the rights and/or obligations under the Merger Agreement of the Company, Stockholder or the Transitory Subsidiary.

6. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to the Company as follows:

(a)(i) Stockholder is the beneficial or record owner of the Shares indicated on the signature page of this Agreement free and clear of any and all Liens; and (ii) Stockholder does not beneficially own any securities of the Company other than the Shares set forth on the signature page of this Agreement.

(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Stockholders Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except as otherwise provided in this Agreement, Stockholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (ii) vote all of the Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other Person (including any Governmental Entity), except for any such consent, approval or action that, individually or in the aggregate, would not materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement. Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares on any matter.

(c) This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms (except to the extent that enforceability may be limited by the Bankruptcy and Equity Exception).

(d) The execution, delivery and performance of this Agreement by Stockholder do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement.

7. Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the earlier of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article VIII thereof or (b) the Effective Time (the “Expiration Date”); provided, however, that

(i) Section 8 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve Stockholder from any liability for any material breach of this Agreement prior to such termination.

8. Miscellaneous Provisions.

(a) Amendments. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties.

(b) Extension of Time; Waivers. The parties may, to the extent permitted by applicable law, extend the time for the performance of any of the obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party set forth in this Agreement or any document delivered pursuant hereto or (iii) subject to applicable law, waive compliance with any of the agreements of the other party contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile. All notices hereunder shall be delivered (x) if to the Company, to the address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (y) if to Stockholder, to Stockholder’s address or facsimile number shown on the signature page hereto. Any party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, electronic mail or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

(d) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. No summary of this Agreement prepared by either party shall affect the meaning or interpretation of this Agreement.

(e) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof.

(f) Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder.

(g) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(h) Submission to Jurisdiction. Each of the parties (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Either party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8(c). Nothing in this Section 8(h), however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

(i) Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(j) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in Wilmington, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

(k) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(l) WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(m) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(n) Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

(o) No Presumption Against Drafting Party. Each of the Company and Stockholder acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(p) Attorneys’ Fees. In any action at law or suit in equity with respect to this Agreement or the rights of any of the parties, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

(q) Further Assurances. Stockholder hereby agrees that the Company may publish and disclose in any proxy materials (including all documents and schedules filed with the SEC), Stockholder’s identity and ownership of the Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement with any filing made by the Company with the SEC relating to the Proposed Transaction. Stockholder agrees to notify the Company promptly of any additional Shares of which Stockholder becomes the record or beneficial owner after the date of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Agreement to be duly executed as of the date first above written.

COMPANY:

THE FIRST MARBLEHEAD CORPORATION

By:	/s/ Daniel Meyers
Name: Daniel Meyers
Title: Chief Executive Officer and Chairman of the Board of Directors

STOCKHOLDER:

FP RESOURCES USA INC.

By:	/s/ Stan Spavold
Name: Stan Spavold
Title: Treasurer and Secretary

Address:
757 Bedford Highway Bedford, Nova Scotia, Canada B4A 3Z7 Attention: Stan Spavold

Facsimile: (902) 457-8590

Shares Beneficially Owned by Stockholder:
1,740,216 shares of common stock, par value $0.01 per share

[Signature Page to Parent Stockholder Agreement]

Annex D

[LETTERHEAD OF SANDLER O’NEILL & PARTNERS, L.P.]

June 2, 2016

Independent Committee of the

Board of Directors

The First Marblehead Corporation

1 Cabot Road

Suite 200

Medford, MA 02155

Ladies and Gentlemen:

The First Marblehead Corporation (“Company”), FP Resources USA Inc. (“Parent”) and FP Resources Acquisition Corp., a wholly-owned subsidiary of Parent (“Transitory Subsidiary”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will merge with and into Company with Company surviving the merger (the “Merger”). Pursuant to the terms of the Agreement, upon the Effective Time of the Merger, each share of Company common stock, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, shall become and be converted into the right to receive, without interest, cash in the amount of $5.05 (the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock (other than Parent and its Affiliates).

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated June 2, 2016; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) internal financial projections for Company for the fiscal years ending June 30, 2016 through June 30, 2020, as provided by the senior management of Company; (iv) the publicly reported historical price and trading activity for Company Common Stock, including a comparison of certain stock market information for Company Common Stock and certain stock indices; (v) a comparison of certain financial information for Company with similar institutions for which information is publicly available; (vi) the financial terms of certain recent business combinations in the payment processing and educational technology service provider industries, to the extent publicly available; (vii) the current market environment generally and the educational lending and technology service provider environment in particular; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company the business, financial condition, results of operations and prospects of Company.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or its representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the senior management of Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or Parent or any of their respective subsidiaries.

In preparing its analyses, Sandler O’Neill used internal financial projections for Company for the fiscal years ending June 30, 2016 through June 30, 2020, as provided by the senior management of Company. With respect to those projections, the senior management of Company confirmed to us that those projections reflected the best currently available projections of the senior management of the future financial performance of Company and we assumed that such performance would be achieved. We express no opinion as to such projections, or the assumptions on which they are based. We have also assumed that there has been no material change in Company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company and Parent will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent or the Merger or any related transaction, and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors which has been provided to, or discussed with, us as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill upon consummation of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to Company in the two years preceding the date of this opinion nor have we provided any investment banking services to Parent in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company and its affiliates. We may also actively trade the equity and debt securities of Company or its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Independent Committee of the Board of Directors of Company in connection with its consideration of the Agreement and Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock (other than Parent and its Affiliates) and does not address the underlying business decision of Company to engage in the

Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the amount of compensation to be received in the Merger by any Company or Parent officer, director or employee, or any class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of Company Common Stock (other than Parent and its Affiliates) from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Annex E

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than

20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

+

For	Against	Abstain		For	Against	Abstain

1. To adopt the Agreement and Plan of Merger, dated as of June 2, 2016, as it may be amended from time to time, by and among The First Marblehead Corporation, FP Resources USA Inc. and FP Resources Acquisition Corp.

☐	☐	☐	2. To approve, on a nonbinding advisory basis, the “golden parachute” compensation that may be payable to The First Marblehead Corporation’s named executive officers in connection with the merger.	☐	☐	☐

3. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Agreement and Plan of Merger.

☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: The signature(s) on this proxy should correspond exactly with the stockholder’s name as printed above and to the left. In the case of joint tenants, co-executors or co-trustees, both should sign. When signing as attorney, executor, administrator, trustee, guardian, authorized officer or other fiduciary, please give your full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — The First Marblehead Corporation

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD [●], 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revoke(s) all prior proxies and appoint(s) Seth Gelber and Suzanne Murray, and each of them, attorneys of the undersigned (the “proxy holders”), with full power of substitution, for and in the name(s) of the undersigned to (1) attend the special meeting of stockholders (the “Meeting”) of The First Marblehead Corporation (the “Company”) to be held at the offices of WilmerHale LLP, 60 State Street, Boston, Massachusetts 02109, at [●], local time, on [●], [●], 2016, and any adjourned sessions thereof, and (2) vote all shares of common stock of the Company that the undersigned would be entitled to vote, with all powers the undersigned would possess, if personally present. In their discretion, the proxy holders are authorized by the undersigned to vote on such other matters as may properly come before the Meeting or any adjournment thereof.

Each of the following matters is proposed by the Company, and none of the matters is related to or conditioned on the approval of the other matters.

If this proxy is properly executed, the shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to proposals 1, 2 or 3 specified on the reverse side, this proxy will be voted “FOR” proposals 1, 2 and 3.

Attendance of the undersigned at the Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE